  As filed with the Securities and Exchange Commission on December 19, 1997.
                                                   REGISTRATION NO.  333-_______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -----------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               -----------------

                            COMPASS BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                           6711                        63-0593897
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER IDENTIFICATION
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)                   NO.)

                              15 SOUTH 20TH STREET
                           BIRMINGHAM, ALABAMA  35223
                                 (205) 933-3000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               -----------------

                            JERRY W. POWELL, ESQUIRE
                                GENERAL COUNSEL
                            COMPASS BANCSHARES, INC.
                              15 SOUTH 20TH STREET
                           BIRMINGHAM, ALABAMA  35233
                                 (205) 933-3960
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               -----------------

        Approximate date of commencement of proposed sale to the public:
    As soon as practicable following the effective date of this Registration
                                   Statement

                               -----------------

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                               -----------------

                        CALCULATION OF REGISTRATION FEE

      Title of each class          Amount to         Proposed            Proposed        Amount of
         of securities                 be        maximum offering   maximum aggregate   registration
       to be registered          registered (1)   price per share   offering price (3)      fee
----------------------------------------------------------------------------------------------------
Common Stock, $2.00 par value      1,800,000            (2)            $22,499,000          $6,639
----------------------------------------------------------------------------------------------------

(1) This amount is based upon the maximum number of shares anticipated to be issued pursuant to an Agreement and Plan of Merger dated as of October 10, 1997 between the Registrant and Fidelity Resources Company.

(2)  Not applicable.
(3) Computed in accordance with Rule 457(f) under the Securities Act of 1933, as amended, based on the book value as of September 30, 1997 of the securities to be received by the Registrant in exchange for the securities registered hereby.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                            COMPASS BANCSHARES, INC.

                      ____________________________________

                             CROSS REFERENCE SHEET

                   (Pursuant to Item 501(b) of Regulation S-K
                       and Item 1 of Part I of Form S-4)

                   S-4 Item Number and Heading                               Location of Proxy Statement/Prospectus Heading
------------------------------------------------------------------------------------------------------------------------------------

A.  Information About the Transaction
    1.  Forepart of Registration Statement and Outside Front           Forepart of Registration Statement; Outside Front Cover
        Cover Page of Prospectus                                       Page of Prospectus

    2.  Inside Front and Outside Back Cover Pages of                   Table of Contents; Available Information; Incorporation of
        Prospectus                                                     Certain Documents by Reference; Introduction

    3.  Risk Factors, Ratio of Earnings to Fixed Charges and           Introduction; Summary; Risk Factors; Selected Financial Data;
        Other Information                                              Market Prices; The Merger; Supervision and Regulation;
                                                                       Index to Financial Statements of Fidelity

    4.  Terms of the Transaction                                       Forepart of Registration Statement; Introduction; Summary;
                                                                       The Merger; Description of Compass Common and Preferred
                                                                       Stock; Comparison of Rights of Shareholders of Fidelity and
                                                                       Compass; Information About Compass; Appendix I and Appendix
                                                                       II

    5.  Pro Forma Financial Information                                Selected Financial Data

    6.  Material Contacts with the Company Being Acquired              Summary; Recommendation of Board of Directors; The Merger;
                                                                       Information About Fidelity

    7.  Additional Information Required for Reoffering by Persons      Not Applicable
        and Parties Deemed to be Underwriters

    8.  Interests of Named Experts and Counsel                         Relationships with Independent Accountants; Experts; Legal
                                                                       Opinions

    9.  Disclosure of Commission Position on Indemnification for       Indemnification
        Securities Act Liabilities

B.  Information About the Registrant

   10.  Information With Respect to S-3 Registrants                    Available Information; Incorporation of Certain Documents by
                                                                       Reference; Summary; Selected Financial Data; Market Prices;
                                                                       Information About Compass

   11.  Incorporation of Certain Information by Reference              Incorporation of Certain Documents by Reference; Information
                                                                       About Compass

   12.  Information With Respect to S-2 or S-3 Registrants             Not Applicable

   13.  Incorporation of Certain Information by Reference              Not Applicable

   14.  Information With Respect to Registrants Other Than S-2 or      Not Applicable
        S-3 Registrants

C.  Information About the Company Being Acquired

   15.  Information With Respect to S-3 Companies                      Not Applicable

   16.  Information With Respect to S-2 or S-3 Companies               Not Applicable

   17.  Information With Respect to Companies Other Than S-2 or        Introduction; Summary; The Merger; Selected Financial Data;
        S-3 Companies                                                  Market Prices; Information About Fidelity; Comparison of
                                                                       Rights of Stockholders of Fidelity and Compass; Index to
                                                                       Financial Statements of Fidelity

D.  Voting and Management Information

   18.  Information if Proxies, Consents or Authorizations Are to      The Proxy Card; Incorporation of Certain Documents by
        be Solicited                                                   Reference; Introduction; Summary; The Merger; Information
                                                                       About Compass; Information About Fidelity; Relationships with
                                                                       Independent Accountants; Experts; Appendix II

   19.  Information if Proxies, Consents or Authorizations Are         Not Applicable
        Not to be Solicited, or in an Exchange Offer

FIDELITY RESOURCES COMPANY                              COMPASS BANCSHARES, INC.

                           PROXY STATEMENT/PROSPECTUS

    Compass Bancshares, Inc., a Delaware corporation ("Compass"), has filed this Proxy Statement/Prospectus with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to 1,800,000 shares of Compass $2.00 par value common stock ("Compass Common Stock") to be issued in the proposed merger (the "Merger") of Fidelity Resources Company, a Texas corporation ("Fidelity"), with and into Compass Banks of Texas, Inc., a Delaware corporation and wholly-owned subsidiary of Compass ("Compass Texas").

    This Proxy Statement/Prospectus constitutes the proxy statement of Fidelity relating to the solicitation of proxies for use at the special meeting of shareholders of Fidelity (the "Meeting") scheduled to be held on ________, January ___, 1998, at ____ p.m., Central Time, at the offices of Fidelity Bank National Association, a national banking association and indirect subsidiary of Fidelity, located at 6501 Hillcrest, University Park, Texas (the "Bank"), and any adjournments thereof. At the Meeting, the shareholders of Fidelity will consider and vote upon a proposal to approve, ratify, confirm and adopt the Agreement and Plan of Merger dated as of October 10 , 1997, as amended, by and between Compass and Fidelity (the "Merger Agreement") providing for, among other things, the merger of Fidelity with and into Compass Texas and, in connection therewith, the receipt by Fidelity shareholders of Compass Common Stock.

    As more fully described herein, the Merger Agreement provides for the holders of Fidelity common stock, par value $.10 per share ("Fidelity Common Stock"), at the effective time of the Merger (the "Effective Time"), to receive aggregate merger consideration of 1,800,000 shares of Compass Common Stock.

     On ______________ ____, 1997 there were 3,066,119 shares of Fidelity Common Stock issued and outstanding. In addition, certain officers of Fidelity and/or the Bank hold options to purchase an aggregate of 362,077 shares of Fidelity Common Stock which Fidelity expects to be exercised prior to the Effective Time.

    Assuming that there will be 3,428,196 shares of Fidelity Common Stock issued and outstanding immediately prior to the Effective Time and the satisfaction of all conditions to closing, each shareholder of Fidelity (except for shareholders choosing to exercise their dissenters' rights) will be entitled to receive approximately .5251 shares of Compass Common Stock for each share of Fidelity Common Stock held.

    Other than reductions due to the payment of cash for fractional shares and for shares held by dissenting shareholders, in no event will the aggregate number of shares of Compass Common Stock to be issued in the Merger be less than 1,800,000.

    SEE "SUMMARY--THE MERGER"; "SUMMARY--DISSENTERS' RIGHTS"; "THE MERGER-- GENERAL"; "THE MERGER--DISSENTERS' RIGHTS"; APPENDIX I; AND APPENDIX II.

    Consummation of the Merger is subject to the receipt of required governmental approvals, the approval of the holders of two-thirds of the outstanding Fidelity Common Stock and certain other conditions, all as more fully described in this Proxy Statement/Prospectus. SEE "SUMMARY--SHAREHOLDER VOTES REQUIRED; CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS; TERMINATION"; "THE MERGER--OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

    This Proxy Statement/Prospectus also constitutes the prospectus of Compass with respect to the shares of Compass Common Stock to be issued to the holders of Fidelity Common Stock in the Merger. Compass Common Stock is publicly traded in the over-the-counter market and quoted on the NASDAQ National Market System. On December ___, 1997, the last reported sale price per share of Compass Common Stock was $_______. No active public trading market exists for Fidelity Common Stock. SEE "RESALE OF COMPASS STOCK."

   THE SECURITIES OF COMPASS BANCSHARES, INC. OFFERED IN CONNECTION WITH THE
       MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
          EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    All information concerning Compass and Compass Texas has been furnished by Compass, and all information concerning Fidelity and its subsidiaries has been furnished by Fidelity.

            FIDELITY SHAREHOLDERS ARE URGED TO REVIEW AND CAREFULLY
               CONSIDER THE RISKS DESCRIBED UNDER "RISK FACTORS".

    The date of this Proxy Statement/Prospectus is _____________, 1997 and this Proxy Statement/Prospectus is first being mailed or delivered to Fidelity shareholders on or about _____________, 1997.

                          PROXY STATEMENT/PROSPECTUS
                               TABLE OF CONTENTS

AVAILABLE INFORMATION                                              1

INCORPORATION OF CERTAIN DOCUMENTS BY
 REFERENCE                                                         1

PROXY STATEMENT/PROSPECTUS                                         3

INTRODUCTION                                                       3

SUMMARY                                                            6
 Parties to the Merger                                             6
 The Merger                                                        8
 Reasons for the Merger; Recommendation of
  Boards of Directors                                              9
 The Meeting                                                      10
 Record Date                                                      10
 Shareholder Votes Required                                       10
 Dissenters' Rights                                               11
 Conditions to Consummation and Regulatory Approvals;
  Federal Income Tax Consequences                                 12
 Accounting Treatment                                             12

RISK FACTORS                                                      13

SELECTED FINANCIAL DATA                                           16

MARKET PRICES                                                     18

THE MERGER                                                        19
 General                                                          19
 Background and Reasons for the Merger                            20
 Opinion of Financial Advisor                                     21
 Operations after the Mergers                                     25
 Other Terms and Conditions                                       25
 No Solicitation                                                  27
 Additional Agreements                                            27
 Business Pending Effective Time                                  28
 Amendment                                                        28
 Termination                                                      28
 Exchange of Shares                                               29
 Dissenters' Rights                                               30
 Federal Income Tax Consequences                                  32
 Government Approvals                                             33
 Accounting Treatment                                             33

SUPERVISION AND REGULATION                                        34
 General                                                          34
 Compass, Compass Banks of Texas and
  Compass Bancorporation                                          34
 The Subsidiary Banks                                             36
 Other                                                            37

DESCRIPTION OF COMPASS COMMON AND PREFERRED
 STOCK                                                            38
 Compass Common Stock                                             38
 Dividends                                                        38
 Preemptive Rights                                                39
 Voting Rights                                                    39
 Liquidation                                                      39
 Compass Preferred Stock                                          39

COMPARISON OF RIGHTS OF SHAREHOLDERS OF
 FIDELITY AND COMPASS                                             40
 Charter and Bylaw Provisions Affecting
  Compass Stock                                                   40
 Certain Differences Between the Corporation Laws of
  Texas and Delaware and Corresponding Charter
  and Bylaw Provisions                                            40
 Mergers                                                          40
 Appraisal Rights                                                 41
 Special Meetings                                                 41
 Actions Without a Meeting                                        42
 Election of Directors                                            42
 Voting on Other Matters                                          42
 Preemptive Rights                                                43
 Dividends                                                        43
 Liquidation Rights                                               43
 Limitation of Liability and Indemnification                      43
 Removal of Directors                                             44
 Inspection of Books and Records                                  44
 Antitakeover Provisions                                          45

RESALE OF COMPASS STOCK                                           45

INFORMATION ABOUT COMPASS                                         45
 Incorporation of Certain Documents by Reference                  45
 Interests of Certain Persons                                     46

INFORMATION ABOUT FIDELITY                                        46
 Services, Employees and Properties                               46
 Competition                                                      46
 Legal Proceedings                                                47
 Market Price and Dividends                                       47
 Beneficial Ownership of Fidelity Common Stock
  by Fidelity Management and Principal
  Shareholders.                                                   47

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF FIDELITY                                           50
 Results of Operations                                            50
 General                                                          50
 Net Interest Income                                              50
 Provision for Loan Losses                                        53
 Non-interest Income                                              53
 Non-interest Expense                                             53
 Federal Income Taxes                                             53
  Capital Resources, Liquidity and Financial
  Condition                                                       54
 Capital Resources                                                54
 Liquidity                                                        55
 Interest Rate Sensitivity                                        56
 Investment Securities                                            58
 Deposits                                                         59
 Loans                                                            60
 Allowance for Loan Losses and Risk Elements                      60
 Nonaccrual, Past Due and Restructured Loans                      62
 Return on Equity and Assets                                      62

RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS                        63

EXPERTS                                                           63

LEGAL OPINIONS                                                    63

INDEMNIFICATION                                                   63

OTHER MATTERS                                                     64

                             AVAILABLE INFORMATION

   Compass has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act for the registration of the Compass Common Stock proposed to be issued and exchanged in the Merger. This Proxy Statement/Prospectus was filed as a part of the Registration Statement.

   This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, as certain parts are permitted to be omitted by the rules and regulations of the Commission. For further information pertaining to Compass, the Compass Common Stock, and related matters, reference is made to the Registration Statement, including the exhibits filed as a part thereof, which may be inspected at, and copies of which may be obtained by mail from, the Public Reference Branch of the Commission referred to below.

   Compass is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Commission's public reference rooms located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the public reference facilities in the New York Regional Office, 13th Floor, Seven World Trade Center, New York, New York 10048, and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such materials can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Branch, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

   THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT INCLUDED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS CONCERNING COMPASS (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE TO EACH BENEFICIAL OWNER OF FIDELITY COMMON STOCK, WITHOUT CHARGE AND UPON REQUEST, FROM THE CONTROLLER OF COMPASS AT 15 SOUTH 20TH STREET, BIRMINGHAM, ALABAMA 35233 (TELEPHONE NO. (205) 558-5740). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY DECEMBER ___, 1997.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents previously filed by Compass with the Commission are incorporated herein by reference:

          (i) Compass' Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-6032);

          (ii) Compass' Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (File No. 0-6032);

          (iii) Compass' Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (File No. 0-6032);

          (iv) Compass' Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (File No. 0-6032);

          (v) Compass' Proxy Statement dated March 21, 1997, relating to its annual meeting of shareholders held on April 21, 1997 (File No. 0-6032); and

          (vi) The description of Compass Common Stock contained in its Proxy Statement dated April 16, 1982, relating to its Annual Meeting held May 17, 1982 (File No. 0-6032).

   All documents filed by Compass pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting are incorporated herein by reference, and shall be deemed a part hereof from the date of filing of such documents.

   Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Proxy Statement/Prospectus, shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus, except as so modified or superseded.

          No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Compass, Compass Texas, Fidelity or their respective affiliates. This Proxy Statement/Prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, any securities other than the Compass Common Stock offered hereby, nor does it constitute an offer to exchange or sell or a solicitation of an offer to exchange or purchase such securities in any state or other jurisdiction to any person to whom such an offer or solicitation would be unlawful.

          Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Compass, Compass Texas, Fidelity, the Bank or their respective affiliates since the date of this Proxy Statement/Prospectus.

                           PROXY STATEMENT/PROSPECTUS

                                  INTRODUCTION

          This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Fidelity Resources Company, a Texas corporation ("Fidelity"), for use at the special meeting of Fidelity shareholders to be held at the time and place set forth in the foregoing notice and at any adjournments thereof (the "Meeting"). This Proxy Statement/Prospectus is also a prospectus for the shares of Compass Bancshares, Inc. ("Compass") $2.00 par value common stock ("Compass Common Stock") to be issued in connection with the merger (the "Merger") of Fidelity with and into Compass Banks of Texas, Inc., a Delaware corporation and wholly-owned subsidiary of Compass ("Compass Texas").

          The following proposals will be considered and voted upon at the
     Meeting:

          (1) To approve, ratify, confirm and adopt an Agreement and Plan of Merger dated as of October 10, 1997, as amended, by and between Compass and Fidelity (the "Merger Agreement"), pursuant to which Fidelity will be merged with and into Compass Texas; and

          (2) To consider and transact such other business as may properly come before the Meeting.

          The Board of Directors of Fidelity has fixed _______________, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and any adjournments thereof (the "Record Date"). As of such date, Fidelity had 95,000,000 shares of common stock, $0.10 par value per share ("Fidelity Common Stock"), authorized, of which 3,066,119 shares were issued and outstanding. As of the Record Date, the Fidelity Common Stock was held of record by 149 persons or entities. Certain officers of Fidelity and/or the Bank presently hold options to purchase up to a total of 362,077 shares of Fidelity Common Stock. Each share of Fidelity Common Stock entitles the holder of record on the Record Date to one vote as to the Merger and one vote as to any other proposal to be voted on at the Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Fidelity Common Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting.
     The affirmative vote of the holders of at least two-thirds of the outstanding shares of Fidelity Common Stock is required for approval of the Merger. FIDELITY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER. SEE "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; "SUMMARY--RECORD DATE"; "SUMMARY-- SHAREHOLDER VOTES REQUIRED"; "THE MERGER--GENERAL"; "THE MERGER--OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

          The directors and executive officers of Fidelity and the Bank (and certain of their spouses or affiliates) owning or otherwise controlling the right to vote 2,261,223 shares of Fidelity Common Stock, comprising approximately 73.75% of the total shares of Fidelity Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to a Voting Agreement, to vote their shares in favor of the Merger. As a result, because such officers and directors have the power to vote over two-thirds of the shares of Fidelity Common Stock issued and outstanding and entitled to vote at the Meeting, the effect of their agreement to vote in favor of the Merger is to assure approval of the Merger by the Fidelity shareholders, subject to the termination rights contained in the Merger Agreement. SEE "SUMMARY--SHAREHOLDER VOTES REQUIRED"; "THE MERGER-- GENERAL"; "THE MERGER--ADDITIONAL AGREEMENTS"; AND "INFORMATION ABOUT FIDELITY--BENEFICIAL OWNERSHIP OF FIDELITY COMMON STOCK BY FIDELITY MANAGEMENT AND PRINCIPAL SHAREHOLDERS".

          Proxies in the form enclosed are solicited by Fidelity's Board of Directors. Any such proxy, if received in time for voting and not revoked, will be voted at the Meeting in accordance with the shareholder's instructions. If no instructions are given on the proxy, the proxy will be voted in favor of the Merger. Failure to submit a proxy or to vote at the Meeting will have the same effect as a vote against the Merger. At present, Fidelity's Board of Directors knows of no other matters to be presented at the Meeting, but if other matters are properly presented, the persons named in the proxy will vote or refrain from voting in accordance with the recommendation of Fidelity's Board of Directors pursuant to the discretionary authority conferred by the proxy. SEE "OTHER MATTERS"; "THE MERGER--DISSENTERS' RIGHTS"; AND APPENDIX II.


          A proxy may be revoked at any time prior to its exercise by filing, at Fidelity's principal office, a duly executed proxy bearing a later date or a written notice revoking such proxy. Any shareholder entitled to vote at the Meeting may attend the Meeting and vote in person by written ballot on any matter presented for a vote at such Meeting, whether or not such shareholder has given a proxy previously, and such action will constitute a revocation of any prior proxy.

          Proxies will be solicited initially by mail, and may also be solicited personally, by telephone, facsimile transmission or other means by the directors, officers and employees of Fidelity, with no special or extra compensation therefor, although such officers, directors and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of soliciting materials to the beneficial owners of Fidelity Common Stock held of record by such persons, and Fidelity may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that they incur in that connection. Expenses incurred in connection with the Merger, including those attributable to the solicitation of proxies, will be paid by the party to the Merger Agreement incurring the expense.

          Brokerage firms, banks, nominees, fiduciaries and other custodians are requested to forward these proxy materials to the beneficial owners of Fidelity Common Stock held of record by them, and Fidelity will reimburse them, upon request, for their reasonable expenses incurred in connection with such mailing or other communications with such beneficial owners.

          Compass' principal executive offices are located at 15 South 20th Street, Birmingham, Alabama 35233, and its telephone number is (205) 933-3000. Fidelity's principal executive offices are located at 6501 Hillcrest, University Park, Texas 75205, and its telephone number is (214) 523-5350.

                                    SUMMARY

               The following is a brief summary of certain information relating to the Merger contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to describe all material information relating to the Merger and is qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto and the documents referred to herein or incorporated by reference. All share and per share information in this Proxy Statement/Prospectus for Compass has been adjusted to reflect a three-for-two stock split of the Compass Common Stock effected on April 1, 1997 for the Compass shareholders of record on March 17, 1997. Shareholders are urged to read carefully the entire Proxy Statement/Prospectus and the related documents.

          PARTIES TO THE MERGER

               Compass. Compass is a Delaware corporation which was organized in 1970. It is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Substantially all of Compass' revenues are derived from its subsidiaries, which are primarily banks located in Alabama, Texas and Florida.

               Compass owns Compass Bank ("Compass Bank-Alabama"), an Alabama state bank headquartered in Birmingham, Alabama, and Central Bank of the South, an Alabama state bank headquartered in Anniston, Alabama. Compass Bank-Alabama conducts a general, full-service commercial and consumer banking business through 88 banking offices located in 45 communities in Alabama and 34 banking offices in Florida. Compass Bank-Alabama also is engaged in the investment, trust and equipment leasing businesses, and other bank operating activities. Central Bank of the South primarily serves as a controlled disbursement facility for commercial deposit customers of Compass Bank-Alabama.

               Compass Texas is a Delaware corporation and wholly-owned subsidiary of Compass. Compass Texas and its wholly-owned subsidiary, Compass Bancorporation of Texas Inc. ("Compass Bancorporation"), are bank holding companies registered with the Federal Reserve under the BHC Act. Compass Bancorporation owns Compass Bank ("Compass Bank-Texas"), a Texas state bank and wholly-owned indirect subsidiary of Compass headquartered in Houston, Texas; and Compass Texas Management, Inc., a Texas corporation ("Compass Management"). Compass Management provides management services to its affiliated Texas banks. These wholly-owned commercial bank subsidiaries conduct a general, full-service commercial and consumer banking business through 42 banking offices in Houston, Texas, 24 banking offices in the Dallas-Ft. Worth area, 16 banking offices in San Antonio, Texas, 8 banking offices in Austin, Texas and 8 banking offices in Central and East Texas.

               During 1995, Compass acquired Southwest Bankers, Inc., and its bank subsidiary, The Bank of San Antonio, located in San Antonio, Texas. In 1996, Compass acquired Flower Mound Bancshares, Inc. and its bank subsidiary, Security Bank, located in Flower Mound, Texas; Equitable BankShares, Inc. and its bank subsidiary, Equitable Bank, located in Dallas, Texas; Post Oak Bank located in Houston, Texas; Peoples Bancshares, Inc. and its bank subsidiary, The Peoples National Bank located in Belton, Texas; Royall Financial Corporation and its bank subsidiary, The Royall National Bank of Palestine, located in Palestine, Texas; Probank, located in The Woodlands, Texas; the San Antonio, Texas branches of Coastal Banc ssb; Texas American Bank located in San Antonio, Texas; and CFB Bancorp, Inc. and its subsidiary, Community First Bank of Jacksonville, Florida. In 1997, Compass acquired Horizon Bancorp, Inc. and its subsidiary, Horizon Bank & Trust, ssb, located in Austin, Texas; Enterprise National Bank of Jacksonville, located in Jacksonville, Florida; the Crosby, Texas branch of Bank One, Texas, National Association; Greater Brazos Valley Bancorp, Inc. and its subsidiary, Commerce National Bank, located in College Station, Texas; and Central

          Texas Bancorp, Inc. and its subsidiary, The Texas National Bank of Waco, located in Waco, Texas. The Merger and the proposed acquisition of First University Corporation and its subsidiary, West University Bank, National Association, located in Houston, Texas, and G.S.B. Investments, Inc. and its subsidiary, Gainesville State Bank, located in Gainesville, Florida, are the only announced acquisitions which are pending.

               On September 30, 1997, Compass and its subsidiaries had consolidated assets of $12.9 billion, consolidated deposits of $9.6 billion, and total shareholders' equity of $935 million. SEE "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"; "SELECTED FINANCIAL DATA"; AND "INFORMATION ABOUT COMPASS".

               Fidelity and the Bank. Fidelity was incorporated in 1986 and Fidelity currently conducts no operations other than serving as a bank holding company under the BHC Act for the Bank. Fidelity is subject to regulation by the Federal Reserve.

               The Bank was chartered in 1983 as Fidelity National Bank and adopted its present name in August 1991. The Bank is an independent community bank headquartered in University Park, Texas. The Bank is a full service bank offering a variety of services to satisfy the needs of the consumer and commercial customers in the area. The principal services offered by the Bank include most types of loans, including commercial, consumer and real estate loans. The Bank also offers safe deposit boxes, a night deposit facility, motor bank, wire transfers and automated teller machine ("ATM") cards.

               In June 1996, the Bank acquired certain assets and assumed certain liabilities of two branches of United Bank and Trust. In February 1995, the Bank acquired, through a merger transaction, 100% of the common stock of EastPark Bancshares, Inc. In June 1995, the Bank purchased certain assets and assumed certain liabilities related to the Lakewood Branch of Texas Community Bank. In July 1995, the Bank acquired, through a merger transaction, 100% of the assets and liabilities of Interstate National Bank.

               The Bank's main office is located at 6501 Hillcrest, University Park, Texas 75205. The Bank has eleven branches in Dallas and one branch in Duncanville.

               The Bank considers its service area to be the area encompassing the Dallas metropolitan area. The activities in which the Bank engages are competitive. Each activity engaged in involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its service area, the Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, finance companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Additional competition for deposits comes from government and private issuers of debt obligations and other investment alternatives for depositors, such as money market funds. The Bank also competes with suppliers of equipment in furnishing equipment financing and leasing services.

               Fidelity Resources Company of Delaware, Inc. ("FRCD") was incorporated in 1996 as a Delaware corporation. On March 20, 1996, Fidelity transferred all of the shares owned by it in the Bank to FRCD in exchange for 100% of the issued and outstanding stock of FRCD.
          FRCD conducts no operations other than serving as a bank holding company under the BHC Act for the Bank. FRCD is subject to regulation by the Federal Reserve.

               On September 30, 1997, Fidelity had total assets of $318 million, total deposits of $291 million, and total shareholders' equity of $22.5 million. SEE "SELECTED FINANCIAL DATA"; "INFORMATION ABOUT FIDELITY"; "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIDELITY"; AND FINANCIAL STATEMENTS OF FIDELITY.

          THE MERGER

               The Merger Agreement provides that each share of Fidelity's common stock, par value $0.10 per share ("Fidelity Common Stock"), issued and outstanding immediately prior to the effective time (the "Effective Time") of the Merger ("Common Shares Outstanding"), other than dissenting shares, shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the consideration payable as set forth below (the "Merger Consideration") in the form of shares of Compass Common Stock to the holder of record thereof, without interest thereon, upon surrender of the certificate representing such share. As Merger Consideration, Compass agrees to issue, in the aggregate, 1,800,000 shares of Compass Common Stock. In the event that the average closing sale price of the Compass Common Stock as reported by the NASDAQ National Market System for the twenty days of trading preceding the tenth business day prior to the first business day following the later of (i) the last received regulatory approval from the Federal Deposit Insurance Corporation (the "FDIC") and the Federal Reserve Board and the expiration of any applicable waiting period with respect thereto and (ii) the approval of the Merger by Fidelity's shareholders (the "Share Determination Market Value") falls below $34.00 per share, Compass shall agree to issue a number of shares of Compass Common Stock equal to the quotient of $61,200,000 (the "Target Price") divided by the Share Determination Market Value. In the event that the Share Determination Market Value would result in the number of shares of Compass Common Stock to be issued to be greater than 1,800,000, Compass shall either (i) terminate the Merger Agreement (the "Compass Pricing Termination Option") by written notice to Fidelity within ten business days after the Share Determination Market Value is capable of being determined, or (ii) agree to issue a number of shares of Compass Common Stock equal to the quotient of the Target Price divided by the Share Determination Market Value. In the event that Compass exercises its Compass Pricing Termination Option or in the event Compass fails to notify Fidelity of its election pursuant to the preceding sentence within the specified ten business day period, the Merger Agreement shall be terminated, but Fidelity shall have the right to reject such termination of the Merger Agreement by Compass (the "Fidelity Termination Rejection") by agreeing to accept an aggregate number of shares of Compass Common Stock equal to 1,800,000.

               Any decision by the Board of Directors of Fidelity regarding whether to exercise its Fidelity Termination Rejection will be made in its sole discretion and could result in either (i) Fidelity shareholders receiving Merger Consideration with an aggregate market value of less than $61,200,000, or (ii) the termination of the Merger Agreement. If the Board of Directors of Fidelity does not elect to exercise its Fidelity Termination Rejection Option, the Merger Agreement will terminate, in which event Fidelity shareholders would not receive any Merger Consideration but would retain their Fidelity Common Stock.

               On ________________ ___, 1997 there were 3,066,119 shares of
          Fidelity Common Stock issued and outstanding. In addition, certain officers of Fidelity and/or the Bank hold options to purchase an aggregate of 362,077 shares of Fidelity Common Stock which Fidelity expects to be exercised prior to the Effective Time.

               Assuming that there will be 3,428,196 shares of Fidelity Common Stock issued and outstanding immediately prior to the Effective Time and the satisfaction of all conditions to closing, each shareholder of Fidelity (except for shareholders choosing to exercise their dissenters' rights) will be entitled to receive approximately .5251 shares of Compass Common Stock for each share of Fidelity Common Stock held.

               Other than reductions due to the payment of cash for fractional shares and for shares held by dissenting shareholders, in no event will the aggregate number of shares of Compass Common Stock to be issued in the Merger be less than 1,800,000.

               Compass Texas will be the surviving entity in the Merger (the "Surviving Corporation"), and the officers and directors of Compass Texas at the Effective Time will remain as the officers and directors of the Surviving Corporation. Compass intends that the Bank's personnel will remain following the Merger. Compass and Fidelity presently intend that immediately following the completion of the Merger, FRCD will be merged with and into Compass Bancorporation and the Bank will be merged with and into Compass Bank-Texas (the "Subsequent Mergers"), subject to the necessary regulatory approvals. Thereafter, the separate existence of FRCD and the Bank will cease, and the former branches of the Bank will become branches of Compass Bank-Texas. SEE "THE MERGER--GENERAL"; AND "INFORMATION ABOUT FIDELITY".

               The Merger Agreement also provides that the number of shares of Compass Common Stock to be received by Fidelity shareholders in the Merger will be adjusted to give effect to any stock dividends or splits, reclassifications, recapitalizations or conversions with respect to Compass Common Stock when the record date or payment occurs prior to the Effective Time. SEE "INTRODUCTION"; "SUMMARY-- DISSENTERS' RIGHTS"; "THE MERGER--GENERAL"; "THE MERGER--DISSENTERS' RIGHTS"; APPENDIX I; AND APPENDIX II.

               The Merger Agreement was the result of arm's-length negotiations between representatives of Fidelity and Compass. Fidelity's Board of Directors believes that the terms of the Merger are fair to Fidelity's shareholders. In addition, a fairness opinion has been received from Keefe, Bruyette & Woods, Inc. ("Keefe Bruyette") with respect to the fairness, from a financial point of view, of the Merger to its shareholders. The fairness opinion is attached to this Proxy Statement/Prospectus as Appendix III. SEE "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; "THE MERGER--BACKGROUND AND REASONS FOR THE MERGER"; "THE MERGER--OPINION OF FINANCIAL ADVISOR"; AND APPENDIX III.

          REASONS FOR THE MERGER; RECOMMENDATION OF BOARDS OF DIRECTORS

               Consummation of the Merger offers the holders of Fidelity Common Stock the opportunity to acquire an equity interest in a larger, more diversified financial institution, which is interested in expanding its operations in Texas, but which is not dependent solely upon the economic conditions of the Dallas metropolitan area of Texas. Compass Common Stock is publicly traded and has a history of paying dividends. Fidelity's Board of Directors anticipates that the Merger and the Bank Merger will expand the banking products and services offered to Fidelity's customers and community and will enable Fidelity's facilities to compete more effectively among banks and non-bank financial institutions. As part of a much larger holding company, Fidelity's facilities will be provided with specialized staff resources in accounting, auditing, investment, trust management, loan review, marketing, data processing and electronic funds transfer services.

               For the reasons set forth above, the Fidelity Board of Directors believes the Merger to be in the best interests of Fidelity's shareholders. FIDELITY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FIDELITY SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER and has authorized consummation thereof subject to approval of Fidelity shareholders and the satisfaction of certain other conditions. SEE "INTRODUCTION"; SEE "SUMMARY--PARTIES TO THE MERGER"; "SUMMARY--THE MERGER"; "THE MERGER--BACKGROUND AND REASONS FOR THE MERGER"; "THE MERGER--OTHER TERMS AND CONDITIONS"; "DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIDELITY AND COMPASS"; "INFORMATION ABOUT COMPASS"; AND "INFORMATION ABOUT FIDELITY".

               Keefe Bruyette has delivered an opinion to the Board of Directors of Fidelity to the effect that, based upon and subject to the qualifications described in such opinion, the terms of the Merger, including the consideration to be received by the holders of Fidelity Common Stock, are fair from a financial point of view. For additional information concerning the matters considered by Keefe Bruyette in reaching its opinion, the limitations on its review, and the fees received or to be received by it, see "THE MERGER - OPINION OF FINANCIAL ADVISORS" AND APPENDIX III.

           THE MEETING

               The Meeting will be held on _________, January ___, 1998 at _______ p.m., Central time, at the offices of the Bank located at 6501 Hillcrest, University Park, Texas 75205, for the purpose of approving, ratifying, confirming and adopting the Merger Agreement.

           RECORD DATE

               The Record Date has been set by Fidelity's Board of Directors as the close of business on ______________, 1997. Only holders of Fidelity Common Stock as of such date will be entitled to vote at the Meeting. SEE "INTRODUCTION".

           SHAREHOLDER VOTES REQUIRED

               The Merger must be approved by the affirmative vote of the holders of at least two-thirds of the shares of Fidelity Common Stock issued and outstanding and entitled to vote at the Meeting.

               The directors and executive officers of Fidelity and/or the Bank (and certain of their spouses or affiliates) owning or otherwise controlling the right to vote 2,261,223 shares of Fidelity Common Stock, comprising approximately 73.75% of the total shares of Fidelity Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to a Voting Agreement, to vote their shares in favor of the Merger. As a result, because such officers and directors have the power to vote over two-thirds of the shares of Fidelity Common Stock issued and outstanding and entitled to vote at the Meeting, the effect of their agreement to vote in favor of the Merger is to assure approval of the Merger by the Fidelity shareholders, subject to the termination rights contained in the Merger Agreement.

               Compass Texas has 10,000 shares of common stock, par value $.01 per share, issued and outstanding, all of which are owned and held by Compass. Subject to the satisfaction or waiver of all of the conditions to the parties' obligations to effect the Merger, Compass, as the sole shareholder of Compass Texas, will approve the Merger Agreement in the manner prescribed by Delaware General Corporation Law ("GCL"). SEE "THE MERGER--GENERAL".

           DISSENTERS' RIGHTS

               Holders of Fidelity Common Stock who timely object to the Merger, and who otherwise comply with the provisions of the Texas Business Corporation Act ("TBCA"), will be entitled to exercise dissenters' rights. SEE "THE MERGER--DISSENTERS' RIGHTS"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIDELITY AND COMPASS--DISSENTERS' RIGHTS"; AND APPENDIX II.

           CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS

               Consummation of the Merger is subject to approval by the shareholders of Fidelity, the receipt of required regulatory approvals from the Federal Reserve under the BHC Act, and the satisfaction or waiver of a number of other conditions. In addition, consummation of the Subsequent Mergers of FRCD into Compass Bancorporation and the Bank into Compass Bank-Texas is subject to approval by the Federal Reserve and the Banking Commissioner of Texas (the "Commissioner"). It is expected that the Federal Reserve and the Commissioner will issue their respective approvals of the Merger and the Subsequent Mergers.

               An application under the BHC Act was filed in respect of the Merger with the Federal Reserve on November 12, 1997. Once Federal Reserve approval has been obtained, the Merger cannot be consummated until the expiration of a 15 day waiting period following such approval during which the United States Department of Justice (the "Justice Department"), pursuant to the BHC Act, may bring an action opposing the Merger.

               An application was filed with the Federal Reserve in respect of the Subsequent Mergers on November 12, 1997. The Federal Reserve approval in respect of the Subsequent Mergers is also subject to a 15 day waiting period during which the Justice Department, pursuant to the Bank Merger Act, may bring an action opposing the Subsequent Mergers under the antitrust laws. No Justice Department objection or adverse action is anticipated with respect to the Merger or the Subsequent Mergers.

               The Texas Finance Code allows out-of-state bank holding companies to acquire bank holding companies that own or control state or national banks located within Texas. An application with the Commissioner was filed on November 12, 1997. SEE "THE MERGER-- GOVERNMENTAL APPROVALS".

               The respective boards of directors of Compass and Fidelity may terminate the Merger Agreement as a result of, among other things, pricing issues, the failure of any of the several conditions to each of their respective obligations to close, or if the Effective Time does not occur on or before April 30, 1998 or such later date agreed to in writing by Compass and Fidelity. SEE "SUMMARY--THE MERGER"; "THE MERGER--GENERAL"; "THE MERGER--OTHER TERMS AND CONDITIONS"; "THE MERGER--BUSINESS PENDING EFFECTIVE TIME"; "THE MERGER--AMENDMENT; TERMINATION"; "THE MERGER--GOVERNMENT APPROVALS"; AND APPENDIX I.

           FEDERAL INCOME TAX CONSEQUENCES

               In the opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. ("Liddell, Sapp"), counsel to Compass and Compass Texas, based upon certain representations and assumptions, the Merger, if consummated in accordance with the Merger Agreement, will qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, as a result of such qualification, no gain or loss will be recognized by holders of Fidelity Common Stock for federal income tax purposes upon receipt of Compass Common Stock in accordance with the Merger Agreement. Any gain attributable to cash received by holders of Fidelity Common Stock in lieu of fractional shares of Compass Common Stock or upon exercise of their dissenters' rights will be taxed as ordinary income (loss) or capital gain (loss) depending upon each shareholder's situation. No information is provided herein with respect to the tax consequences, if any, of the Merger to shareholders under any state, local or foreign tax laws. FIDELITY SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO ALL TAX CONSEQUENCES OF THE MERGER AFFECTING THEM. SEE "THE MERGER--FEDERAL INCOME TAX CONSEQUENCES".

               Compass and Fidelity expect to receive an opinion from Liddell, Sapp at the closing of the transaction contemplated by the Merger Agreement (the "Closing") that the Merger will qualify as a reorganization under Section 368(a) of the Code in satisfaction of a condition to consummation of the Merger. SEE "THE MERGER--OTHER TERMS AND CONDITIONS" AND "LEGAL OPINIONS".

           ACCOUNTING TREATMENT

               Compass will account for the Merger under the pooling-of-interests method for financial reporting and all other purposes. Compass has received a letter from KPMG Peat Marwick LLP, which will be updated as of the Effective Time, to the effect that, based on information provided to KPMG Peat Marwick LLP and assuming that the Merger is consummated in accordance with the terms of the Merger Agreement, the Merger will qualify for pooling-of-interests accounting treatment. SEE "THE MERGER--ACCOUNTING TREATMENT".

                                       RISK FACTORS

               Fidelity shareholders currently control Fidelity through their ability to elect the Board of Directors of Fidelity and vote on various matters affecting Fidelity. The Merger will transfer control of Fidelity from Fidelity's shareholders to Compass. As of the Effective Time, the shareholders of Fidelity will become shareholders of Compass, a multi-bank holding company. As a result of the Merger, the former shareholders of Fidelity will no longer have the ability to control or influence the management policies of Fidelity's operations, and as shareholders of Compass their ability to influence the management policies of Compass will be limited due to the fact that they will hold a relatively small percentage of the voting stock of Compass.

               Compass' banking subsidiaries compete with other banking institutions on the basis of service, convenience and, to some extent, price. Due in part to both regulatory changes and consumer demands, banks have experienced increased competition from other financial entities offering similar products. Competition from both bank and non-bank organizations is expected to continue. SEE "INFORMATION ABOUT FIDELITY-- COMPETITION".

               In addition, general economic conditions impact the banking industry. The credit quality of Compass' loan portfolio necessarily reflects, among other matters, the general economic conditions in the areas in which it conducts its business. The continued financial success of Compass and its subsidiaries depends somewhat on factors which are beyond Compass' control, including national and local economic conditions, the supply and demand for investable funds, interest rates and federal, state and local laws affecting these matters. Any substantial deterioration in any of the foregoing conditions could have a material adverse effect on Compass' financial condition and results of operations, which, in all likelihood, would adversely affect the market price of Compass Common Stock. SEE "MARKET PRICES".

               Compass' Restated Certificate of Incorporation, as amended (the "Certificate"), and Bylaws contain several provisions which may make Compass a less attractive target for acquisition by anyone who does not have the support of Compass' Board of Directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered Board of Directors, and the limitation that shareholder actions without a meeting may only be taken by unanimous written shareholder consent. Fidelity's Articles of Incorporation and Bylaws do not contain similar restrictions, although under Texas law Fidelity's shareholders may take action without a meeting only by unanimous written consent. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIDELITY AND COMPASS--CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS COMMON STOCK" AND "INFORMATION ABOUT COMPASS-RECENT DEVELOPMENTS".

               In the event that the Share Determination Market Value falls below $34.00 per share, Compass shall agree to issue a number of shares of Compass Common Stock equal to the quotient of the Target Price divided by the Share Determination Market Value. In the event that the Share Determination Market Value would result in the number of shares of Compass Common Stock to be issued to be greater than 1,800,000, Compass shall either (i) exercise its Compass Pricing Termination Option by written notice to Fidelity within ten business days after the Share Determination Market Value is capable of being determined, or (ii) agree to issue a number of shares of Compass Common Stock equal to the quotient of the Target Price divided by the Share Determination Market Value. In the event that Compass exercises its Compass Pricing Termination Option or in the event Compass fails to notify Fidelity of its election pursuant to the preceding sentence withing the specified ten business day period, the Merger Agreement shall be terminated, but Fidelity shall have the right to exercise its Fidelity Termination Rejection by agreeing to accept an aggregate number of shares of Compass Common Stock equal to 1,800,000.

               Any decision by the Board of Directors of Fidelity regarding whether to exercise its Fidelity Termination Rejection will be made in its sole discretion and could result in either (i) Fidelity shareholders receiving Merger Consideration with an aggregate market value of less than $61,200,000, or (ii) the termination of the Merger Agreement. If the Board of Directors of Fidelity does not elect to exercise its Fidelity Termination Rejection, the Merger Agreement will terminate, in which event Fidelity shareholders would not receive any Merger Consideration but would retain their Fidelity Common Stock.

               In addition, since the market price of the shares of Compass Common Stock to be delivered as the Merger Consideration is determined based on an average of the closing prices of Compass Common Stock as reported by the NASDAQ National Market System over a period of time, it is possible for the shareholders of Fidelity to receive shares of Compass Common Stock with an aggregate market value less than $61,200,000 at the Effective Time of the Merger.

          SEE "SUPERVISION AND REGULATION" for a description of the regulatory considerations relating to the ownership of Compass Common Stock.

           SELECTED FINANCIAL DATA

          The following table summarizes, where indicated, certain pro forma financial data for Compass, giving effect to the acquisition of Fidelity assuming that the Merger had been effective at the beginning of 1992. The historical data of Fidelity as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 is derived from the audited financial statements of Fidelity. The historical data of Compass as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 (i) is derived from the audited financial statements of Compass, (ii) has been adjusted to reflect the three-for-two stock split effected on April 1, 1997 (the "Stock Split") except as noted below, and (iii) has not been restated to give effect to acquisitions consummated by Compass in 1997 accounted for under the pooling-of-interest method of accounting due to immateriality. The historical data of Fidelity and Compass as of and for the nine months ended September 30, 1997, is derived from the unaudited financial statements of Fidelity and Compass, respectively. In the opinion of management of Compass and Fidelity, all adjustments considered necessary for a fair presentation have been included in the unaudited interim data. The pro forma income information is not necessarily indicative of the results of operations had the proposed transaction occurred at the beginning of 1992, nor is it necessarily indicative of the results of future operations. This information should be read in conjunction with the historical consolidated financial statements and the related notes included elsewhere or incorporated by reference in this Proxy Statement/Prospectus.


                          AS OF AND FOR             (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                            THE NINE
                          MONTHS ENDED                      AS OF AND FOR THE YEARS ENDED
                          SEPTEMBER 30,                             DECEMBER 31,
                         ---------------  -----------------------------------------------------------------
                               1997           1996          1995         1994         1993         1992
                         ---------------  ------------  ------------  -----------  -----------  -----------
TOTAL ASSETS
 Compass                     $12,912,549   $11,814,212   $10,678,369   $9,639,541   $7,807,964   $7,484,662
 Fidelity                        317,960       314,321       268,018      129,381      119,148       63,728

TOTAL DEPOSITS
 Compass                       9,605,101     9,220,599     8,090,818    7,511,470    6,047,131    5,776,902
 Fidelity                        290,928       290,487       247,290      116,067      109,592       57,668

LONG-TERM DEBT
 Compass                       1,109,154       701,470       590,044      494,327      333,332      209,404
 Fidelity                          3,009         1,483         1,787          193           --          494

TOTAL SHAREHOLDERS'
 EQUITY
 Compass                         934,542       803,062       737,463      637,877      584,995      538,217
 Fidelity                         22,499        20,795        17,316       12,484        8,961        5,040

NET INTEREST INCOME
 Compass                         355,269       402,427       368,954      353,208      347,966      334,862
 Fidelity                         10,914        13,030        11,149        6,623        4,828        3,246

NET INCOME (LOSS) FROM
 CONTINUING OPERATIONS
 Compass                         113,817       128,927       114,225      105,439       97,161       81,215
 Fidelity                          3,139         3,463         3,548        1,949        3,310        1,740

NET INCOME (LOSS) PER
COMMON SHARE FROM
CONTINUING OPERATIONS
 Compass
  Historical                        1.71          2.13          1.88         1.74         1.58         1.32
  Pro Forma                         1.71          2.12          1.88         1.72         1.59         1.31
 Fidelity
  Historical                        0.94          0.97          1.02         0.75         1.38         0.89
  Pro  Forma (1)                    0.90          1.11          0.99         0.90         0.83         0.69

                          AS OF AND FOR             (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                            THE NINE
                          MONTHS ENDED                      AS OF AND FOR THE YEARS ENDED
                          SEPTEMBER 30,                             DECEMBER 31,
                         ---------------  -----------------------------------------------------------------
                               1997           1996          1995         1994         1993         1992
                         ---------------  ------------  ------------  -----------  -----------  -----------
CASH DIVIDENDS PER
COMMON SHARE
 Compass
  Historical                       0.710         0.853         0.747        0.613        0.507        0.445
  Pro Forma                         0.68          0.80          0.70         0.59         0.49         0.43
 Fidelity
  Historical                          --            --            --           --           --           --
  Equivalent Pro                    0.36          0.42          0.37         0.31         0.25         0.22
   Forma(2)

SHAREHOLDERS' EQUITY
 (BOOK VALUE) PER
  COMMON SHARE
 Compass
  Historical(3)                    14.18         13.21         12.19        10.61         9.74         8.59
  Pro Forma                        14.13         12.98         11.95        10.35         9.46         8.30
 Fidelity
  Historical                        7.34          6.31          5.25         4.09         3.73         2.49
  Equivalent Pro                    7.42          6.82          6.27         5.43         4.97         4.36
   Forma(2)

WEIGHTED AVERAGE
 NUMBER OF SHARES
 OUTSTANDING
 Compass
  Historical                      66,512        60,557        60,770       60,480       60,465       59,976
  Pro Forma                       68,312        62,357        62,570       62,280       62,265       61,776
 Fidelity
  Historical                       3,349         3,556         3,466        2,597        2,406        1,952

NUMBER OF COMMON
 SHARES OUTSTANDING
 AT END OF PERIOD
 Compass
  Historical(3)                   65,925        40,525        40,325       40,096       40,050       39,983
  Pro Forma                       67,725        42,325        42,125       41,986       41,850       41,783
 Fidelity
  Historical                       3,066         3,298         3,298        3,050        2,403        2,008

____________________

      (1) Net income per common share from continuing operations represents primary earnings per share (i.e., the amount of earnings attributable to each share of common stock outstanding, including common stock equivalents).

      (2) Fidelity's Equivalent Pro Forma per share amounts are computed by multiplying Compass' Pro Forma amounts by the exchange ratio of .5251 based on a Share Determination Market Value of $_______, the average closing sale price of Compass Common Stock as reported by the NASDAQ National Market System for the twenty days of trading preceding the tenth business day prior to_________________, 1997.

      (3) For comparative purposes, book value per share for 1992-1996 has been restated to reflect the Stock Split while period-end shares outstanding has not been restated.

                                 MARKET PRICES

       Compass Common Stock is traded in the national over-the-counter securities market. Since July 1984, it has been quoted under the symbol "CBSS" on the NASDAQ National Market System.

       The following table sets forth for the periods indicated the high and low sales prices for Compass Common Stock reported through the NASDAQ National Market System published in The Wall Street Journal. The prices shown do not include retail mark-ups, mark-downs or commissions. All share values have been rounded to the nearest 1/8 of one dollar and have been adjusted to reflect the Stock Split.

                                        Compass Common Stock
                                        --------------------
              Period                       High      Low
              ------                     --------  --------

              1995
              ----
              First Quarter                 18 5/8   14 5/8
              Second Quarter                19 1/2   17
              Third Quarter                 22       19
              Fourth Quarter                22 1/4   20 3/8

              1996
              ----
              First Quarter                 23 1/8   20 1/2
              Second Quarter                23 3/4   21 1/2
              Third Quarter                 23 1/8   20 3/4
              Fourth Quarter                26 1/2   23

              1997
              ----
              First Quarter                 32 1/8   26
              Second Quarter                37 1/4   29 1/8
              Third Quarter                 39 3/4   34 1/2
              Fourth Quarter (through
                 December ___, 1997)        ------   ------

       On October 16, 1997, the business day immediately preceding the announcement of the execution of the Merger Agreement, the last reported sale price for Compass Common Stock was $39. On December ___, 1997 the last reported sale price for Compass Common Stock was $_____. There is no assurance that such transactions or those reflected in the table of actual high and low sales prices represent all or a representative sample of the actual transactions which occurred or that the high and low prices shown reflect the full ranges at which transactions occurred during the period indicated.

          There is no active public trading market for Fidelity Common Stock, although it is traded infrequently in private transactions about which Fidelity's management has little reliable information regarding price.

                                   THE MERGER

          The following information relating to the Merger is not intended to be a complete description of all information relating to the Merger and is qualified in its entirety by reference to more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto and the documents referred to herein or incorporated herein by reference. A copy of the Merger Agreement is included as Appendix I, and is incorporated herein by reference. All shareholders of Fidelity are urged to read the Merger Agreement in its entirety.

      GENERAL

          The Merger Agreement provides for the merger of Fidelity with and into Compass Texas in accordance with the terms and conditions of the Merger Agreement. Compass Texas will be the surviving entity in the Merger and the separate existence of Fidelity will cease. After the Effective Time, the officers and directors of Compass Texas will be the officers and directors of Fidelity. Compass intends that the Bank's personnel will remain following the Merger. SEE "SUMMARY--CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS"; "THE MERGER--OPERATIONS AFTER THE MERGER"; "THE MERGER--GOVERNMENT APPROVALS"; AND APPENDIX I.

          The Merger Agreement provides that each share of Fidelity Common Stock issued and outstanding immediately prior to the effective time of the Merger, other than dissenting shares, shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive Merger Consideration in the form of shares of Compass Common Stock to the holder of record thereof, without interest thereon, upon surrender of the certificate representing such share. As Merger Consideration, Compass agrees to issue, in the aggregate, 1,800,000 shares of Compass Common Stock. In the event that the Share Determination Market Value falls below $34.00 per share, Compass shall agree to issue a number of shares of Compass Common Stock equal to the quotient of the Target Price divided by the Share Determination Market Value. In the event that the Share Determination Market Value would result in the number of shares of Compass Common Stock to be issued to be greater than 1,800,000, Compass shall either (i) exercise its Compass Pricing Termination Option by written notice to Fidelity within ten business days after the Share Determination Market Value is capable of being determined, or (ii) agree to issue a number of shares of Compass Common Stock equal to the quotient of the Target Price divided by the Share Determination Market Value. In the event that Compass exercises its Compass Pricing Termination Option or in the event Compass fails to notify Fidelity of its election pursuant to the preceding sentence withing the specified ten business day period, the Merger Agreement shall be terminated, but Fidelity shall have the right to exercise its Fidelity Termination Rejection by agreeing to accept an aggregate number of shares of Compass Common Stock equal to 1,800,000.

          Any decision by the Board of Directors of Fidelity regarding whether to exercise its Termination Rejection Option will be made in its sole discretion and could result in either (i) Fidelity shareholders receiving Merger Consideration with an aggregate market value of less than $61,200,000, or (ii) the termination of the Merger Agreement. If the Board of Directors of Fidelity does not elect to exercise its Termination Rejection Option, the Merger Agreement will terminate, in which event Fidelity shareholders would not receive any Merger Consideration but would retain their Fidelity Common Stock.

          On December ____, 1997, there were 3,066,119 shares of Fidelity Common Stock issued and outstanding. In addition, certain officers of Fidelity and/or the Bank hold options to purchase an aggregate of 362,077 shares of Fidelity Common Stock which Fidelity expects to be exercised prior to the Effective Time.

          Assuming that there will be 3,428,196 shares of Fidelity Common Stock issued and outstanding immediately prior to the Effective Time and the satisfaction of all conditions to closing, each shareholder of Fidelity (except for shareholders choosing to exercise their dissenters' rights) will be entitled to receive approximately .5251 shares of Compass Common Stock for each share of Fidelity Common Stock held.

          Other than reductions due to the payment of cash for fractional shares and for shares held by dissenting shareholders, in no event will the aggregate number of shares of Compass Common Stock to be issued in the Merger be less than 1,800,000.

          Compass will not issue fractional shares of Compass Common Stock, but instead will pay cash to any shareholder otherwise entitled to receive a fractional share. Such cash payment shall be based on the Share Determination Market Value.

          The Merger Agreement also provides that the Merger Consideration, consisting of shares of Compass Common Stock, shall be adjusted to give effect to any stock dividends or splits, reclassifications, recapitalizations or conversions with respect to Compass Common Stock when the record date or payment date occurs prior to the Effective Time. SEE "SUMMARY--THE MERGER"; "SUMMARY--DISSENTERS' RIGHTS"; "THE MERGER-- DISSENTERS' RIGHTS"; APPENDIX I; AND APPENDIX II.

          The Merger must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Fidelity Common Stock entitled to vote at the Meeting. The directors and executive officers of Fidelity and/or the Bank (and certain of their spouses or affiliates) owning or otherwise controlling the right to vote 2,261,223 shares of Fidelity Common Stock, comprising approximately 73.75% of the total shares of Fidelity Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to the Voting Agreement, to vote their shares in favor of the Merger. As a result, because such officers and directors have the power to vote over two-thirds of the shares of Fidelity Common Stock issued and outstanding and entitled to vote at the Meeting, the effect of their agreement to vote in favor of the Merger is to assure approval of the Merger by the Fidelity shareholders, subject to the termination rights
     contained in the Merger Agreement.   SEE "INTRODUCTION"; "SUMMARY--
     SHAREHOLDER VOTES REQUIRED"; "THE MERGER--OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

          Compass Texas has 10,000 shares of common stock, $.01 par value per share, issued and outstanding, all of which is owned and held by Compass. Subject to the satisfaction or waiver of all of the conditions to the parties' obligations to effect the Merger, Compass, as sole shareholder of Compass Texas, will approve the Merger Agreement in the manner prescribed by the GCL. SEE "SUMMARY--SHAREHOLDER VOTES REQUIRED".

          The Merger will be effective as soon as practicable following the receipt of all necessary regulatory approvals and the satisfaction of all conditions to the consummation of the Merger. At the Effective Time, by operation of law, holders of Fidelity Common Stock (other than those shareholders who perfect their dissenters' rights of appraisal) will become owners of Compass Common Stock and will no longer be owners of Fidelity Common Stock. After the Effective Time, all certificates for Fidelity Common Stock will represent the right to receive Compass Common Stock pursuant to the Merger Agreement, but otherwise will be null and void after such date. SEE "SUMMARY--DISSENTERS' RIGHTS"; "THE MERGER--DISSENTERS' RIGHTS"; AND APPENDIX II.

     BACKGROUND AND REASONS FOR THE MERGER

          In evaluating Compass' offer to acquire Fidelity and its subsidiaries, Fidelity's management considered competitive conditions in the market served by Fidelity, the value of Fidelity's assets, its capital and other requirements, the current regulatory environment, Fidelity's future growth prospects in light of the Dallas economy and the potential market which Fidelity's shareholders have for their shares of Fidelity Common Stock. Fidelity's management also considered the changing markets for financial services, particularly in light of pending legislation which could affect the services the Bank and its competitors can offer to their customers. In considering whether to affiliate with Compass, a larger financial institution with significantly greater financial resources and expertise, Fidelity believed that Compass' size offered expansion opportunities for services not otherwise available to Fidelity and its customers, which would better enable the Bank to compete in what is becoming an exceedingly competitive market. Fidelity and its Board of Directors determined that Fidelity's competitive position and the value of its stock could best be enhanced through affiliation with Compass. SEE "SUMMARY -- THE MERGER"; "SUMMARY -- REASONS FOR THE MERGER;

     RECOMMENDATION OF BOARD OF DIRECTORS"; AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIDELITY -- CAPITAL RESOURCES, LIQUIDITY AND FINANCIAL CONDITION."

          Fidelity's customers will have access to a much larger banking network with greater services and higher lending limits. Compass and Compass Texas have considered further expansion opportunities in the Dallas area in order to enlarge their Dallas area operations. Such expansion will allow both entities to conduct their operations on a more economical size and to expand into additional market areas. Acquiring Fidelity will result in economies of scale and increase the market served by Compass' affiliates in the greater Dallas market.

          In addition, Fidelity's shareholders, in their new capacity as shareholders of Compass, will benefit not only from receiving common stock in a larger company with a history of paying dividends on its common stock but also by owning shares for which there is a readily accessible public market. Following arm's length negotiations between representatives of Compass and Fidelity, Compass and Fidelity entered into the Merger Agreement on October 10, 1997. The aggregate price to be paid to holders of Fidelity Common Stock resulted from negotiations which considered the historical earnings and dividends of Compass and Fidelity, the earnings potential and deposits of Fidelity, potential growth in Fidelity's market, Fidelity's asset quality and the effect of the Merger on the shareholders, customers and employees of Compass and Fidelity. Fidelity believes that the Merger with Compass will provide its shareholders with an opportunity to achieve a positive yield on their investment. SEE "SUMMARY -- THE MERGER".

          For the reasons set forth above, the Fidelity Board of Directors unanimously approved the Merger and recommends approval of the transaction by Fidelity shareholders.

          SEE "SUMMARY--THE MERGER"; "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIDELITY-- CAPITAL RESOURCES, LIQUIDITY AND FINANCIAL CONDITION".

          Compass and Compass Texas have considered expansion opportunities in the Dallas metropolitan area in order to enlarge their Dallas-based operations to a more economical size. Acquiring Fidelity will result in economies of scale. It will also assist Compass' Texas affiliates in providing the management and organizational flexibility needed to expand in the Texas market by branching and other acquisitions.

          Following arm's length negotiations between representatives of Compass and Fidelity, Compass and Fidelity entered into the Merger Agreement dated as of October 10, 1997. The aggregate price to be paid to holders of Fidelity Common Stock resulted from negotiations which considered the historical earnings and dividends of Compass and Fidelity, the earnings potential and deposit base of Fidelity, potential growth in Fidelity's market, Fidelity's asset quality and the effect of the Merger on the shareholders, customers and employees of Compass and Fidelity. SEE "SUMMARY--THE MERGER".

          Subject to satisfaction of certain conditions contained in the Merger Agreement, Fidelity's Board of Directors believes the Merger to be fair and in the best interest of Fidelity's shareholders. In addition, a fairness opinion has been received from Keefe Bruyette with respect to the fairness, from a financial point of view, of the Merger to its shareholders. FIDELITY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FIDELITY'S SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER and has authorized consummation thereof, subject to approval of Fidelity shareholders, federal and state bank regulators and the satisfaction of certain other conditions. SEE "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; "THE MERGER--OPINION OF FINANCIAL ADVISOR"; AND APPENDIX III.

     OPINION OF FINANCIAL ADVISOR

          In the opinion of Keefe Bruyette as of December ___, 1997, and based upon their review of certain financial and other information, the exchange ratio in the Merger is fair, from a financial point of view, to Fidelity shareholders.

     Keefe Bruyette's opinion was formed after relying on the management of both Fidelity and Compass as to the reasonableness and achievability of the financial and operating forecasts and projections provided to Keefe Bruyette.

      OPERATIONS AFTER THE MERGERS

          Compass and Fidelity intend that following consummation of the Merger, FRCD will be merged with and into Compass Bancorporation and the Bank will merge with and into Compass Bank-Texas. Following the Subsequent Mergers, the separate existence of FRCD and the Bank will cease, and Compass Bank-Texas will continue as the surviving entity.

      OTHER TERMS AND CONDITIONS

          The Merger Agreement contains a number of terms, conditions, representations and covenants which must be satisfied as of the Effective Time, including, but not limited to, the following:

          (i) The receipt of regulatory approvals which approvals shall not have imposed any condition or requirement which in the judgment of Compass would adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement or otherwise would in the judgment of Compass be so burdensome as to render inadvisable the consummation of the Merger, and the expiration of any applicable waiting periods with respect thereto. SEE "THE MERGER--GOVERNMENT APPROVALS";

          (ii) The consummation of the Merger will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction;

          (iii) The approval of the Merger Agreement by Fidelity shareholders entitled to vote at the Meeting;

          (iv) The Registration Statement relating to the Compass Common Stock shall be effective under the Securities Act and any applicable state securities or blue sky laws and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or any proceedings under the Commission or applicable state securities authorities rules with respect to the transaction contemplated hereby, shall be pending before or threatened by the Commission or any applicable state securities or blue sky authorities;

          (v) All representations and warranties of Fidelity and Compass shall be true and correct in all material respects as of the date of the Merger Agreement and at and as of the Effective Time;

          (vi) Fidelity, Compass and Compass Texas shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions contained in the Merger Agreement to be performed or complied with by them prior to the Effective Time;

          (vii) There shall not have occurred a material adverse effect with respect to Fidelity or its subsidiaries, or Compass;

          (viii) The directors of Fidelity and its subsidiaries shall have delivered to Compass an instrument dated the Effective Time releasing Fidelity and its subsidiaries from any and all claims of such directors (except as to their deposits and accounts, and as to rights of indemnification pursuant to the Articles of Incorporation, Association or Bylaws of Fidelity and its
                subsidiaries and as to other matters identified in the release) and shall have delivered to Compass their resignations as directors of Fidelity and its subsidiaries;

          (ix) The officers of Fidelity and its subsidiaries shall have delivered to Compass an instrument dated the Effective Time releasing Fidelity and its subsidiaries from any and all claims of such officers (except as to deposits and accounts and accrued compensation permitted by their respective agreements with Fidelity or its subsidiaries, to the rights of indemnification pursuant to the Articles of Incorporation, Association or Bylaws of Fidelity and its subsidiaries, and to other matters identified in the release);

          (x) Compass and Fidelity shall have received the opinions of counsel to Fidelity and Compass acceptable to them as to certain matters;

          (xi) The holders of no more than 1% of Fidelity Common Stock shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders;

          (xii) Compass shall have received a letter from KPMG Peat Marwick LLP, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with the Merger Agreement;

          (xiii)The aggregate amount of all Fidelity indebtedness shall not exceed $2,650,000;

          (xiv) Compass shall have received from holders of Fidelity Common Stock receiving at least 50% of the total Merger Consideration a representation that they have no present plan or intention to sell or otherwise dispose of shares of Compass Common Stock received pursuant to the Merger;

          (xv) Compass and Fidelity shall have received an opinion of counsel that the Merger will qualify as a reorganization under Section 368(a) of the Code; SEE "SUMMARY-FEDERAL INCOME TAX CONSEQUENCES" AND "THE MERGER-FEDERAL INCOME TAX CONSEQUENCES";

          (xvi)Fidelity shall have delivered to Compass a schedule of all transactions in the capital stock (or instruments exercisable for or convertible into capital stock) of Fidelity of which Fidelity has knowledge from and including the date of the Merger Agreement through the Effective Time;

          (xvii) Compass shall have reasonably determined in its sole judgment that certain liabilities and obligations of Fidelity and the Bank do not have a material adverse effect;

          (xviii) All warrants, options, rights, convertible debentures or other securities entitling the holder thereof to acquire Fidelity Common Stock shall have been exercised or converted, or shall have expired, lapsed or terminated, prior to the Effective Time;

          (xix) Pat S. Bolin shall have entered into a noncompetition agreement with Compass or one of its affiliates and William
                   C. Murphy shall have entered into an employment agreement with Compass or one of its affiliates;

          (xx) FRCD shall be the owner, record and otherwise, of 100% of the capital stock of the Bank;

          (xxi) The Split-Dollar Life Insurance Agreements dated April 30, 1993 between the Bank and PSB Family Trust II and William C. Murphy, respectively, shall have been terminated at no cost to Fidelity and its Subsidiaries and any and all rights to acceleration of future premium payments and benefits thereunder shall have been terminated;

          (xxii) The Deferred Compensation Agreement between Fidelity and William C. Murphy shall have been terminated at no cost to Fidelity and its subsidiaries;

          (xxiii) Fidelity and its subsidiaries shall have taken during 1997 such write downs of assets, shall have established such reserves as are consistent with Compass' accounting methods for reserving for loan losses and valuing other real estate owned and shall have established certain other reserves;

          (xxiv) Fidelity shall have submitted prior to December 31, 1997, but no later than the period described in Code Section 401(b) and the regulations thereunder, all amendments ("ESOP Amendment") made to the Fidelity Bank National Association Employee Stock Ownership Plan ("ESOP") since the ESOP's latest determination letter to the IRS for a determination as to the ESOP Amendment's compliance with Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code;

          (xxv) Fidelity shall have complied with ERISA and ESOP documentation regarding pass through voting;

          (xxvi) Fidelity shall obtain the written consent of Texas Independent Bank ("TIB") to the substitution of Fidelity Common Stock as collateral under that certain loan agreement dated December 27, 1996 between TIB and the ESOP and obtain the release of that certain guaranty dated December 27, 1996 by Fidelity in favor of TIB;

          (xxvii) The Executive Salary Continuation Agreement dated April 13, 1992, as amended by an Amendment and Clarification to Executive Salary Continuation Agreement dated February 3, 1995 between C. Malcolm Holland and the Bank shall have been terminated at a cost to Fidelity and its Subsidiaries not exceeding $10,000;

          (xxviii) Fidelity shall have filed a final franchise tax return with the Texas Comptroller of Public Accounts;

          (xxix) Fidelity and its subsidiaries shall have delivered to the directors and officers of Fidelity and its subsidiaries an instrument dated the Effective Time releasing such directors and officers from any and all claims of Fidelity and its Subsidiaries (except as to indebtedness or other contractual liabilities); provided, however, that such releases shall not release an action against such directors and officers by Compass or Compass Texas in connection with the transactions contemplated by the Merger Agreement; and

          (xxx) Compass and Fidelity shall have received certificates of the other as to certain items described above.

     Any condition to the consummation of the Merger, except the required shareholder and regulatory approvals, may be waived in writing by the party to the Merger Agreement entitled to the benefit of such condition. SEE APPENDIX I.

      NO SOLICITATION

          Fidelity has agreed under Section 6.6 of the Merger Agreement (i) not to solicit, entertain or negotiate with respect to any offer to acquire Fidelity or any of its subsidiaries from any other person, (ii) not to provide any information to any other person in connection with a possible acquisition of Fidelity or any of its subsidiaries, and (iii) immediately upon receipt of any such unsolicited offer, Fidelity will communicate to Compass the terms of any proposal or request for information and the identities of the parties involved. SEE APPENDIX I.

      ADDITIONAL AGREEMENTS

          Voting Agreements. The directors and executive officers of Fidelity and/or the Bank (and certain of their spouses or affiliates) owning or otherwise controlling the right to vote 2,261,223 shares of Fidelity Common Stock, comprising approximately 73.75% of the total shares of Fidelity Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to the Voting Agreement, to vote their shares in favor of the Merger. As a result, because such officers and directors have the power to vote over two-thirds of the shares of Fidelity Common Stock issued and outstanding and entitled to vote at the Meeting, the effect of their agreement to vote in favor of the Merger is to assure approval of the Merger by the Fidelity shareholders, subject to the termination rights contained in the Merger Agreement.

          Pat S. Bolin Noncompetition Agreement. Pat S. Bolin, Compass and Compass Bank-Texas have entered into a noncompetition agreement whereby Mr. Bolin, in consideration of the receipt of consideration under the Merger Agreement, the payment of certain life insurance premiums equal to approximately $25,000 per year for three years in the aggregate, and other mutual promises, agrees that for a period of two years following the Closing, he will not compete with Compass or Compass Bank-Texas. In addition, the Bank has agreed to sell Mr. Bolin certain artwork for fair market value, which is expected to be $12,700 in the aggregate.

          William C. Murphy Employment Agreement. William C. Murphy and Compass Management have entered into an employment agreement whereby Mr. Murphy will act as an executive vice president of Compass Bank-Texas for a period of three years after the Merger. Mr. Murphy's base salary under the employment agreement will be $192,579, which is consistent with his current salary paid by the Bank. Mr. Murphy is also entitled to participate up to 50% of his annual base salary in the Compass executive incentive program and will receive payment for certain life insurance premiums equal to approximately $25,000 per year in the aggregate. In addition Mr. Murphy shall be entitled to such benefits as are made generally available to employees of equal title and base salary on the same basis as Compass makes such benefits available to Compass' other employees, including participation in the Compass retirement plan. In addition, the Bank has agreed to sell Mr. Murphy an automobile and artwork for fair market value, which is expected to be $21,500 in the aggregate.

          James Murphy Employment Agreement. James Murphy and Compass Management have entered into an employment agreement whereby Mr. Murphy will act as a senior vice president of Compass Bank-Texas for a period of three years after the Merger. Mr. Murphy's base salary under the employment agreement will be $95,600, which is consistent with his current salary paid by the Bank. In addition Mr. Murphy shall be entitled to such benefits as are made generally available to employees of equal title and base salary on the same basis as Compass makes such benefits available to Compass' other employees, including participation in the Compass retirement plan.

          C. Malcolm Holland Employment Agreement. C. Malcolm Holland and Compass Management have entered into an employment agreement whereby Mr. Holland will act as a senior vice president of Compass Bank-Texas for a period of three years after the Merger. Mr. Holland's base salary under the employment agreement will be $142,928, which is consistent with his current salary paid by the Bank. In addition Mr. Holland shall be entitled to such benefits as are made generally available to employees of equal title and base salary on the same basis as Compass makes such benefits available to Compass' other employees, including participation in the Compass retirement plan.

          Pooling Transfer Restrictions Agreements. The directors, executive officers and certain principal shareholders of Fidelity have entered into Pooling Transfer Restrictions Agreements with Compass and Fidelity pursuant to which they have agreed, among other things, (i) not to transfer any of their respective shares of Fidelity Common Stock within 30 days prior to the Effective Time, (ii) not to transfer any shares of Compass Common Stock acquired by them in the Merger until the publication of financial results covering at least 30 days of post-Merger combined operations of Fidelity and Compass, except for shareholder pledges to secure loans, provided the lender agrees to be bound by the terms of the Pooling Transfer Restrictions Agreement, and (iii) not otherwise to transfer such Compass Common Stock except in compliance with the applicable provisions of the Securities Act and the Exchange Act and the respective rules and regulations thereunder.

     BUSINESS PENDING EFFECTIVE TIME

          The Merger Agreement imposes certain limitations on the conduct of Fidelity's business pending consummation of the Merger. Among other things, Fidelity must conduct its businesses only in the ordinary course, consistent with prudent banking practices. SEE "THE MERGER--OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

      AMENDMENT

          The Merger Agreement may be amended or supplemented at any time, before or after the Meeting, by an instrument in writing duly executed by all the parties thereto. However, no change which reduces the Merger Consideration or which materially and adversely affects the rights of Fidelity shareholders can be made after the Meeting without the required approval of Fidelity shareholders.

      TERMINATION

          In addition to termination due to pricing issues (SEE "SUMMARY--THE MERGER"; AND "THE MERGER--GENERAL"), the Merger Agreement may be terminated and the Merger abandoned, notwithstanding approval by Fidelity shareholders, at any time before the Effective Time by:

          (i) Mutual written consent duly authorized by the Boards of Directors of Compass and Fidelity;

          (ii) Compass (a) if Compass learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of Fidelity or the results of any environmental investigation pursuant to Section 6.10(a) which constitutes a material adverse effect, (b) if there shall be a breach of Section 6.10(a), (b) or (c) of the Merger Agreement relating to environmental matters, or (c) if any of the conditions to closing contained in Section
               7.1 or 7.2 of the Merger Agreement are not satisfied or waived in writing by Compass;

          (iii)Fidelity if the conditions to closing contained in Section 7.1 or 7.3 of the Merger Agreement are not satisfied or waived in writing by Fidelity;

          (iv) Compass or Fidelity if the Effective Time shall not have occurred on or before April 30, 1998 or such later date agreed to in writing by Compass and Fidelity;

          (v) Compass or Fidelity if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is final and nonappealable. SEE "SUMMARY--CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS; TERMINATION"; "THE MERGER- -GENERAL"; "THE MERGER--OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

      EXCHANGE OF SHARES

          Prior to the Effective Time, and pursuant to an exchange agreement in the form attached as Exhibit B to the Merger Agreement (the "Exchange Agent Agreement"), Compass shall deposit or cause to be deposited in trust with Continental Stock Transfer & Trust Company (the "Exchange Agent"), cash in an aggregate amount estimated to be sufficient to make cash payments to Fidelity shareholders in lieu of fractional shares of Compass Common Stock.

          Promptly after the Effective Time, the Exchange Agent will furnish each holder of record of Fidelity Common Stock as of the Effective Time with transmittal materials for use in exchanging certificates representing Fidelity Common Stock for certificates representing Compass Common Stock in accordance with the Exchange Agent Agreement. The transmittal materials will contain information and instructions with respect to the procedure for exchanging such certificates. The certificates for Compass Common Stock will be delivered to the persons entitled thereto within a reasonable time after delivery of Fidelity Common Stock certificates for exchange accompanied by the appropriate transmittal materials.

          Under the terms of the Merger Agreement, Compass will not issue certificates representing fractional shares of Compass Common Stock, and in lieu thereof shall pay cash to any holder of Fidelity Common Stock otherwise entitled to receive such fractional share. Such cash payment shall be based on the Share Determination Market Value. SEE "SUMMARY-FEDERAL INCOME TAX CONSEQUENCES"; "THE MERGER-FEDERAL INCOME TAX CONSEQUENCES"; AND APPENDIX I.

          Former shareholders of Fidelity who are entitled to receive Compass Common Stock pursuant to the Merger will not be entitled to receive any dividends thereon until they have properly surrendered their Fidelity Common Stock in exchange for Compass Common Stock.

          Upon the Effective Time of the Merger, former Fidelity shareholders will cease to have any rights as shareholders of Fidelity, and Fidelity shareholders shall have only the right to receive the Merger Consideration specified in the Merger Agreement or, in the case of dissenting shareholders, to exercise their rights under Texas law. SEE "THE MERGER-- DISSENTERS' RIGHTS".

     DISSENTERS' RIGHTS

          By following the specific procedures set forth in the TBCA, Fidelity shareholders have a statutory right to dissent from the Merger. If the Merger is approved and consummated, any Fidelity shareholder who properly perfects his dissenters' rights will be entitled, upon consummation of the Merger, to receive an amount of cash equal to the fair value of his shares of Fidelity Common Stock rather than receiving the consideration set forth in the Merger Agreement. The following summary is not a complete statement of statutory dissenters' rights of appraisal, and such summary is qualified by reference to the applicable provisions of the TBCA, which are reproduced in full in Appendix II to this Proxy Statement/Prospectus. A shareholder must complete each step in the precise order prescribed by the statute to perfect his dissenter's rights of appraisal.

          Any shareholder who desires to dissent from the Merger shall file a written objection to the Merger with Fidelity prior to the Meeting at which a vote on the Merger shall be taken, stating that the shareholder will exercise his right to dissent if the Merger is effective and giving the shareholder's address to which notice thereof shall be sent. A vote against the Merger is not sufficient to perfect a shareholder's dissenter's rights of appraisal. If the Merger is effected, each shareholder who sent notice to Fidelity as described above and who did not vote in favor of the Merger will be deemed to have dissented from the Merger ("Dissenting Shareholder"). Failure to vote against the Merger will not constitute a waiver of the dissenters' rights of appraisal; on the other hand, a vote in favor of the Merger will constitute such a waiver.

          Compass Texas, as survivor of the Merger, will be liable for discharging the rights of Dissenting Shareholders and shall, within 10 days of the Effective Time, notify the Dissenting Shareholders in writing that the Merger has been effected. Each Dissenting Shareholder so notified must, within 10 days of the delivery or mailing of such notice, make a written demand on Compass Texas at 15 South 20th Street, Birmingham, Alabama 35233, for payment of the fair value of the Dissenting Shareholder's shares as estimated by the Dissenting Shareholder. Such demand shall state the number and class of shares owned by the Dissenting Shareholder. The fair value of the shares shall be the value thereof as of the date immediately preceding the Meeting, excluding any appreciation or depreciation in anticipation of the Merger. Dissenting Shareholders who fail to make a written demand within the 10 day period will be bound by the Merger and lose their rights to dissent. Within 20 days after making a demand, the Dissenting Shareholder shall submit certificates representing his shares of Fidelity Common Stock to Compass for notation thereon that such demand has been made. Dissenting Shareholders who fail to submit their certificates within such 20 day period will be bound by the Merger and lose their rights to dissent.

          Within 20 days after receipt of a Dissenting Shareholder's demand letter as described above, Compass shall deliver or mail to the Dissenting Shareholder written notice (i) stating that Compass accepts the amount claimed in the demand letter and agrees to pay that amount within 90 days after the Effective Time upon surrender of the relevant certificates of Fidelity Common Stock duly endorsed by the Dissenting Shareholder, or (ii) containing Compass' written estimate of the fair value of the shares of Fidelity Common Stock together with an offer to pay such amount within 90 days after the Effective Time if Compass receives notice, within 60 days after the Effective Time, stating that the Dissenting Shareholder agrees to accept that amount and surrender of the relevant certificates of Fidelity Common Stock duly endorsed by the Dissenting Shareholder. In either case, the Dissenting Shareholder shall cease to have any ownership interest in Fidelity or Compass following payment of the agreed value.

          If the Dissenting Shareholder and Compass cannot agree on the fair value of the shares within 60 days after the Effective Time, the Dissenting Shareholder or Compass may, within 60 days of the expiration of the initial 60 day period, file a petition in any court of competent jurisdiction in Dallas County, Texas requesting a finding and determination of the fair value of the Dissenting Shareholder's shares. If no petition is filed within the appropriate time period, then all Dissenting Shareholders who have not reached an agreement with Compass on the value of their shares shall be bound by the Merger and lose their rights to dissent. After a hearing concerning the petition, the court shall determine which Dissenting Shareholders have complied with the provisions of the TBCA and have become entitled to the valuation of, and payment for, their shares, and shall appoint one or more qualified appraisers to determine the value of the shares of Fidelity Common Stock in question. The appraisers shall determine such value and file a report with the court. The court shall then in its judgment determine the fair value of the shares of Fidelity Common Stock, which judgment shall be binding on Compass and on all Dissenting Shareholders receiving notice of the hearing. The court shall direct Compass to pay such amount, together with interest thereon, beginning 91 days after the Effective Time to the date of judgment, to the Dissenting Shareholders entitled thereto. The judgment shall be payable upon the surrender to Compass of certificates representing shares of Fidelity Common Stock duly endorsed by the Dissenting Shareholders. Upon payment of the judgment, the Dissenting Shareholders shall cease to have any interest in Fidelity, Compass or Fidelity Common Stock. All court costs and fees of the appraisers shall be allotted between the parties in the manner that the court determines is fair.

          Any Dissenting Shareholder who has made a written demand on Compass for payment of the fair value of his Fidelity Common Stock shall not thereafter be entitled to vote or exercise any other rights as a shareholder except the statutory right of appraisal as described herein and the right to maintain an appropriate action to obtain relief on the ground that the Merger would be or was fraudulent. In the absence of fraud in the transaction, a Dissenting Shareholder's statutory right to appraisal is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the Merger.

          Any Dissenting Shareholder who has made a written demand on Compass for payment of the fair value of his Fidelity Common Stock may withdraw such demand at any time before payment for his shares or before a petition has been filed with an appropriate court for determination of the fair value of such shares. If a Dissenting Shareholder withdraws his demand, or if he is otherwise unsuccessful in asserting his dissenters' rights of appraisal, such Dissenting Shareholder shall be bound by the Merger and his status as a shareholder shall be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim. SEE SUMMARY--DISSENTERS' RIGHTS"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIDELITY AND COMPASS--APPRAISAL RIGHTS"; AND APPENDIX II.

          It is a condition to Compass' obligations under the Merger Agreement that not more than 1% of the outstanding shares of Fidelity Common Stock shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders. If such condition is not met, Compass will be entitled to terminate the Merger Agreement. SEE "THE MERGER AGREEMENT--OTHER TERMS AND CONDITIONS".

          SEE "THE MERGER--FEDERAL INCOME TAX CONSEQUENCES" for a description of the tax consequences of exercising dissenters' rights.

      FEDERAL INCOME TAX CONSEQUENCES

          In the opinion of Liddell, Sapp, the Merger, if consummated in accordance with the Merger Agreement, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. An opinion of counsel is not binding on the Internal Revenue Service ("IRS") or the courts.

          Liddell, Sapp has relied upon certain assumptions and representations in issuing its opinion, including those set forth in the Merger Agreement, the tax opinion and the following:

          1. Fidelity shareholders will receive only Compass Common Stock in the Merger (other than cash paid in lieu of fractional shares of Compass Common Stock or cash paid to dissenters).

          2. Compass has received representations from certain historic Fidelity shareholders who will receive at least 50% of the Compass Common Stock issued in the Merger stating that they have no present intention to dispose of the Compass Common Stock received pursuant to the Merger.

          In such counsel's opinion, the following federal income tax consequences to Fidelity shareholders will result from the qualification of the Merger as a reorganization under Section 368(a) of the Code:

          1. A Fidelity shareholder will not recognize any gain or loss upon the exchange of his or her Fidelity Common Stock solely for Compass Common Stock.

          2. The aggregate tax basis of Compass Common Stock received by a Fidelity shareholder in the Merger will be the same as the aggregate basis of Fidelity Common Stock surrendered in exchange therefor. For purposes of allocating this aggregate basis to individual shares of Compass Common Stock received, the IRS position is that each separate block of stock surrendered shall be treated separately. Under this rule, for example, if a Fidelity shareholder surrenders two blocks of Fidelity Common Stock in the Merger, having an adjusted basis of $1.00 per share for the first block and $2.00 per share for the second block, the Compass Common Stock which he or she receives in exchange for each share of Fidelity Common Stock in the first block will have a basis of $1.00, and the Compass Common Stock which he receives in exchange for each share of Fidelity Common Stock in the second block will have a basis of $2.00.

          3. The holding period of Compass Common Stock to be received by each Fidelity shareholder will include the period during which he or she held the Fidelity Common Stock surrendered in exchange therefor, provided that the Fidelity Common Stock is held as a capital asset on the date of the exchange.

          4. The payment of cash in lieu of fractional shares of Compass Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Compass. Such cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in
             Section 302 of the Code.

          5. For a Fidelity shareholder who dissents from the Merger and receives solely cash in exchange for his or her Fidelity Common Stock, such cash will be treated as having been received by such shareholder as a distribution in redemption of his or her stock, subject to the provisions and limitations of Section 302 of the Code.

          THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. FIDELITY SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN INCOME OR OTHER TAX LAWS.

          Compass and Fidelity expect to receive a legal opinion from Liddell, Sapp at the Closing that the Merger will qualify as a reorganization under
     Section 368(a) of the Code in satisfaction of a condition to consummation of the Merger. SEE "THE MERGER--OTHER TERMS AND CONDITIONS".


      GOVERNMENT APPROVALS

          Consummation of the Merger is subject to approval by the shareholders of Fidelity, the receipt of required regulatory approvals from the Federal Reserve under the BHC Act, and the satisfaction or waiver of a number of other conditions. In addition, consummation of the Subsequent Mergers of FRCD into Compass Bancorporation and the Bank into Compass Bank-Texas are subject to approval by the Federal Reserve and the Commissioner. It is expected that the Federal Reserve and the Commissioner will issue their respective approvals of the Merger and the Subsequent Mergers. SEE "THE MERGER--GOVERNMENTAL APPROVALS".

          An application under the BHC Act was filed with the Federal Reserve on November 12, 1997. Once Federal Reserve approval has been obtained, the Merger cannot be consummated until the expiration of a 15 day waiting period following such approval during which the Justice Department, pursuant to the BHC Act, may bring an action opposing the Merger.

          An application was also filed with the Federal Reserve on November 12, 1997 with respect to the Subsequent Mergers. The Federal Reserve approval is also subject to a 15 day waiting period during which the Justice Department, pursuant to the Bank Merger Act, may bring an action opposing the Subsequent Mergers under the antitrust laws. No Justice Department objection or adverse action is anticipated with respect to the Merger or the Subsequent Mergers.

          The Texas Finance Code allows out-of-state bank holding companies to acquire bank holding companies that own or control state or national banks located within Texas. An application with the Commissioner was filed on November 12, 1997. SEE "SUMMARY--CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS"; "TERMINATION"; AND "SUPERVISION AND REGULATION".

     ACCOUNTING TREATMENT

          Compass expects to account for the Merger using the "pooling-of-interests" method of accounting. Compass has received a letter from KPMG Peat Marwick LLP, which will be updated as of the Effective Time, to the effect that, based on information provided to KPMG Peat Marwick LLP and assuming that the Merger is consummated in accordance with the terms of the Merger Agreement, the Merger will qualify for pooling-of-interests accounting treatment. Under this accounting method, at the Effective Time, Fidelity's assets and liabilities will be added at their recorded book values to those of Compass, and its shareholders' equity will be added to Compass' consolidated balance sheet. Income and other financial statements of Compass issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of Fidelity and Compass as if the Merger had taken place prior to the periods covered by such financial statements. SEE "SUMMARY--ACCOUNTING TREATMENT"; "SELECTED FINANCIAL DATA"; AND "THE MERGER--OTHER TERMS AND CONDITIONS".

                           SUPERVISION AND REGULATION

      GENERAL

          Bank holding companies and banks are regulated extensively under both federal and state law. Compass, Compass Texas and Compass Bancorporation are subject to regulation by the Federal Reserve and their respective bank subsidiaries (the "Subsidiary Banks") are subject to regulation by the Federal Reserve and the Federal Deposit Insurance Corporation ("FDIC") and the appropriate state banking departments. The deposits of each of the Subsidiary Banks are insured by the FDIC, and Compass Bank - Alabama and Compass Bank - Texas are members of the Federal Reserve System. Although the various laws and regulations which apply to Compass and its Subsidiary Banks are intended to insure safe and sound banking practices, they are mainly intended to benefit depositors and the federal deposit insurance fund, not the shareholders of Compass. The following discussion highlights certain laws and regulations affecting Compass and the Subsidiary Banks and should be read in conjunction with the more detailed information incorporated by reference herein. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

     COMPASS, COMPASS TEXAS AND COMPASS BANCORPORATION

          Compass, Compass Texas and Compass Bancorporation are bank holding companies within the meaning of the BHC Act and are registered as such with the Federal Reserve. As bank holding companies, Compass, Compass Texas and Compass Bancorporation are required to file with the Federal Reserve an annual report and such additional information as the Federal Reserve may require pursuant to the BHC Act. The Federal Reserve may also make examinations of Compass and each of its subsidiaries. Under the BHC Act, bank holding companies are prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company engaging in activities other than banking or managing or controlling banks or furnishing services to or performing services for their banking subsidiaries. However, the BHC Act authorizes the Federal Reserve to permit bank holding companies to engage in, and to acquire or retain shares of companies that engage in, activities which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

          The BHC Act requires a bank holding company to obtain the prior approval of the Federal Reserve before it may acquire substantially all of the assets of any bank or ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of any such bank. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Act") permits bank holding companies to acquire banks located in any state without regard to whether the transaction is prohibited under any state law (except that states may establish the minimum age of their local banks (up to a maximum of 5 years) subject to interstate acquisition of out-of-state bank holding companies).

          The Federal Reserve Act generally imposes certain limitations on extensions of credit and other transactions by and between banks which are members of the Federal Reserve and other affiliates (which includes any holding company of which such bank is a subsidiary and any other non-bank subsidiary of such holding company). Further, federal law prohibits a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or the furnishing of services.

          The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") enacted major regulatory reforms, stronger capital standards for savings associations and stronger civil and criminal enforcement provisions. FIRREA allows the acquisition of healthy and failed savings associations by bank holding companies and imposes no interstate barriers on such bank holding company acquisitions. With certain qualifications, FIRREA also allows bank holding companies to merge acquired savings and loans into their existing commercial bank subsidiaries. FIRREA also provides that a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default.

          In December of 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted. This act recapitalized the Bank Insurance Fund ("BIF"), of which the Subsidiary Banks are members, substantially revised statutory provisions, including capital standards, restricted certain powers of state banks, gave regulators the authority to limit officer and director compensation and required holding companies to guarantee the capital compliance of their banks in certain instances. Among other things, FDICIA requires the federal banking agencies to take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" and "critically undercapitalized", as defined by regulations adopted by the Federal Reserve, the FDIC and the other federal depository institution regulatory agencies. A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to meet any critical capital level set forth in the regulations. The critical capital level must be a level of tangible equity capital equal to not less than 2% of total tangible assets and not more than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). An institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

          If a depository institution fails to meet regulatory capital requirements, the regulatory agencies can require submission and funding of a capital restoration plan by the institution, place limits on its activities, require the raising of additional capital and, ultimately, require the appointment of a conservator or receiver for the institution. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. If the controlling bank holding company fails to fulfill its obligations under FDICIA and files (or has filed against it) a petition under the Federal Bankruptcy Code, the FDIC's claim may be entitled to a priority in such bankruptcy proceeding over third party creditors of the bank holding company.

          An insured depository institution may not pay management fees to any person having control of the institution nor may an institution, except under certain circumstances and with prior regulatory approval, make any capital distribution (including the payment of dividends) if, after making such payment or distribution, the institution would be undercapitalized. FDICIA also restricts the acceptance of brokered deposits by insured depository institutions and contains a number of consumer banking provisions, including disclosure requirements and substantive contractual limitations with respect to deposit accounts.

          At September 30, 1997, the Subsidiary Banks were "well capitalized", and were not subject to any of the foregoing restrictions, including, without limitation, those relating to brokered deposits. The Subsidiary Banks do not rely upon brokered deposits as a primary source of deposit funding, although such deposits are sold through the Correspondent and Investment Services Division of Compass Bank - Alabama.

          FDICIA contains numerous other provisions, including reporting requirements, termination of the "too big to fail" doctrine except in special cases, limitations on the FDIC's payment of deposits at foreign branches and revised regulatory standards for, among other things, real estate lending and capital adequacy. In addition, FDICIA required the FDIC to establish a system of risk-based assessments for federal deposit insurance, by which banks that pose a greater risk of loss to the FDIC (based on their capital levels and the FDIC's level of supervisory concern) pay a higher insurance assessment.

          The Deposit Insurance Funds of 1996 (the "Fund Act"), which became effective October 8, 1996, required the FDIC to impose a special assessment on institutions holding deposits subject to assessment by the Savings Association Insurance Fund ("SAIF"). Although the Subsidiary Banks are members of BIF, they hold deposits subject to assessment by SAIF as a result of acquisitions of SAIF deposits or SAIF-insured institutions. Compass' deposit liability under the Funds Act was $7.2 million based upon $1.1 billion of SAIF deposits, after certain discounts and exemptions.

     THE SUBSIDIARY BANKS

          In general, federal and state banking laws and regulations govern all areas of the operations of the Subsidiary Banks, including reserves, loans, mortgages, capital, issuances of securities, payment of dividends and establishment of branches. Federal and state bank regulatory agencies also have the general authority to limit the dividends paid by insured banks and bank holding companies if such payments may be deemed to constitute an unsafe and unsound practice. Federal and state banking agencies also have authority to impose penalties, initiate civil and administrative actions and take other steps intended to prevent banks from engaging in unsafe or unsound practices.

          Compass Bank-Alabama and Central Bank of the South are both organized under the laws of the State of Alabama. Compass Bank-Alabama is a member of the Federal Reserve System. Compass Bank-Alabama and Central Bank of the South (collectively, the "Alabama Subsidiary Banks") are supervised, regulated and regularly examined by the Alabama State Banking Department and Compass Bank-Alabama is also regulated and examined by the Federal Reserve. Compass Bank-Texas is organized under the laws of the State of Texas, is a member of the Federal Reserve System, and is supervised, regulated and regularly examined by the Texas Department of Banking and the Federal Reserve. The Subsidiary Banks, as participants in the BIF and the SAIF of the FDIC, are subject to the provisions of the Federal Deposit Insurance Act and to examination by and regulations of the FDIC.

          The Alabama Subsidiary Banks are governed by Alabama laws restricting the declaration and payment of dividends to 90% of annual net income until its surplus funds equal at least 20% of capital stock. Compass Bank-Alabama has surplus in excess of this amount. Compass Bank-Texas which is governed by the laws of the State of Texas, is restricted in the declaration and payment of dividends to undivided profits; that is, the portion of equity capital of a state bank equal to the balance of its net profits, income, gains and losses since the date of its formation, less subsequent distributions to shareholders and transfers to surplus or capital under share dividends or by board resolution. As members of the Federal Reserve System, Compass Bank-Alabama and Compass Bank-Texas are also subject to dividend limitations imposed by the Federal Reserve that are similar to those applicable to national banks.

          Federal law further provides that no insured depository institution may make any capital distribution (which would include a cash dividend) if, after making the distribution, the institution would not satisfy one or more of its minimum capital requirements. Moreover, the federal bank regulatory agencies also have the general authority to limit the dividends paid by insured banks if such payments may be deemed to constitute an unsafe and unsound practice. Insured banks are prohibited from paying dividends on its capital stock while in default in the payment of any assessment due to the FDIC except in those cases where the amount of the assessment is in dispute and the insured bank has deposited satisfactory security for the payment thereof.

          The Community Reinvestment Act of 1977 ("CRA") and the regulations of the Federal Reserve implementing that act are intended to encourage regulated financial institutions to help meet the credit needs of their local community or communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of such financial institutions. The CRA and such regulations provide that the appropriate regulatory authority will assess the records of regulated financial institutions in satisfying their continuing and affirmative obligations to help meet the credit needs of their local communities as part of their regulatory examination of the institution. The results of such examinations are made public and are taken into account upon the filing of any application to establish a domestic branch, to merge or to acquire the assets or assume the liabilities of a bank. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

     OTHER

          Other legislative and regulatory proposals regarding changes in banking, and the regulation of banks, thrifts and other financial institutions, are being considered by the executive branch of the Federal government, Congress and various state governments, including Alabama, Texas and Florida. Certain of these proposals, if adopted, could significantly change the regulations of banks and the financial services industry. It cannot be predicted whether any of these proposals will be adopted or, if adopted, how these proposals will affect Compass or the Subsidiary Banks.

          The Correspondent and Investment Services Division of Compass Bank is treated as a municipal securities dealer and a government securities dealer for purposes of the federal securities laws and, therefore, is subject to certain reporting requirements and regulatory controls by the Commission, the United States Department of the Treasury and the Federal Reserve. Compass Brokerage, Inc., a wholly-owned subsidiary of Compass Bank-Alabama, offers discount brokerage services and is registered with the Commission and the National Association of Securities Dealers, Inc. The subsidiary is subject to certain reporting requirements and regulatory control by these agencies. Compass Bancshares Insurance, Inc., a wholly-owned subsidiary of Compass Bank-Alabama, is a licensed insurance agent or broker for various insurance companies. Such insurance subsidiary and its licensed agents are subject to reporting and licensing regulations of the Alabama Insurance Commission and various other states.

          References under the heading "SUPERVISION AND REGULATION" to applicable statutes are brief summaries of portions thereof, do not purport to be complete and are qualified in their entirety by reference to such statutes.

               DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK

          The following summary of the terms and provisions of the Compass Common Stock and the Compass Preferred Stock ("Compass Preferred Stock") does not purport to be complete and is qualified in its entirety by reference to Compass' Restated Certificate of Incorporation and the Certificates of Amendment thereto, which include the express terms of the Compass Common Stock and the Compass Preferred Stock. Such Certificates are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.

      COMPASS COMMON STOCK

          Compass is incorporated under the GCL. Compass is authorized to issue 100,000,000 shares of Compass Common Stock, of which 65,929,416 shares were
     issued and outstanding on October 31, 1997.   Compass' Board of Directors
     may at any time, without additional approval of the holders of Compass Common Stock, issue additional authorized but previously unissued shares of Compass Common Stock.

          DIVIDENDS

          Holders of Compass Common Stock are entitled to receive dividends ratably when, as and if declared by Compass' Board of Directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under the GCL, Compass may pay dividends out of surplus or net profits for the fiscal year in which declared and/or for the preceding fiscal year, even if its surplus accounts are in a deficit position. Dividends paid by its Subsidiary Banks are the primary source of funds available to Compass for payment of dividends to its shareholders and for other needs. Compass' Board of Directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including Compass' earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Compass' Board of Directors deems relevant. SEE "COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF FIDELITY AND COMPASS--DIVIDENDS"; "SELECTED FINANCIAL DATA".

          Compass' principal assets and sources of income consist of investments in its operating subsidiaries, which are separate and distinct legal entities. Federal and state banking regulations applicable to Compass and its banking subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends. The Alabama Subsidiary Banks are governed by Alabama laws restricting the declaration and payment of dividends to 90% of annual net income until its surplus funds equal at least 20% of capital stock. Compass Bank-Alabama has surplus in excess of this amount. Compass Bank-Texas, which is governed by the laws of the State of Texas, is restricted in the declaration and payment of dividends to undivided profits; that is, the portion of equity capital of a state bank equal to the balance of its net profits, income, gains and losses since the date of its formation, less subsequent distributions to shareholders and transfers to surplus or capital under share dividends or
     by board resolution.   As members of the Federal Reserve System, Compass
     Bank-Alabama and Compass Bank-Texas are also subject to dividend limitations imposed by the Federal Reserve that are similar to those applicable to national banks. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"; "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; "RISK FACTORS"; "SELECTED FINANCIAL DATA"; "MARKET PRICES"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIDELITY AND COMPASS--DIVIDENDS"; AND "INFORMATION ABOUT COMPASS".

          PREEMPTIVE RIGHTS

          The holders of Compass Common Stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by Compass before such securities are offered to others. The absence of preemptive rights increases Compass' flexibility to issue additional shares of Compass Common Stock in connection with acquisitions, employee benefit plans and for other purposes, without affording the holders of Compass Common Stock a right to subscribe for their proportionate share of those additional securities. Any further issuance of Compass Common Stock after the Effective Time may reduce former Fidelity shareholders' proportionate interest in Compass.

          VOTING RIGHTS

          The holders of Compass Common Stock are entitled to one vote per share on all matters presented to shareholders. Holders of Compass Common Stock are not entitled to cumulate their votes in the election of directors. Cumulative voting rights, if provided for, entitle shareholders to a number of votes equal to the product of the number of shares held and the number of directors to be elected and allow shareholders to distribute such votes among any number of nominees for director or cast such votes entirely for one director. Cumulative voting rights tend to enhance the voting power of minority shareholders. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIDELITY AND COMPASS--ELECTION OF DIRECTORS".

          LIQUIDATION

          Upon liquidation, dissolution or the winding up of the affairs of Compass, holders of Compass Common Stock are entitled to receive their pro rata portion of the remaining assets of Compass after the holders of Compass Preferred Stock have been paid in full any sums to which they may be entitled. SEE "RECENT DEVELOPMENTS".

          COMPASS PREFERRED STOCK

          Compass has authorized 25,000,000 shares of $.10 par value preferred stock. The preferred stock is issuable in one or more series and Compass' Board of Directors, subject to certain limitations, is authorized to fix the number of shares, dividend rate, liquidation prices, redemption, conversion, voting rights, and other terms. Compass' Board of Directors may issue preferred stock without approval of the holders of Compass Common Stock. No shares of preferred stock are outstanding as of the date hereof. SEE "RISK FACTORS"; AND "COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIDELITY AND COMPASS--DIVIDENDS" AND "--LIQUIDATION RIGHTS".

                            COMPARISON OF RIGHTS OF
                      SHAREHOLDERS OF FIDELITY AND COMPASS

     CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS STOCK

          Compass' Certificate and Bylaws contain several provisions which may make Compass a less attractive target for an acquisition of control by anyone who does not have the support of Compass' Board of Directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered Board of Directors, and the limitation that shareholder actions without a meeting may only be taken by unanimous written shareholder consent. Other than the requirement in Fidelity's Bylaws that shareholder actions without a meeting be taken only upon unanimous shareholder consent, Fidelity's Articles of Incorporation and Bylaws do not contain similar restrictions.

          The foregoing summary is qualified in its entirety by reference to Compass' Certificate and Bylaws, which are available upon written request from Compass and which are on file with the Commission, and to the Articles of Incorporation and Bylaws, as amended, of Fidelity, which are available upon request from Fidelity. SEE "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"; "RISK FACTORS"; AND "INFORMATION ABOUT COMPASS".

          In addition to the foregoing differences between Fidelity's and Compass' charters, as a result of the Merger, Fidelity shareholders, whose rights are governed by the TBCA, will become shareholders of Compass, and their rights as shareholders will then be governed primarily by the GCL.

     CERTAIN DIFFERENCES BETWEEN THE CORPORATION LAWS OF TEXAS AND DELAWARE AND CORRESPONDING CHARTER AND BYLAW PROVISIONS

          Certain differences between the GCL and TBCA, as well as a description of the corresponding provisions contained in Compass' and Fidelity's respective charter and Bylaws, as such differences may affect the rights of shareholders, are set forth below. The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the TBCA and the GCL and applicable charter and bylaw provisions.

          MERGERS

          Both the TBCA and GCL generally permit a merger to become effective without the approval of the surviving corporation's shareholders if the articles or certificate of incorporation, as the case may be, of the surviving corporation do not change following the merger, the amount of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares of outstanding voting stock immediately prior to the acquisition, and the board of directors of the surviving corporation adopts a resolution approving the plan of merger.

          Where shareholder approval is required under Texas law, a merger must be approved by the holders of two-thirds of the outstanding shares of the Texas corporation entitled to vote thereon, unless there is a class of stock that is entitled to vote as a class, in which event the merger must be approved by the holders of two-thirds of the outstanding shares of stock of each class entitled to vote as a class and by the holders of two-thirds of the outstanding shares otherwise entitled to vote. Where shareholder approval is required under Delaware law, a merger can be approved by a majority vote of the outstanding shares of capital stock of each class entitled to vote thereon. Compass' Certificate requires supermajority approval by its Board of Directors and shareholders in certain cases, as described above. SEE "RISK FACTORS" AND "COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIDELITY AND COMPASS-CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS STOCK".

          APPRAISAL RIGHTS

          Shareholders of Texas corporations are entitled to exercise certain dissenters' rights in the event of a sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of the corporation, and, with the exceptions discussed below, a merger or consolidation. Shareholders of a Delaware corporation shall have rights of appraisal in connection with certain mergers or consolidations. In addition, a Delaware corporation may, but is not required to, provide in its certificate of incorporation that appraisal rights shall be available to shareholders in the event of an amendment to the certificate of incorporation, the sale of all or substantially all of the assets of the corporation, or the occurrence of any merger or consolidation regarding which appraisal rights are not otherwise available and in which that Delaware corporation is not the surviving or resulting company. No such provision is included in Compass' Certificate. The rights of a dissenting shareholder of a Texas corporation are set forth in Appendix II. SEE "SUMMARY--DISSENTERS' RIGHTS"; "THE MERGER--DISSENTERS' APPRAISAL RIGHTS"; AND APPENDIX II.

          No appraisal rights are available under either Texas or, except as described below, Delaware law for the holders of any shares of a class or series of stock of a Texas or Delaware corporation to a merger if that corporation survives the merger and the merger did not require the vote of the holders of that class or series of such corporation's stock; provided, however, that under Delaware law appraisal rights will be available in any event to shareholders of a Delaware corporation who are required to accept consideration for their shares other than the consideration described below.

          Both Texas and Delaware law have a provision which states that shareholders do not have appraisal rights in connection with a merger where, on the record date fixed to determine the shareholders entitled to vote on the merger or consolidation, the stock of the corporation is listed on a national securities exchange, is listed on the NASDAQ stock market or is held of record by more than 2,000 shareholders, unless any of the following exceptions concerning consideration paid to the shareholder for his shares are met. Under Texas law, a shareholder will be entitled to dissent and be paid for his shares if, notwithstanding the above, the shareholder is required to accept for his shares any consideration other than (i) shares of stock of a corporation which, immediately after the effective date of the merger, are listed on a national securities exchange or are held of record by not less than 2,000 shareholders, and (ii) cash in lieu of fractional shares otherwise entitled to be received. The Delaware statute contains a similar consideration provision which is somewhat broader. Appraisal rights will be available to shareholders of a Delaware corporation in the event of a merger or consolidation if such shareholders are required by the terms of an agreement of merger or consolidation to accept for their stock anything other than (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof, (ii) shares of stock of any other corporation or depository receipts in respect thereof, which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders, (iii) cash in lieu of fractional shares or fractional depository receipts of a corporation described in (i) and (ii) above, or
     (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depositary receipts described in
     (i), (ii) and (iii) above.

          SPECIAL MEETINGS

          A special meeting of shareholders of a Texas corporation may be called by the holders of shares entitled to cast not less than 10% of all shares entitled to vote at the meeting, unless a different percentage, not to exceed 50%, is provided in the Articles of Incorporation. Shareholders of Delaware corporations do not have a right to call special meetings unless such right is conferred upon the shareholders in the corporation's Certificate of Incorporation or Bylaws. Fidelity's Bylaws provide that special meetings of shareholders may be called by the Chairman of the Board or the President and shall be called by the President or Secretary at the request in writing of (i) twenty-five percent of the Board of Directors or
     (ii) twenty-five percent of the entire capital stock of Fidelity issued and outstanding and entitled to vote. Compass' Certificate prohibits shareholders from calling special meetings. SEE "RISK FACTORS".

          ACTIONS WITHOUT A MEETING

          Under Texas law, the shareholders may act without a meeting if a written consent is signed by all the shareholders entitled to vote on the matter, unless the Articles of Incorporation require less than unanimous consent (but not less than the number of votes that would be necessary to take such action at a meeting). Fidelity's Articles of Incorporation do not provide for less than unanimous consent when action is taken without a meeting. Delaware law provides that shareholders may take action without a meeting if a consent in writing to such action is signed by the shareholders having the minimum number of votes that would be necessary to take such action at a meeting, unless prohibited in the Certificate of Incorporation. Compass' Certificate prohibits shareholder action by written consent except where such action is taken unanimously. SEE "RISK FACTORS".

          ELECTION OF DIRECTORS

          Pursuant to Texas law, unless otherwise provided in the Articles of Incorporation, shareholders shall be entitled to cumulative voting in the election of directors if they provide the secretary of the corporation with written notice prior to the day of the election of their intent to cumulate their votes. Absent such notice, the directors of a corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. Fidelity's Articles of Incorporation prohibit cumulative voting in the election of directors. Holders of Compass Common stock are not entitled to cumulate their votes in the election of directors. SEE "DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK--VOTING RIGHTS".

          VOTING ON OTHER MATTERS

          Under Texas law, an amendment to the Articles of Incorporation requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon, and the holders of two-thirds of the outstanding shares of each class or series entitled to vote thereon as a class, unless a different number, not less than a majority, is specified in the Articles of Incorporation. The Articles of Incorporation of Fidelity do not so specify. Delaware law provides that amendments to the Certificate of Incorporation must be approved by the holders of a majority of the corporation's stock entitled to vote thereon, and the holders of a majority of the outstanding stock entitled to vote thereon as a class, unless the Certificate of Incorporation requires the vote of a larger portion of the outstanding stock or any class thereof. Compass' Certificate does not provide for approval of an amendment of the Certificate by more than a majority vote.

          The sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the Articles of Incorporation) of all, or substantially all, the property and assets, with or without the goodwill, of a Texas corporation, if not made in the usual and regular course of its business, requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon, and the holders of two-thirds of the outstanding shares of each class or series entitled to vote thereon as a class, unless the Articles of Incorporation require the vote of a different number, not less than a majority, of the shares outstanding. Fidelity's Articles of Incorporation do not provide for a different voting requirement. A Delaware corporation may sell, lease or exchange all or substantially all of its property and assets when and as authorized by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon, unless the Certificate of Incorporation requires the vote of a larger portion of the outstanding stock. Compass' Certificate does not so provide.

          Under Texas law, the voluntary dissolution of a corporation requires the approval of the holders of at least two-thirds of the total outstanding shares of the corporation, and the holders of two-thirds of the outstanding shares of each class or series entitled to vote thereon as a class, unless a different amount, not less than a majority, is specified in the Articles of Incorporation. Each outstanding share of a Texas corporation is entitled to vote on dissolution. The Articles of Incorporation of Fidelity do not provide for a different number of shares for approval of dissolution. Delaware law requires that dissolution must be approved by the holders of a majority of the corporation's stock entitled to vote thereon, unless the Certificate of Incorporation requires the vote of a larger portion of the outstanding stock. Compass' Certificate does not provide for approval by more than a majority vote.

          PREEMPTIVE RIGHTS

          Under Texas law, shareholders possess preemptive rights as to the issuance of additional or treasury securities by the corporation, unless the corporation's Articles of Incorporation provide otherwise. Fidelity's Articles of Incorporation deny preemptive rights and, therefore, Fidelity's shareholders do not have preemptive rights as to newly issued and treasury shares. Shareholders of Compass also do not possess such preemptive rights.

          DIVIDENDS

          A Delaware corporation may pay dividends not only out of surplus (the excess of net assets over capital) but also out of net profits for the current or preceding fiscal year if it has no surplus; provided, however, that if the capital of the corporation has been decreased to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock having a preference upon the distribution of assets, no dividends may be declared out of net profits. A Texas corporation may make distributions only out of surplus.

          Holders of Compass Common Stock are entitled to receive dividends ratably when, as and if declared by Compass' Board of Directors from assets legally available therefor, after payment of all dividends on Preferred Stock, if any is outstanding. Fidelity's Articles of Incorporation contain no provision regarding dividends.

          SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"; "SUMMARY-- PARTIES TO THE MERGER"; "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; "SELECTED FINANCIAL DATA"; "MARKET PRICES"; "DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK"; AND "INFORMATION ABOUT FIDELITY--MARKET PRICE AND DIVIDENDS".

          LIQUIDATION RIGHTS

          Generally under Texas and Delaware corporate law, shareholders are entitled to share ratably in the distribution of assets upon the dissolution of their corporation. Preferred shareholders typically do not participate in the distribution of assets of a dissolved corporation beyond their established contractual preferences. Once the rights of preferred shareholders have been fully satisfied, common shareholders are entitled to the distribution of any remaining assets.

          Upon liquidation, dissolution or the winding up of the affairs of Compass, holders of Compass Common Stock are entitled to receive their pro rata portion of the remaining assets of Compass after the holders of Compass Preferred Stock have been paid in full any sums to which they may be entitled. Fidelity's Articles of Incorporation contain no provision regarding liquidation.

          LIMITATION OF LIABILITY AND INDEMNIFICATION

          Both Texas and Delaware corporate law permit a corporation to set limits on the extent of a director's liability. Both Texas and Delaware law permit a corporation to indemnify its officers, directors, employees and agents if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification is not allowed under either Texas or Delaware law, absent a court order to the contrary, if an officer, director, employee or agent of the bank or corporation is finally adjudged liable to the corporation.

          Under Compass' Certificate, a director will not be liable to Compass or its shareholders for monetary damages for any breach of fiduciary duty as a director, except (i) for breach of a director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividend or unlawful stock purchase or redemption, or (iv) any transaction from which the director derived an improper personal benefit. Compass' Certificate authorizes indemnification of officers, directors and others to the fullest extent permitted by Delaware law. SEE "AVAILABLE INFORMATION"; "INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS"; AND "INDEMNIFICATION".

          Fidelity's Articles of Incorporation provide that the liability of each director of Fidelity to Fidelity and/or its shareholders shall be limited to the maximum extent permitted by applicable Texas law. Fidelity shall indemnify to the maximum extent permitted by applicable Texas law any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding by reason of the fact that he, his testator, or intestate, is or was a director, officer or employee of Fidelity or of any corporation which he served in such capacity at the request of Fidelity, and shall pay the reasonable expenses incurred by such director, officer or employee, including, but not limited to, legal fees and whether or not covered by insurance. The right to indemnification conferred by Fidelity's Articles of Incorporation shall not restrict the power of Fidelity to make any other type of indemnification permitted by law.

          REMOVAL OF DIRECTORS

          A Texas corporation may provide in its Articles of Incorporation or Bylaws, and Fidelity's Bylaws do provide, that a director can be removed with or without cause by a vote of the holders of not less than a majority of the shares entitled to vote. A majority of shareholders of a Delaware corporation may remove a director with or without cause, unless the directors are classified and elected for staggered terms, in which case, directors may be removed only for cause. Compass' Certificate of Incorporation provides for a classified board, and any such removal must be for cause after a supermajority vote (80%) of the shareholders.

          INSPECTION OF BOOKS AND RECORDS

          Under Texas law, any person who has been a shareholder of record for at least six months preceding his demand, or who is the holder of at least 5% of all of the outstanding shares of a corporation, is entitled to examine a bank's relevant books and records for any proper purpose. Under Delaware law, any shareholder has such a right.

          ANTITAKEOVER PROVISIONS

          Delaware has enacted antitakeover legislation. Compass has opted out of such provisions as provided thereby. Certain provisions of Compass' charter and Bylaws limiting a takeover without the support of its Board of Directors are described in "COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIDELITY AND COMPASS--CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS STOCK". Texas has not enacted similar legislation.

          Although certain of the specific differences between the voting and other rights of Fidelity shareholders and Compass shareholders are discussed above, the foregoing summary is not intended to be a complete statement of the comparative rights of such shareholders under Texas and Delaware law, or the rights of such persons under the respective charters and Bylaws of Compass and Fidelity. Nor is the identification of certain specific differences meant to indicate that other differences do not exist. The foregoing summary is qualified in its entirety by reference to the particular requirements of the TBCA and the GCL, and the specific provisions of Compass' Certificate and Bylaws, and Fidelity's Articles of Incorporation and Bylaws, as amended.

                            RESALE OF COMPASS STOCK

          The Compass Common Stock to be issued to holders of Fidelity Common Stock upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be an "affiliate" of Fidelity within the meaning of Rule 145 under the Securities Act. The directors and executive officers of Fidelity, the beneficial owners of 10% or more of Fidelity Common Stock and certain of their related interests may be deemed to be affiliates of Fidelity. Such affiliates are not permitted to transfer any Compass Common Stock except in compliance with the Securities Act and the rules and regulations thereunder. Such affiliates have already delivered to Compass a written agreement in substantially the form of Exhibit A to the Merger Agreement providing that each such affiliate will not (i) sell, pledge, transfer or otherwise dispose of any of such affiliate's Fidelity Common Stock within 30 days prior to the Effective Time; (ii) sell, pledge, transfer or otherwise dispose of any shares of Compass Common Stock until the publication of financial results covering at least 30 days of post-Merger combined operations of Fidelity and Compass, except for pledges by such affiliates of all or part of such affiliate's Compass Common Stock acquired in the Merger, provided the lender agrees to be bound by the terms of such written agreement; and (iii) transfer any Compass Common Stock except in compliance with Rule 145 promulgated by the Commission under the Securities Act and any new requirements imposed by the Commission or the Financial Accounting Standards Board for Compass' accounting of the Merger as a pooling of interests. SEE "SUMMARY--ACCOUNTING TREATMENT"; "THE MERGER-- ACCOUNTING TREATMENT"; AND APPENDIX I.

          Pursuant to the Merger Agreement, holders of shares of Fidelity Common Stock that will be entitled to receive at least 50% of the aggregate Merger Consideration have represented to Compass their intention not to sell or otherwise dispose of the shares of Compass Common Stock received in the Merger. As a condition to consummation of the Merger, the representation from Fidelity shareholders receiving at least 50% of the aggregate Merger Consideration that they have no current plan or present intention to sell or otherwise dispose of the shares of Compass Common Stock received pursuant to the Merger must remain true as of the Effective Time. SEE "THE MERGER--OTHER TERMS AND CONDITIONS".

                           INFORMATION ABOUT COMPASS

      INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          Certain documents filed by and relating to Compass, including Compass' Annual Report on Form 10-K for the year ended December 31, 1996 and Compass' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997, are incorporated herein by reference. SEE "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

     INTERESTS OF CERTAIN PERSONS

          No director or executive officer of Compass has any material direct or indirect financial interest in Fidelity or the Merger, except as a director, executive officer or shareholder of Compass or its subsidiaries.

                           INFORMATION ABOUT FIDELITY

          Fidelity was incorporated in 1986 and Fidelity currently conducts no operations other than serving as a bank holding company under the BHC Act for the Bank. Fidelity is subject to regulation by the Federal Reserve.

          The Bank is an independent community bank headquartered in University Park, Texas. The Bank was chartered in 1983 as Fidelity National Bank and adopted its present name in August 1991. The Bank is a full service bank offering a variety of services to satisfy the needs of the consumer and commercial customers in the area. The principal services offered by the Bank include most types of loans, including commercial, consumer and real estate loans. The Bank also offers safe deposit boxes, a night deposit facility, motor bank, wire transfers and ATM cards.

          In June 1996, the Bank acquired certain assets and assumed certain liabilities of two branches of United Bank and Trust. In February 1995, the Bank acquired, through a merger transaction, 100% of the common stock of EastPark Bancshares, Inc. In June 1995, the Bank purchased certain assets and assumed certain liabilities related to the Lakewood Branch of Texas Community Bank. In July 1995, the Bank acquired, through a merger transaction, 100% of the assets and liabilities of Interstate National Bank.

          FRCD was incorporated in 1996 as a Delaware corporation. On March 20, 1996, Fidelity transferred all of its shares of the Bank to FRCD in exchange for 100% of the issued and outstanding stock of FRCD. FRCD conducts no operations other than serving as a bank holding company under the BHC Act for the Bank. FRCD is subject to regulation by the Federal Reserve.

      SERVICES, EMPLOYEES AND PROPERTIES

          The Bank provides a broad range of products and services to its customers, most of whom are located in Dallas, Collin and Tarrant Counties, Texas. These products and services include checking accounts, savings accounts, certificates of deposit, individual retirement accounts, variable rate money market accounts and numerous loan programs. The Bank operates full service branches and offers bank-by-mail services as well as wire transfers and traveler's checks. The deposits of the Bank are insured by the FDIC to the fullest extent permitted by law.

          On September 30, 1997, the Bank had 22 officers, nine directors, 84 full-time employees and seven part-time employees. Directors of the Bank are compensated for their services. Fidelity had one officer and three directors at that date. Directors of Fidelity are compensated for their services.

          The Bank's main office is located at 6501 Hillcrest, University Park, Texas 75205. The Bank has 11 branches in Dallas and one branch in Duncanville.

          SEE "INFORMATION ABOUT FIDELITY--BENEFICIAL OWNERSHIP OF FIDELITY COMMON STOCK BY FIDELITY MANAGEMENT AND PRINCIPAL SHAREHOLDERS".

          COMPETITION

          The Bank considers its service area to be the area encompassing the Dallas metropolitan area. The activities in which the Bank engages are competitive. Each activity engaged in involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its service area, the Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, finance companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Additional competition for deposits comes from government and private issuers of debt obligations and other investment alternatives for depositors, such as money market funds. The Bank also competes with suppliers of equipment in furnishing equipment financing and leasing services.

          Fidelity also faces competition from a wide variety of depository institutions from other geographical areas which compete for deposits, loans and bank-related services. As deregulation of depository institutions and financial services continues, competition from nonbank financial intermediaries such as savings and loan associations, credit unions, mortgage companies, insurance companies and other financial institutions may be expected to intensify. Fidelity and similar institutions have also experienced significant competition for deposits from mutual funds and other money center banks' offerings of high yielding deposit accounts. Some of the institutions with which Fidelity competes have capital and resources much larger than those of Fidelity, and some are not subject to the same regulatory restrictions.

          LEGAL PROCEEDINGS

          In the normal course of its businesses, Fidelity from time to time is involved in legal proceedings. Other than such proceedings incidental to its business, Fidelity's management is not aware of any pending or threatened legal proceedings which, upon resolution, would have a material adverse effect upon Fidelity's financial condition or results of operations. The continued absence of such proceedings is a condition to Compass' obligation to consummate the Merger. SEE "THE MERGER--OTHER TERMS AND CONDITIONS".

          MARKET PRICE AND DIVIDENDS

          There is no active public trading market for the Fidelity Common Stock. As of the Record Date, Fidelity Common Stock was held by 149 holders of record. Fidelity has never declared or paid dividends. SEE "SELECTED FINANCIAL DATA"; MARKET PRICES"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIDELITY AND COMPASS DIVIDENDS"; AND "INFORMATION ABOUT FIDELITY--BENEFICIAL OWNERSHIP OF FIDELITY COMMON STOCK BY FIDELITY MANAGEMENT AND PRINCIPAL SHAREHOLDERS".

          BENEFICIAL OWNERSHIP OF FIDELITY COMMON STOCK BY FIDELITY MANAGEMENT AND PRINCIPAL SHAREHOLDERS.

          The following table sets forth, as of the Record Date, the names and addresses of each beneficial owner of more than 5% of Fidelity Common Stock known to the Board of Directors of Fidelity, showing the amount and nature of such beneficial ownership and the names of each director and executive officer of Fidelity, the number of shares of Fidelity Common Stock owned beneficially by each director and executive officer and the number of shares of Fidelity Common Stock owned beneficially by all directors and executive officers as a group. None of the shareholders listed herein would own, on a pro forma basis giving effect to the Merger, more than 1% of the issued and outstanding shares of Compass Common Stock.

      Name and Address of             Amount and Nature
       Beneficial Owner          of Beneficial Ownership/(7)/  Percent of Class
       ----------------          ----------------------------  -----------------
Ayres, Warren T. /(1)(2)(3)/               692,844                  22.60%
Eagle Oil & Gas Company
One Parker Square, Suite 510
2525 Kell Boulevard
Wichita Falls, Texas 76308

Bolin, Dan H. /(1)(3)/                     442,016                  14.42%
Eagle Oil & Gas Company
One Parker Square, Suite 510
2525 Kell Boulevard
Wichita Falls, Texas 76308

Bolin, D. Phil/(1)/                        442,127                  14.42%
Eagle Oil & Gas Company
One Parker Square, Suite 510
2525 Kell Boulevard
Wichita Falls, Texas 76308

Bolin, Pat S. /(1)(4)/                   1,719,768                  56.09%
Eagle Oil & Gas Company
8111 Preston Road, Suite 900
Dallas, Texas 75225

Herndon, James E. /(5)/                     28,763                     *
23 Glenmeadow Court
Dallas, Texas 75225

Murphy, William C. /(6)/                   479,599                  14.39%
Fidelity Resources Company
6501 Hillcrest
University Park, Texas 75205

All Fidelity Directors and               2,228,130                  66.85%
Executive Officers as a Group
(3 persons)


*Less than 1%
________________


               /(1)/Includes all shares of Fidelity Common Stock owned by the Dan H. Bolin Management Trust (382,016 shares), the Trustees of which are Warren T. Ayres, D. Phil Bolin and Pat S. Bolin. Dan H. Bolin is the beneficiary of such Trust.

               /(2)/Includes 60,290 shares of Fidelity Common Stock owned by Mr. Ayres as custodian for his two minor children.

               /(3)/Includes 60,000 shares of Fidelity Common Stock owned by the Dan H. Bolin Family Trust, the Trustee of which is Warren T. Ayres. Mr. Bolin disclaims beneficial interest in the shares owned by the Dan H. Bolin Family Trust.

               /(4)/Includes 37,773 shares of Fidelity Common Stock owned by Mr. Bolin as custodian for his two minor children, 160 shares of Fidelity Common Stock owned by the ESOP and allocated to Mr. Bolin's account, 39,976 shares of Fidelity Common Stock owned by Eagle Oil & Gas Company and 52,135 shares of Fidelity Common Stock owned by the PSB Family Trust II, the Trustee of which is Jane R. Bolin, Mr. Bolin's wife. Mr. Bolin disclaims beneficial interest in the shares owned by the PSB Family Trust II.

               /(5)/These shares of Fidelity Common Stock are owned jointly by Marjorie Herndon, Mr. Herndon's wife, and Mr. Herndon.

               /(6)/Includes options to acquire 267,077 shares of Fidelity Common Stock, 47,711 shares of Fidelity Common Stock owned by the William C. Murphy Money Purchase Pension Plan, 538 shares of Fidelity Common Stock owned by the ESOP and allocated to Mr. Murphy's beneficiary account and 130,909 shares of unallocated Fidelity Common Stock owned by the ESOP over which Mr. Murphy has voting power. SEE "INFORMATION ABOUT FIDELITY--FIDELITY NATIONAL BANK EMPLOYEE STOCK OWNERSHIP PLAN".

               /(7)/Unless otherwise indicated, each individual is the record owner of, and has sole voting and investment power with respect to, all shares of Fidelity Common Stock of which he or she is the beneficial owner.

     _______________

          The persons listed above will receive the same Merger Consideration described in "THE MERGER--GENERAL" as the other Fidelity shareholders for each share of Fidelity Common Stock held at the Effective Time.

          EMPLOYMENT AGREEMENTS

          Pat S. Bolin Noncompetition Agreement. Pat S. Bolin, Compass and Compass Bank-Texas have entered into a noncompetition agreement whereby Mr. Bolin, in consideration of the receipt of consideration under the Merger Agreement, the payment of certain life insurance premiums equal to approximately $25,000 per year for three years in the aggregate, and other mutual promises, agrees that for a period of two years following the Closing, he will not compete with Compass or Compass Bank-Texas. In addition, the Bank has agreed to sell Mr. Bolin certain artwork for fair market value, which is expected to be $12,700 in the aggregate.

          William C. Murphy Employment Agreement. William C. Murphy and Compass Management have entered into an employment agreement whereby Mr. Murphy will act as an executive vice president of Compass Bank-Texas for a period of three years after the Merger. Mr. Murphy's base salary under the employment agreement will be $192,579, which is consistent with his current salary paid by the Bank. Mr. Murphy is also entitled to participate up to 50% of his annual base salary in the Compass executive incentive program and will receive payment for certain life insurance premiums equal to approximately $25,000 per year in the aggregate. In addition Mr. Murphy shall be entitled to such benefits as are made generally available to employees of equal title and base salary on the same basis as Compass makes such benefits available to Compass' other employees, including participation in the Compass retirement plan. In addition, the Bank has agreed to sell Mr. Murphy an automobile and artwork for fair market value, which is expected to be $21,500 in the aggregate.

          James Murphy Employment Agreement. James Murphy and Compass Management have entered into an employment agreement whereby Mr. Murphy will act as a senior vice president of Compass Bank-Texas for a period of three years after the Merger. Mr. Murphy's base salary under the employment agreement will be $95,600, which is consistent with his current salary paid by the Bank. In addition Mr. Murphy shall be entitled to such benefits as are made generally available to employees of equal title and base salary on the same basis as Compass makes such benefits available to Compass' other employees, including participation in the Compass retirement plan.

          C. Malcolm Holland Employment Agreement. C. Malcolm Holland and Compass Management have entered into an employment agreement whereby Mr. Holland will act as a senior vice president of Compass Bank-Texas for a period of three years after the Merger. Mr. Holland's base salary under the employment agreement will be $142,928, which is consistent with his current salary paid by the Bank. In addition Mr. Holland shall be entitled to such benefits as are made generally available to employees of equal title and base salary on the same basis as Compass makes such benefits available to Compass' other employees, including participation in the Compass retirement plan.

          FIDELITY NATIONAL BANK EMPLOYEE STOCK OWNERSHIP PLAN

          The Fidelity National Bank Employee Stock Ownership Plan ("ESOP") was established effective January 1, 1994, to qualify as an Employee Stock Ownership Plan. The ESOP is a tax-qualified retirement plan designed to invest primarily in Fidelity Common Stock. The ESOP maintains a Trust to hold the assets of the ESOP, which are either stock or cash to be used to purchase stock, and makes contributions of either cash or stock to the Trust. The ESOP has a salary reduction feature under which each participant has the opportunity to make voluntary tax deductible contributions to the ESOP. The Bank may make discretionary matching contributions based on the amount of a participant's salary reduction contributions. The contributions are received on behalf of the ESOP Trust by the ESOP's Trustees who are William C. Murphy and Pat S. Bolin. The administrative functions of the ESOP are performed by the Bank which is also the sponsor of the ESOP.

          Under the terms of the ESOP, plan participants who are entitled to receive benefits under the ESOP will receive such benefits in the form of whole shares of stock unless the Administrator chooses to distribute the benefits in cash. Additionally, the recipient of a stock distribution from the ESOP has the right, within fifteen (15) months following the date of distribution, to require the Trustee to purchase, at the stock's fair market value, all or any part of the shares of the stock which has been distributed. In the event a recipient of a distribution of stock from the Trust decides not to exercise the previously mentioned option, both the Trustee and the Bank have a right of first refusal to purchase all or any part of the shares being offered for sale under the same terms and conditions given by the prospective purchaser before the recipient can sell the shares to a third party.

          Under the terms of the ESOP, the Trustees vote all shares of stock held by the ESOP in the manner directed by the Bank; however, the Trustees have no discretionary voting authority with respect to the ESOP. The Bank has empowered William C. Murphy to direct the Trustees as to the manner in which the shares held by the Trust are to be voted, including but not limited to voting with respect to the Merger. Notwithstanding the foregoing, a participant in the Plan may direct the Trustees as to the manner in which the participant's allocable shares of stock held by the Trust are to be voted with respect to corporate matters which are to be decided by more than a majority of the outstanding shares voted, including voting with respect to the Merger. On September 30, 1997, there were 150,471 shares of Fidelity stock owned by the ESOP which is equal to 4.39% of the issued and outstanding stock (including options) of Fidelity.

          On December 30, 1994, the ESOP entered into a Letter Loan Agreement ("Loan") with Texas Independent Bank ("TIB") which provided for a $500,000 line of credit to be used by the ESOP to purchase stock of Fidelity. The Loan is secured by Fidelity stock which was purchased by the ESOP with proceeds of the Loan. Additionally, Fidelity guaranteed the Loan. The Loan matures on March 31, 2000. As of September 30, 1997, the ESOP was not in default under the terms of the Loan and the outstanding principal balance of the Loan was approximately $241,641. On January 10, 1997, the ESOP borrowed $350,000 ("Loan No. 2") from TIB to purchase 70,000 shares of Fidelity. Loan No. 2 matures on March 31, 2000. As of September 30, 1997, the ESOP was not in default under the terms of Loan No. 2 and the outstanding principal balance of Loan No. 2 was approximately $323,750. With respect to Loan No. 2, the principal is payable in monthly installments equal to the maximum amount advanced under the Loan divided by the remaining amortized term, which was originally 10 years. Further, the rate of interest is one-half of one percent in excess of Wall Street Prime.


     FIDELITY STOCK OPTION PLAN

          In September, 1986, Fidelity adopted and the shareholders approved the Fidelity Resources Company Stock Option Plan (the "Plan") which was amended September 1, 1992, for key officers and employees of Fidelity and its subsidiaries. This Plan is intended to qualify as both an "incentive stock option plan" under Section 422A of the Internal Revenue Code and as a nonstatutory stock option plan.

          There are 2,000,000 shares of Fidelity's Common Stock reserved for issuance upon the exercise of the incentive stock options and the nonstatutory stock options granted under the Plan. Prior to December 31, 1994, 267,077 options were granted under the Plan. During 1995, an additional 95,000 options were granted under the Plan for a total of 362,077 options granted under the Plan as of December 31, 1995. No additional options have been granted and no options have been canceled or exercised. The options were granted at a price equal to the estimated market value of the stock at the date of the grant and may be exercised on certain dates between 1995 and 2003 and upon the occurrence of certain events, including the Merger. The options expire on various dates through January, 2003. Fidelity expects all of the options to be exercised prior to the Effective Time.


                                             1996     1995
                                            -------  -------
          Outstanding, beginning of year    362,077  267,077
          Granted during the year                --   95,000
          Canceled during the year               --       --
          Exercised during the year              --       --
                                            -------  -------
     Outstanding, end of year
     (at prices ranging from
     $1.00 to $3.30 per share)              362,077  362,077
                                            =======  =======

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF FIDELITY

          The following discussion provides certain information regarding the financial condition and results of operations of Fidelity. This discussion should be read in conjunction with Fidelity's Consolidated Financial Statements and Notes to Consolidated Financial Statements presented elsewhere in this Proxy Statement/Prospectus. SEE "INDEX TO FIDELITY CONSOLIDATED FINANCIAL STATEMENTS".

     RESULTS OF OPERATIONS

          GENERAL

          The earnings of Fidelity depend primarily on Fidelity's net interest income (i.e., the difference between the income earned on Fidelity's loans and investments and the interest paid on its deposits and other borrowed funds). Among the factors affecting net interest income are the type and volume of its deposits and other borrowed funds, and the relative sensitivity of its interest-earning assets and its interest-bearing liabilities to changes in market interest rates.

          Fidelity's income is also affected by fees it receives from other banking services, by its provisions for loan losses and by the level of its operating expenses. All aspects of Fidelity's operations are affected by general market, economic and competitive conditions.

          Fidelity reported net income of $3,139,000 for the nine-month period ended September 30, 1997, an increase of $580,000 from net income of $2,559,000 for the nine-month period ended September 30, 1996. Pre-tax income was $4,704,000 for the nine months ended September 30, 1997, a $690,000 increase from the $4,014,000 earned during the nine months ended September 30, 1996.

          Fidelity reported net income of $3,463,000 for the year ended December 31, 1996, a decrease of $85,000 from net income of $3,548,000 for the year ended December 31, 1995. Pretax income was $5,427,000 for the year ended December 31, 1996, a $41,000 decrease from the $5,468,000 earned during the year ended December 31, 1995. Fidelity had net income of $1,949,000 and pretax income of $2,936,000 for the year ended December 31, 1994. Changes occurring in the major components of Fidelity's income statement for such periods are discussed below. Increases in income in the year ended December 31, 1995 occurred as a result of Fidelity's planned mergers in 1995.

          NET INTEREST INCOME

          Net interest income is the primary source of income for Fidelity and represents the amount by which interest generated by earning assets exceed the cost of funds, primarily interest paid to Fidelity's depositors on interest bearing accounts.

          Net interest income was $10,914,000 for the nine months ended September 30, 1997, a 14.96% increase from net interest income of $9,494,000 for the nine months ended September 30, 1996. Average rates earned on interest-bearing assets increased to 8.32% as of September 30, 1997, from 8.21% as of September 30, 1996. Average loans, net of unearned discounts of $152,179,000 for the nine months ended September 30, 1997, increased 20.77% over average loans, net of unearned discount of $126,011,000, for the same period in 1996. Average deposits for the nine months ended September 30, 1997, were $278,271,000, an increase of 7.52% over average deposits of $258,808,000 for the same period in 1996.

          Net interest income was $13,030,000 for the year ended December 31, 1996, a 16.87% increase from net interest income of $11,149,000 for the year ended December 31, 1995. Average rates earned on interest bearing assets decreased to 8.21% as of December 31, 1996 from 9.18% as of December 31, 1995. Average loans, net of unearned discount, of $130,323,000 for the year ended December 31, 1996, increased 19.70% over average loans of $108,879,000 for the same period in 1995. Average deposits for the year ended December 31, 1996 were $265,758,000, an increase of 34.52% over average deposits of $197,562,000 for the same period in 1995.

          Net interest income was $11,149,000 for the year ended December 31, 1995, an 68.34% increase from net interest income of $6,623,000 for 1994. Average loans, net of unearned discount, of $108,879,000 for year ended December 31, 1995 increased 69.97% over average loans of $64,056,000 for the same period in 1994. Average deposits for the year ended December 31, 1995 were $197,600,000, an increase of 78.51% over average deposits of $110,695,000 for the same period in 1994.

          These increases were due to increases in the volume of loans as a result of planned mergers. These increases in net interest income in the year ended December 31, 1995 were also the result of Fidelity's planned mergers occurring in 1995.

          The following table sets forth for the periods indicated an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities. The rates earned and paid on each major type of asset and liability account are set forth beside the average level in the account for the period, and the average yields on all interest-bearing liabilities are also summarized.

                                                                      Year Ended December 31,
                                                                       (Dollars in Thousands)
                                                     1996                          1995                             1994
                                         -----------------------------  ----------------------------   ----------------------------

                                          Average    Interest  Yield/    Average    Interest  Yield/    Average    Interest  Yield/
                                          Balance    Inc/Exp     Rate    Balance    Inc/Exp    Rate     Balance    Inc/Exp    Rate
                                            (2)                            (2)                            (2)
                                          --------  ---------  -------  ---------  ---------  -------  --------  ----------  -------

ASSETS

Interest-earning assets:
Loans (1)                                 $130,323    $13,504   10.36%   $108,879    $12,278   11.28%   $ 64,056     $7,227    11.28

Securities-held to maturity
     Taxable                                63,495      4,076    6.42%     31,693      2,139    6.75%     23,264      1,327    5.70%

Securities-available for sale
     Taxable                                10,023        643    6.42%      8,550        577    6.75%      7,283        416    5.71%

Deposits in other banks                      8,073        415    5.14%      5,519        308    5.58%      3,422        149    4.35%

Federal funds sold                          42,290      2,233    5.28%     36,298      2,231    6.15%     10,165        403    3.96%

                                          --------  ---------  -------  ---------  ---------  -------  --------  ----------   ------

Total interest-earning
   assets/interest income/
   average yield                           254,204     20,871    8.21%    190,939     17,533    9.18%    108,190      9,522    8.80%

Non-interest earning assets:
Cash and due from banks                     18,541                         13,341                          7,005
Other assets                                16,701                         12,202                          6,357
Allowance for loan losses                     (526)                          (528)                          (396)
                                          --------                       --------                       --------
       TOTAL                              $288,920                       $215,954                       $121,156
                                          ========                       ========                       ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Interest bearing liabilities:
NOW, money market and
 savings                                  $117,104    $ 3,803    3.25%   $ 88,774    $ 3,389    3.82%   $ 51,884     $1,602    3.09%

Certificates of deposit                     66,934      3,544    5.29%     48,513      2,556    5.27%     25,920      1,105    4.26%

Individual retirement accounts               6,954        372    5.35%      5,923        303    5.12%      4,448        192    4.32%

FHLB and other short-term                       --         --      --          78          5    6.41%         --         --      --
 borrowings
Long-term debt                               1,370        122    8.91%      1,385        131    9.46%         --         --      --
                                          --------  ---------  -------  ---------  ---------  -------  --------  ----------- ------

Total interest bearing
   liabilities/interest expense/ rate     $192,362    $ 7,841    4.08%   $144,673    $ 6,384    4.41%   $ 82,252     $2,899   3.52%


Noninterest bearing demand
 deposits                                   74,766                         54,352                         28,443
 Other liabilities                           2,797                          1,789                            315
                                          --------                       --------                       --------
 Total liabilities                         269,925                        200,814                        111,010

Stockholders' equity                        18,995                         15,140                         10,146
                                          --------                       --------                       --------
       TOTAL                              $288,920                       $215,954                       $121,156
                                          ========                       ========                       ========
Net interest income                                   $13,030                        $11,149                         $6,623
                                                      =======                        =======                         ======
Net yield on interest earning
 assets                                                          5.13%                          5.84%                          6.12%

                                                                =====                          =====                           ====


(1)  Includes Nonaccrual loans.
(2) Average balances are based on the average balances outstanding throughout the years ended December 31, 1996, 1995 and 1994.

                                                          Nine Months, September 30
                                                            (Dollars in Thousands)
                                                     1997                           1996
                                         ----------------------------   ----------------------------
                                          Average    Interest  Yield/    Average    Interest  Yield/
                                          Balance    Inc/Exp    Rate     Balance    Inc/Exp    Rate
ASSETS                                      (2)                            (2)
                                         --------   ---------  ------   ---------   --------  ------

Interest-earning assets:
Loans (1)                                 $152,179    $11,300    9.93%   $126,011    $ 9,863   10.46%
Securities-held to maturity
     Taxable                                76,683      3,694    6.42%     62,591      3,005    6.40%
     Tax exempt                                 --         --      --          --         --      --
Securities-available for sale
     Taxable                                18,402        887    6.43%      8,616        414    6.41%
     Tax exempt                                 --         --      --          --         --      --
Deposits in other banks                      3,882        147    5.06%      6,453        243    5.03%
Federal funds sold                          16,072        650    5.41%     44,194      1,743    5.27%
                                          --------   --------    ------  --------    --------  -----
Total interest-earning
   assets/interest income/
   average yield                           267,218     16,678    8.34%    247,865     15,268    8.23%
Non-interest earning assets:
Cash and due from banks                     21,419                         17,988
Other assets                                17,548                         16,361
Allowance for loan losses                     (767)                          (518)
                                          --------                       --------
       TOTAL                              $305,418                       $281,696
                                          ========                       ========

LIABILITIES AND
 STOCKHOLDERS' EQUITY
Interest bearing liabilities:
  NOW, money market and savings           $122,278    $ 2,859    3.13%   $114,596    $ 2,803    3.27%
  Certificates of deposit                   63,931      2,429    5.08%     65,283      2,594    5.31%
  Individual retirement accounts             6,370        253    5.31%      7,035        283    5.37%
  FHLB and other short-term                  1,385         61    5.89%         --         --      --
   borrowings
  Long-term debt                             2,311        162    9.37%      1,416         94    8.87%
                                         ---------   --------    -----   --------     ------    ----
Total interest bearing
   liabilities/interest expense/ rate      196,275      5,764    3.93%    188,330      5,774    4.10%

Noninterest bearing demand                  85,692                         71,894
 deposits
Other liabilities                            2,500                          2,914
                                         ---------                       --------
 Total liabilities                         284,467                        263,138

Stockholders' equity                        20,951                         18,558
                                         ---------                        -------
       TOTAL                              $305,418                       $281,696
                                         =========                       ========

Net interest income                                   $10,914                        $ 9,494
                                                      =======                        =======
Net yield on interest earning assets                             5.46%                          5.12%
                                                                 =====                          =====

(1)  Includes Nonaccrual loans.
(2) Average balances are based on the average balances outstanding throughout the nine months ended September 30, 1997 and 1996.

          Changes in interest income and interest expense can result from variances in both volume and rate. Fidelity has an asset and liability management strategy designed to provide a proper balance between rate sensitive assets and rate sensitive liabilities to attempt to maximize interest margins, and to provide adequate liquidity for anticipated needs.

          The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and rate.

                                                                (Dollars in Thousands)

                                              Nine Months Ended                             Year Ended
                                             September 30, 1997                         December 31, 1996
                                        ---------------------------              ----------------------------------
                              Change                                      Change
                               1997             Attributed to              1996            Attributed to
                                to       --------------------------         to    ---------------------------------
                               1996      Volume      Rate      Mix         1995    Volume       Rate         Mix
Interest income:
    Loans(1)                  $ 1,437    $ 2,053     $(510)    $(106)    $1,226     $2,419     $  (996)       $(197)

     Securities-held to
      maturity
       Taxable                    689        677        10         2      1,937      2,147        (105)        (105)
     Securities-available for
      sale
       Taxable                    473        470         1         2         66         99         (28)          (5)

     Deposits in other banks      (96)       (97)        1        --        107        143         (24)         (11)

     Federal funds sold        (1,093)    (1,109)       43       (27)         2        369        (315)         (52)
                              --------   --------    -----     ------    ------     ------     --------       ------
Increase (decrease) in
 interest income              $ 1,410    $ 1,994     $(455)    $(129)    $3,338     $5,176     $(1,468)       $(370)
                              ========   ========    =====     ======    ======     ======     ========       ======
Interest expense:

   NOW, money market and      $    56    $   188     $(124)    $  (8)    $  414     $1,081     $  (506)       $(161)
    savings

   Time deposits                 (195)       (81)     (116)        2      1,057      1,020          28            9

   FHLB Borrowings and
    other short-term               61         --        --        61         (5)        (5)         (5)           5

   Long-term debt                  68         59         5         4         (9)        (1)         (8)          --
                              --------   --------    -----     ------    ------     ------     --------       ------
Increase (decrease) in
 interest expense             $   (10)   $   166     $(235)    $  59     $1,457     $2,095     $  (491)       $(147)
                              ========   ========    =====     ======    ======     ======     ========       ======




                                                Year Ended
                                             December 31, 1996
                                        ---------------------------
                              Change
                               1995             Attributed to
                                to       --------------------------
                               1994      Volume      Rate      Mix

Interest income:
    Loans(1)                 $5,051     $5,051       $ --       $ --

     Securities-held to
      maturity
       Taxable                  812        479        244         89

     Securities-available for
      sale

       Taxable                  161         72          76         13

   Deposits in other banks      159         91          42         26

   Federal funds sold         1,828      1,033         223         572
                             ------    -------       -----        ----
Increase (decrease) in
 interest income             $8,011     $6,726        $585        $700
                             ======     ======       =====        ====
Interest expense:

   NOW, money market and
    savings                  $1,787     $1,139        $379        $269

   Time deposits              1,562     1,024          298         240

   FHLB Borrowings and
    other short-term              5        --           --           5

    Long-term debt              131       131           --          --
                             ------    -------       -----        ----
Increase (decrease) in
 interest expense            $3,485    $2,294         $677        $514
                             ======    =======       =====        ====


(1)  Includes nonaccrual loans.

      PROVISION FOR LOAN LOSSES

       Fidelity's allowance for loan losses is established through charges to operating income in the form of the provision for loan losses. Actual loan losses or recoveries of loan losses are charged or credited directly to the allowance for loan losses.

       Fidelity recorded a $356,000 provision for loan losses for the nine months ended September 30, 1997, and a $4,000 provision for loan losses for the nine months ended September 30, 1996. During the December, 1996 examination of Fidelity, the OCC concluded that the allowance for loan losses was adequate to cover the inherent risk in the credit portfolio and there was no undue degree of risk in credit concentrations. However, the allowance for loan losses was considered low as a percentage of total loans when compared to that of Fidelity's peer group as determined by the Uniform Bank Performance Reports ("UBPR"). Fidelity's peer group had a ratio of allowance for loan losses to total loans of 1.41% as of September 30, 1996. Management of the Bank elected to increase its provision for loan losses in 1997 in order to increase the allowance for loan losses as a percentage of total loans. Fidelity's allowance for loan losses methodology is primarily determined by Fidelity's historical loss percentage for various loan categories. Because the Texas economy has been healthy for the past several years, historical losses are minimal. Fidelity's management decided to increase the allowance for loan losses to 1% of total loans over the coming years. The allowance for loan losses expressed as a percentage of outstanding loans net of unearned interest was .58% and .38% as of September 30, 1997 and September 30, 1996, respectively.

      For the years ended December 31, 1996, 1995 and 1994, Fidelity recorded provisions for loan losses of $36,000, $66,000 and $105,000, respectively. The allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 were $581,000, $590,000 and $379,000, respectively. The allowance for loan losses expressed as a percentage of outstanding loans, net of unearned interest, was .45%, .54% and .59% for the years ended December 31, 1996, 1995 and 1994, respectively.

       Non-accrual loans decreased by $76,000 for the nine-month period ending September 30, 1997. This decrease was primarily due to aggressive management of non-performing assets. Non-accrual loans increased by approximately $262,000 for the period ending December 31, 1996. Non-accrual loans increased approximately $328,000 from 1994 to 1995.

       This increase in the provision for loan losses and for non-accrual loans was attributable to purchase business combinations completed in 1995.

   NON-INTEREST INCOME

      Non-interest income, which includes all service charges and fees, increased 18.93% from $1,749,000 for the nine months ended September 30, 1996 to $2,080,000 for the nine months ending September 30, 1997. The $331,000 increase was mainly due to the recognition of loan fees of $188,000 and discounts on paid loans of $99,000.

      Non-interest income increased 2.07% to $2,415,000 for the year ended December 31, 1996 from $2,366,000 for the year ended December 31, 1995.

      Non-interest income increased 50.80% from $1,569,000 for the year ended December 31, 1994 to $2,366,000 for the year ended December 31, 1995. The $797,000 increase was mainly due to an increase in service charges of $501,000, loan fees of $69,000 and backroom operational fees of $70,000.

   NON-INTEREST EXPENSE

      Non-interest expense includes expenses which Fidelity incurs in the course of operations such as employee compensation and benefits, occupancy expense and general operating expenses. These expenses increased 9.82% from $7,218,000 for the nine months ended September 30, 1996 to $7,927,000 for the nine months ended September 30,

     1997. The increase was mainly attributable to the purchase of two branch locations on May 31, 1996, and the opening of two branch locations in the second quarter of 1996. The September 30, 1996 expenses included four months of operations for these two branches, compared to nine months of operations as of September 30, 1997.

      Noninterest expenses increased 25.08% from $7,973,000 for the year ended December 31, 1995 to $9,973,000 for the year ended December 31, 1996. The increase was mainly attributable to the increased expense associated with the purchase and opening of four branches in 1996.

      Noninterest expenses for the year ending December 31, 1995 increased by $2,881,000 or 56.58%, for the year ended December 31, 1994. The increase is attributable to the acquisition of two national banks as well as the purchase of a branch location.

    FEDERAL INCOME TAXES

      Fidelity's provision for income taxes was $1,565,000 and $1,455,000 for the nine-month periods ended September 30, 1997 and 1996, respectively. As of September 30, 1997, Fidelity had no net operating loss carryforwards.

      Fidelity's provision for income taxes was $1,964,000, $1,920,000 $987,000 the years ended December 31, 1996, 1995 and 1994, respectively.

    CAPITAL RESOURCES, LIQUIDITY AND FINANCIAL CONDITION

     CAPITAL RESOURCES

      The OCC has adopted risk-based and leverage capital measures to assist in the assessment of the capital adequacy of the banks it regulates. The principal objectives of the risk-based measures are to: (i) make regulatory capital requirements more sensitive to differences in risk profiles among financial institution; (ii) factor off-balance sheet exposures into the assessment of capital adequacy; (iii) minimize disincentives to holding liquid, low-risk assets; and (iv) achieve greater consistency in the evaluation of the capital adequacy of financial institutions.

      The risk-based capital guidelines include both a definition of capital and a framework for calculating risk weighted assets by assigning assets and off-balance sheet items to broad risk categories. The financial institution's risk-based capital ratio is calculated by dividing its qualifying capital (the numerator of the ratio) by its risk weighted assets (the denominator).

      The risk-based capital ratio focuses principally on broad categories of credit risk. The risk-based ratio does not, however, incorporate other factors that can affect a bank's financial condition. These factors include overall interest rate exposure, liquidity, funding and market risks, the effectiveness of loan and investment policies, and management's ability to monitor and control financial and operating risks.

      The Bank is a national bank and as such its qualifying total capital consists of two types of capital components: "core capital elements" (comprising Tier 1 capital) and "supplementary capital elements" (comprising Tier 2 capital). Certain nonqualifying assets are deducted from a financial institution's capital for the purpose of calculating the risk-based capital ratio.

      Assets and credit equivalent amounts of off-balance sheet items are assigned to one of four risk categories, according to certain criteria. The aggregate dollar value of the amount in each category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are added together, and this sum is the financial institution's total risk weighted assets that comprise the denominator of the risk-based capital ratio. Assets deducted from a bank's capital in determining the numerator of the risk-based capital ratio are not included as part of the financial institution's risk weighted assets.

      Risk weights for off-balance sheet items are determined by a two-step process. First, the "credit equivalent amount" of off-balance sheet items is determined, in most cases by multiplying the off-balance sheet items by a credit conversion factor. Second, in most cases, the credit equivalent amount is assigned to the appropriate risk category according to designated criteria.

      National banks are required to maintain a minimum risk-based capital ratio of total capital (after deductions) to risk weighted assets of 8%. In general, 50% of this ratio must consist of Tier 1 capital. Certain restrictions and limitations also apply regarding the calculation of Tier 1 capital. Tier 2 capital elements that are not used as part of Tier 1 capital generally will qualify for inclusion in a financial institutions capital base up to a maximum of 100% of the financial institution's Tier 1 capital. As of September 30, 1997, the Bank's Tier 1 risk-based capital ratio was 11.5% and the total risk-based capital ratio was 12.0%. As of year end 1996, the Bank's Tier 1 capital ratio was 10.8% and the total risk-based capital ratio was 11.1%.

      In addition, the OCC has promulgated capital leverage guidelines designed to supplement the risk-based capital guidelines. The principal objective of the leverage ratio is to address the extent to which a financial institution could leverage its equity capital base. The OCC requires its regulated national banks to meet a minimum leverage capital requirement of Tier 1 capital to total assets of not less than 3% for a bank that is not anticipating or experiencing significant growth and is highly rated (i.e., a composite rating of 1 on a scale of 1 to 5). Banks that the OCC determines are anticipating or experiencing significant growth or that are not highly rated must meet a minimum leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The Texas Banking Department's capital guidelines call for minimum equity capital to total assets of 6%.

      The Bank's leverage ratio was 5.8% for year end 1996 and 5.5% for year end
     1995.   As of September 30, 1997, the leverage ratio was 6.89%.

      The Federal Reserve has also promulgated capital leverage guidelines designed to supplement the risk-based capital guidelines. Bank holding companies must maintain a minimum ratio of 3%, although companies with greater risk profiles may be required to maintain additional capital of at least 100 to 200 basis points above the 3% minimum. As of September 30, 1997, the Company's leverage ratio was 5.98%. The Company's Tier I risk-based capital ratio was 9.97% and the total risk-based capital ratio was 10.45% which are above the regulatory minimums of 8% and 10% respectively.

   LIQUIDITY

      Fidelity's asset and liability management policy is intended to maintain adequate liquidity and thereby enhance its ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements, and otherwise sustain operations. Fidelity accomplishes this through management of the maturities of its interest-earning assets and interest-bearing liabilities. Liquidity is monitored and overall interest rate risk is assessed through reports showing both sensitivity ratios and existing dollar "gap" data. Fidelity believes its present position to be adequate to meet its current and future liquidity needs.

      The liquidity of Fidelity is maintained in the form of readily marketable investment securities, demand deposits with commercial banks, vault cash and federal funds sold. While the minimum liquidity requirement for banks is determined by federal bank regulatory agencies as a percentage of deposit liabilities, Fidelity's management monitors liquidity requirements as warranted by interest rate trends, changes in the economy and the scheduled maturity and interest rate sensitivity of the investment and loan portfolio, deposits and anticipated loan findings. In addition to the liquidity provided by the foregoing, Fidelity has correspondent relationships with other institutions with available secured lines of credit to purchase overnight funds totaling $88,600,000 should additional liquidity be needed. These lines are subject to restrictions such as the financial strength of Fidelity and the lenders ability to facilitate credit.

      Non-interest bearing demand deposits were $94,459,000 at September 30, 1997, an increase of $14,682,000 over the balance of $79,777,000 at September 30, 1996. Interest-bearing deposits were $196,469,000 at September 30, 1997, compared to $202,386,000 at September 30, 1996, a decrease of $5,917,000.

      Average non-interest bearing demand deposits were $85,692,000 for the nine months ended September 30, 1997, an increase of $13,798,000 over the average balance of $71,894,000 for the same period in 1996. Average interest-bearing deposits were $192,579,000 for the nine months ended September 30, 1997, compared to $186,914,000 for the same period in 1996, an increase of $5,665,000.

      Non-interest bearing demand deposits were $93,823,000 for the year ended December 31, 1996, an increase of $18,019,000 over the balance of $75,804,000 for the same period in 1995. Interest-bearing deposits were $196,664,000 for the year ended December 31, 1996, compared to $171,486,000 for the same period in 1995, a decrease of $25,178,000.

      Average non-interest bearing demand deposits were $74,766,000, $54,352,000 and $28,443,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Average interest-bearing deposits for the same years were $190,992,000, $143,210,000 and $82,252,000, respectively.

      Net cash generated by operating activities was $3,654,000 for the nine months ended September 30, 1997, and $574,000 for the nine months ended September 30, 1996. Proceeds from sales, principal paydowns and maturities of investment securities were $45,635,000 and $2,008,000 for the same periods. A net increase in deposit accounts of $441,000 was realized during the nine months ended September 30, 1997, compared to a net decrease of $8,005,000 for the same period in 1996. These changes were primarily attributable to changes in interest rates offered on time deposits. Fidelity purchased investment securities of $65,996,000 and $40,742,000 for the nine months ended September 30, 1997 and 1996.

      Net cash generated by operating activities was $1,050,000, $4,180,000 and $2,504,000 for the years ended 1996, 1995 and 1994, respectively. Proceeds from sales, principal paydowns, and maturities of investment securities were $35,796,000, $33,122,000 and $15,492,000 for the same periods.
     Proceeds from the sale of other real estate during 1996, 1995 and 1994 were
     $163,000, $742,000 and $277,000, respectively.   A net increase in deposit
     accounts of $319,000, $16,956,000 and $6,475,000 was realized during the years ended December 31, 1996, 1995 and 1994. The increase in deposits was primarily attributable to an increase in time deposits resulting from the offering of more attractive rates. Fidelity utilized these funds to originate loans and purchase investment securities. Fidelity purchased investment securities of $62,018,000 in 1996, $31,566,000 in 1995 and
     $27,318,000 in 1994.

      Funds utilized for the purchase of bank premises and equipment were $2,271,000, $965,000 and $1,548,000 during 1996, 1995 and 1994, respectively.

   INTEREST RATE SENSITIVITY

      Interest rate sensitivity refers to the relationship between market interest rates and net interest income resulting from the repricing of certain assets and liabilities. Interest rate risk arises when an earning asset matures or when its rate of interest changes in a time frame different from that of the supporting interest-bearing liability. One way to reduce the risk of significant adverse effects on net interest income of market rate fluctuations is to minimize the difference between rate sensitive assets and liabilities, referred to as "gap", by maintaining a similar interest rate sensitivity position of the assets and liabilities within a particular time frame.

      Maintaining an equilibrium between rate sensitive assets and liabilities will reduce some of the risk associated with diverse changes in market rates, but it will not guarantee a stable net interest spread because yields and rates may change simultaneously and by different amounts. These changes in market spreads could materially affect the overall net interest spread even if assets and liabilities were perfectly matched. If more assets than liabilities reprice within a given period, an asset sensitive position or "positive gap" is created. During a positive gap, a decline in market rates will have a negative impact on net interest income. Alternatively, where more liabilities than assets reprice in a given period, a liability sensitive position or "negative gap" is created (rate sensitivity ratio is less than 100%) and a decline in interest rates will have a positive impact on net interest income.

   The following table shows interest sensitivity gaps for these different intervals as of September 30, 1997.



                    ESTIMATED PERIOD OF POTENTIAL REPRICING
                             (DOLLARS IN THOUSANDS)

                                                                                  Over
                                                   One Day to       Over       Six Months
                                                      Three     Three to Six     to One     Over One
                                        Floating     Months        Months         Year        Year      Total
                                        ---------  -----------  -------------  -----------  ---------  --------
INTEREST SENSITIVE ASSETS
 Loans(1) (2)
  (Fixed Rate)                                        $10,487       $  8,526     $ 10,044   $ 69,640   $ 98,697
  (Floating Rate)                         60,259                                                         60,259
 Investment Securities
  (Fixed Rate)                                         26,318          8,402        4,683     41,230     80,633
  (Floating Rate)                         13,203                                                         13,203
   Due from Bank                                        5,646                          99                 5,745
Fed Funds Sold                                         18,640                                            18,640
                                        --------       ------      ---------      -------    -------    -------
TOTAL INTEREST SENSITIVE ASSETS           73,462       61,091         16,928       14,826    110,870    277,177
                                        --------       ------      ---------      -------    -------    -------
INTEREST SENSITIVE LIABILITIES
 Interest Bearing Deposits                                                                                   --
  Savings Accounts (3)                                    475            495          991      3,982      5,943
  NOW                                                   4,957          5,162       10,329     41,515     61,963
  Money Market Deposits                                10,535         10,331       20,656     20,451     61,973
  Time Deposits                                        28,639         12,606       16,384      8,898     66,527
  Repurchase Agreements                                 2,000                                             2,000
  Long-term debt                           2,444                                                          2,444
                                        --------       ------      ---------      -------    -------    -------
TOTAL INTEREST SENSITIVE LIABILITIES       2,444       46,606         28,594       48,360     74,846    200,850
                                        --------       ------      ---------      -------    -------    -------
PERIODIC GAP                              71,018      $14,485       $(11,666)    $(33,534)  $ 36,024   $ 76,327
                                        ========       ======      =========     ========   ========   ========
CUMULATIVE GAP                            71,018      $85,503       $ 73,837     $ 40,303   $ 76,327
                                        ========      =======      =========     ========   ========
PERIODIC GAP TO TOTAL EARNINGS
ASSETS                                     25.62%        5.23%         -4.21%      -12.10%     13.00%


     (1) Disclosure of loans categorized by type is excluded due to the information not being readily accessible.
     (2) Loans is reported gross of unearned income totaling $504,000 and allowance for Loan Losses of $882,000.
     (3) The cash flow assumptions applicable to non-maturity deposits are based upon a selection of uniform decay rates across gap buckets which complies with the maximum constraint for extending the treatment of such deposits under provisions of the policy statements used by the banking agencies in establishing a supervisory framework for measuring and assessing a bank's interest rate risk exposure.

          Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis. These prepayments may have significant effects on Fidelity's net interest margin. Because of these factors, an interest sensitivity gap report may not provide a complete assessment of Fidelity's exposure to changes in interest rates.

          INVESTMENT SECURITIES

          Set forth is a distribution of Fidelity's investment securities by contractual maturity dates at September 30, 1997 (mortgage-backed securities are classified in the period of contractual maturity):


                                                             (DOLLARS IN THOUSANDS)
                              ------------------------------------------------------------------------------------------
                                                                       MATURING
                                WITHIN ONE       AFTER ONE BUT      AFTER FIVE BUT
                                   YEAR        WITHIN FIVE YEARS    WITHIN TEN YEARS         AFTER TEN YEARS       TOTAL
                              --------------   ----------------     ---------------        -------------------    ------
                              AMOUNT   YIELD    AMOUNT    YIELD     AMOUNT    YIELD         AMOUNT       YIELD    AMOUNT
                              ------   -----    ------    -----     ------    -----         -------      ------   -------
Securities held to maturity:
  U.S. Treasury                 1,234  4.99%         --      --         --        --              --       --       1,234
  Government Agency             1,000  5.91%     28,724    6.36%     4,009      6.90%          3,000     7.07%     36,733
  Mortgage-backed               1,752  4.86%     13,164    6.55%     2,507      7.15%         17,894     6.88%     35,317
                                -----  -----    -------   ------   -------      -----       ---------   ------    -------
Total Securities held to
 maturity                       3,986  5.16%    $41,888    6.42%    $6,516      6.99%        $20,894     6.90%    $73,284
                                =====  =====    =======   ======   =======      =====       =========    =====    =======
Securities available for
 sale:
  U.S. Treasury                $6,695  5.23%         --      --         --         --              --       --    $ 6,695
  Government Agency                --    --       2,000    6.82%        --         --              --       --      2,000
  Mortgage-backed                  --    --          --      --         --         --          10,357     6.51%    10,357
                                -----  -----    -------   ------   -------      -----       ---------   ------    -------
                                6,695  5.23%      2,000    6.82%                               10,357     6.51%    19,052

  Stock in Federal Reserve         --    --          --      --         --          --            437     6.00%       437
  Other Securities                 --    --          --      --         --          --          1,063     6.02%     1,063
                                -----  -----    -------   ------   -------      ------      ---------   ------    -------
                                                                                                1,500     6.01%     1,500
Total Securities
available for sale             $6,695  5.23%    $ 2,000    6.82%        --          --        $11,857     6.44%   $20,552
                               ======  =====    =======   ======   =======      ======      =========   ======    =======

   DEPOSITS

   The average balances and average rates paid by category of deposit at the dates shown below are as follows:


                                        (Dollars in Thousands)

                         As of September 30, 1997             As of December 31
                         ------------------------    ------------------------------------------
                                                             1996              1995
                          Amount         Rate         Amount       Rate       Amount       Rate
                         --------        ----        --------      ----      --------      ----
Non-interest Bearing:
    Demand                $ 85,692         --         $ 74,766       --       $ 54,352       --
Interest Bearing:
    NOW accounts            59,186       3.03%          53,830     3.21%        39,355     3.78%
    Money market            55,762       3.36%          55,103     3.48%        42,055     4.08%
    Savings                  7,330       1.96%           8,171     1.93%         7,364     2.53%
    Time                    70,301       5.09%          73,888     5.30%        54,436     5.25%
    Other                       --         --               --       --             --       --
                         ----------                  ---------               ---------
                         $ $278,271                  $ 265,758               $ 197,562
                         ==========                  =========               =========

  TOTAL


   The scheduled maturities of certificates of deposit in denominations of $100,000 or more at September 30, 1997, and December 31, 1996, including public funds, are shown below:

                                           (Dollars in Thousands)

                                    September 30, 1997  December 31, 1996
                                    ------------------  -----------------
Due in three months or less                   $16,105            $13,348

Due in over three to six months                 4,419              5,817

Due in over six to twelve months                5,798             10,703

Due in over twelve months                       2,482              2,284
                                    -----------------   ----------------

     Total                                   $28,804             $32,152
                                    ================    ================

     LOANS

     The following table classifies the Bank's loans according to type as of the dates shown:


                                                     (Dollars in Thousands)

                                  September 30,                         December 31,
                                      1997          1996       1995      1994      1993       1992
                                  -------------   --------   --------   -------   -------   --------
                                       $ 15,767    $ 9,135   $  3,987   $ 2,053   $ 2,490   $   226
Real estate-construction
Real estate-mortgage                     94,491     84,334     74,462    54,502    47,086    31,068
Commercial & Industrial                  39,611     38,464     30,807     9,487     8,802     4,570
Loans to Individuals
    Credit Card                             519        562        638        --        --        --
    Other                                 8,527     11,041     11,738     4,148     6,978     7,970
Overdrafts                                   41         31         29        19        24       163
 TOTAL                                  158,956    143,566    121,661    70,209    65,380    43,997
Less allowance for loan losses              882        581        590       379       428       398
Less unearned income                        504        580        875       467       831     1,257
                                  -------------   --------   --------   -------   -------   --------

  TOTAL NET                            $157,570   $142,405   $120,196   $69,363   $64,121   $42,342
                                  =============   ========   ========   =======   =======   ========



     The maturities of commercial and industrial and real estate construction loans, net of unearned discount, at September 30, 1997, were as follows:

                              (Dollars in Thousands)


                     Commercial     Real Estate
                    & Industrial    Construction    Total
                    ------------    ------------    ------
Less than 1 year          16,195           3,795     19,990
1-5 years                 19,329           8,323     27,652
5-15 years                 4,087           2,187      6,274
Over 15 years                 --           1,462      1,462
                    ------------    ------------     ------
                          39,611          15,767     55,378



        ALLOWANCE FOR LOAN LOSSES AND RISK ELEMENTS ALLOWANCE FOR LOAN LOSSES AND RISK ELEMENTS

        The provision for loan losses represents a determination by Fidelity's management of the amount necessary to be charged to operating income and credited to the allowance for loan losses to maintain a level which it considers adequate in relation to the risk of future losses inherent in the loan portfolio. It is Fidelity's policy to provide for exposure to losses for specifically identified credits, and a general allowance for the remainder of the loan portfolio. While it is also Fidelity's policy to charge off in the current period those loans in which a loss is deemed to exist, risks of future losses also exist which cannot be quantified precisely or attributed to particular loans or classes of loans.

      In assessing the adequacy of its allowance for loan losses, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged off and to assess the risk characteristics of individually significant loans and of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers, the senior credit officer, the Chief Executive Officer and the Board of Directors, and also those of bank regulatory agencies that review the loan portfolio as part of their regular examination of Fidelity and the Bank.

      In evaluating the allowance for loan losses, management also considers Fidelity's loan loss experience, the amount of past due and non-performing loans, current and anticipated economic conditions, changes in underwriting, lending and collection procedures, and changes in loan volumes.

      The allowance for loan losses at September 30, 1997 was $882,000, compared to $581,000 at December 31, 1996, $590,000 at December 31, 1995, and
     $379,000 at December 31, 1994. Although additional losses may occur, management believes the allowance for loan losses to be adequate as of the date presented. As shown in the table below, management determined that at September 30, 1997, approximately 11.34 percent of the allowance for loan losses was related to commercial, financial and agricultural loans, 7.25 percent was associated with real estate loans and .11 percent was related to consumer installment loans. Approximately 81.30 percent of the allowance remained unallocated to any specific category.


                                      Period Ended September 30,                  For the Years Ending December 31,
                             -------------------------------------------   ----------------------------------------------
                                    1997                 1996                    1996                    1995
-------------------------------------------------------------------------------------------------------------------------
                                        Percent of            Percent of              Percent of                Percent of
                              Amount     Total        Amount    Total        Amount     Total         Amount      Total
--------------------------------------------------------------------------------------------------------------------------
Commercial, financial and
  agricultural                    $100    11.34%        $ 17     3.15%          $ 34     5.78%           $ 45      7.54%
Real estate-construction            --       --%           5     0.84%             8     1.44%             --        --%
Real estate-mortgage
  Residential                       34     3.85%          51     9.33%            45     7.77%             65     11.00%
  Commercial                        30     3.40%          49     8.98%            47     8.07%             56      7.75%
Consumer                             1     0.11%          11     2.06%             9     1.53%             21      3.58%
Unallocated                        717    81.30%         414    75.64%           438    75.42%            414     70.13%
                                  ----   -------        ----   -------          ----   -------           ----    -------
                                  $882   100.00%        $547   100.00%          $581   100.00%           $590    100.00%
                                  ====   =======        ====   =======          ====   =======           ====    =======





                                            For the Years Ending December 31,
                             -------------------------------------------------------------------
                                    1994                 1993                    1992
                             -------------------------------------------------------------------
                                        Percent of            Percent of              Percent of
                              Amount     Total        Amount    Total        Amount     Total
                             -------------------------------------------------------------------
Commercial, financial and
  agricultural                    $  9     2.27%        $ --       --             --       --
Real estate-construction            --       --%          --       --             --       --
Real estate-mortgage
  Residential                       50    13.13%         168    39.25%           156    39.20%
  Commercial                        37     9.72%          85    19.86%            97    24.37%
Consumer                             2     0.62%          23     5.37%             9     2.26%
Unallocated                        281    74.26%         152    35.51%           136    34.17%
                                  ----   -------        ----   -------          ----   -------
                                  $379   100.00%        $428   100.00%          $398   100.00%
                                  ====   =======        ====   =======          ====   =======

         The following table reflects the charge-offs and recoveries in the allowance for Loan and Lease Account for the years ended December 31, 1996, 1995, 1994, 1993, and 1992 and for the periods ended September 30, 1997 and 1996.



                                                             (Dollars in Thousands)
                                               As of and for the
                                               Nine Months Ended          As of and for the Years
                                                 September 30,               Ended December 31,

                                                      1997          1996    1995    1994    1993    1992
                                                      ----          ----    ----    ----    ----    ----
Balance at Beginning of period                        $ 581        $ 590   $ 379   $ 428   $ 398   $ 570
Charge-offs
 Commercial, financial and agricultural                  --          167      84      33      66      82
 Real estate-construction                                --           --      --      --      --      --
 Real estate-mortgage                                     1            7      72     171      37     264
 Loans to individuals                                    80           21       4      22      21      12
 Credit card loans                                        4           18       7      --      --      --
 Other                                                   --           --      --      --      --      --
                                                       ----        -----   -----   -----   -----   -----
  Total charge-offs                                      85          213     167     226     124     358

Recoveries
 Commercial, financial and agricultural                   4          139      60      70      79      76
 Real estate-construction                                --           --      --      --      --      --
 Real estate-mortgage                                    --           29      --      --       2      15
 Loans to individuals                                    26           --      --       2       4       3
 Credit card loans                                       --           --      --      --      --      --
 Other                                                   --           --      --      --      --      --
                                                       ----        -----   -----   -----   -----   -----
  Total recoveries                                       30          168      60      72      85      94

 Net charge-offs (recoveries)                            55           45     107     154      39     264
 Provision charged to expense                           356           36      66     105      69      92
 Additions due to acquisitions                           --           --     252      --      --      --
                                                       ----        -----   -----   -----   -----   -----
  Balance at end of period                            $ 882        $ 581   $ 590   $ 379   $ 428   $ 398
                                                       ====        =====   =====   =====   =====   =====
  Net charge-offs (recoveries) as a
    percentage of
    average loans (annualized)                         0.04     %   0.03%   0.09%   0.24%   0.06%   0.62%

  NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

  The following is an analysis of non-performing assets as of the dates shown:

                                                                      (Dollars in Thousands)
                                                                           December 31,
                                                  September 30,
                                                      1997       1996   1995   1994   1993   1992
                                                  -------------  ----   ----   ----   ----   ----

Loans accounted for on a nonaccrual basis                 $  85  $ 161  $ 423  $  95  $ 261  $ 237
Accruing loans which are contractually past
   due 90 days or more as to principal or
   interest payments                                        553    125      5      2      2    173
   Troubled debt restructuring                               --     --     --     --     --     --
                                                          -----  -----  -----  -----  -----  -----
     Total                                                $ 638  $ 286  $ 428  $  97  $ 263  $ 410
                                                          =====  =====  =====  =====  =====  =====

   Interest income included in net income                    16      2      5      1      2      1
    for period
   Foregone interest on nonaccrual loans                      3      6     41      7      6     11

      The accrual of interest on a loan is discontinued when, in the opinion of management (based upon such criteria as default in payment, asset deterioration, decline in cash flow, recurring operating loss, declining sales, bankruptcy and other financial conditions which could result in default), the borrower's financial condition is such that the collection of interest is doubtful. As of September 30, 1997, loans totaling $85,000 or .05% of total net loans outstanding, were on a non-accrual basis, therefore, no income was being recognized. As of year end 1996, loans totaling $161,000 or .11% of total net loans outstanding, were on a non-accrual basis and, therefore, no income was being recognized. The increase was primarily due to increases in installment and commercial loans which became classified as nonaccrual. Management believes the risks of these loans to be significant as there may be some portion of the principal which will become uncollectible.

      Placing a loan on non-accrual status has a two-fold impact on net interest income. First, it causes an immediate charge against earnings with respect to that particular loan. Second, it eliminates future interest earnings with respect to that particular loan. Interest on such loans is not recognized until all of the principal is collected or until the loan is returned to a performing status.

      RETURN ON EQUITY AND ASSETS

      The return on equity and return on assets for the periods shown below are as follows:


                                     For the Nine       For the Years Ended
                                     Months Ended           December 31,
                                      September 30,
                                     --------------   -----------------------
                                         1997/1/        1996    1995    1994
                                     --------------   -----------------------
Return on Average Assets                  1.37%         1.20%   1.64%   1.61%
Return on Average Equity                 19.98%        18.23%  23.43%  19.21%
Average Equity to Average                 6.86%         6.57%   7.01%   8.37%
 Assets Ratio
Dividend Payout Ratio                       --            --      --      --

--------------
/1/  Annualized for 1997

                   RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS

    Compass' Board of Directors appointed KPMG Peat Marwick llp as independent
auditors for Compass for the year ending December   31, 1997.  KPMG Peat Marwick
llp has served as Compass' independent auditors continuously since 1971.

    Fidelity's Board of Directors appointed Fisk & Robinson, P.C. as independent
auditors for Fidelity for the year ending December 31,   1997.  Fisk & Robinson,
P.C. has served as Fidelity's and the Bank's independent auditors continuously since 1988.

    Compass and Fidelity have been advised by KPMG Peat Marwick llp and Fisk &
Robinson, P.C. that neither KPMG Peat Marwick llp   nor Fisk & Robinson, P.C.
has any direct financial interest or any material indirect financial interest in
Compass, Fidelity or their affiliates other   than arising from that firm's
employment as auditors for Compass and Fidelity, respectively.


                                    EXPERTS

   The consolidated financial statements of Compass as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick llp, independent certified public accountants, incorporated by reference herein and in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Fidelity as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, have been included herein and in the Registration Statement in reliance upon the report of Fisk & Robinson, P.C., independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL OPINIONS

     Jerry W. Powell, Esquire, General Counsel, Secretary and an employee of Compass, has rendered an opinion concerning the validity of the securities being offered pursuant to this Proxy Statement/Prospectus and certain other matters. As of September 30, 1997, Mr. Powell was the beneficial owner of an aggregate of approximately _________ shares of Compass Common Stock. Liddell, Sapp has passed upon, among other things, certain federal income tax consequences of the Merger, and the receipt by Compass of its opinion as to such federal income tax consequences of the Merger is a condition to the Closing of the Merger. Smith Underwood & Perkins and Liddell, Sapp are also expected to render legal opinions as to certain matters acceptable to Fidelity and Compass, respectively.


                                INDEMNIFICATION

  Compass' Bylaws contain provisions similar to those of Section 145 of the GCL, which authorize Compass to indemnify its officers, directors, employees and agents to the full extent permitted by law. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIDELITY AND COMPASS--CERTAIN DIFFERENCES BETWEEN THE CORPORATION LAWS OF TEXAS AND DELAWARE AND CORRESPONDING CHARTER AND BY-LAW PROVISIONS--LIMITATION OF LIABILITY AND INDEMNIFICATION".

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Compass, Compass has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 OTHER MATTERS

  Fidelity's Board of Directors does not know of any matters to be presented at the Meeting other than those set forth above. If any other matters are properly brought before the Meeting or any adjournment thereof, the enclosed proxy will be voted in accordance with the recommendations of Fidelity's Board of Directors unless "Authority Withheld" is indicated in the appropriate box on the proxy. SEE " INTRODUCTION".

                         INDEX TO FINANCIAL STATEMENTS
                                       OF
                           FIDELITY RESOURCES COMPANY



                                                                            Page
                                                                            ----

1.   Auditors' Report regarding the December 31, 1996, 1995 and 1994
     Consolidated Financial Statements                                      F-2

2.   Consolidated Balance Sheet as of December 31, 1996 and 1995            F-4

3.   Consolidated Statement of Income for the Three Years Ended
     December 31, 1996                                                      F-5

4.   Consolidated Statement of Changes in Stockholders' Equity for the
     Three Years ended December 31, 1996                                    F-6

5.   Consolidated Statement of Cash Flows for the Three Years Ended
     December 31, 1996                                                      F-7

6.   Notes to Consolidated Financial Statements                             F-8

7.   Consolidated Balance Sheet (unaudited) as of September 30, 1997       F-33

8.   Consolidated Statement of Income (unaudited) for the Nine Months
     Ended September 30, 1997 and 1996                                     F-34

9. Consolidated Statement of Changes in Stockholders' Equity (unaudited) F-35 for the Nine Months Ended September 30, 1997 and 1996

10.  Consolidated Statement of Cash Flows (unaudited) for the Nine Months
     Ended September 30, 1997 and 1996                                     F-36

11.    Notes to Consolidated Financial Statements (unaudited)              F-37

                           FIDELITY RESOURCES COMPANY
                                AND SUBSIDIARIES

                       Consolidated Financial Statements

                        December 31, 1996, 1995 and 1994

                  (With Independent Auditors' Report Thereon)

[LOGO OF FISK ROBINSON APPEARS HERE]

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


The Board of Directors
Fidelity Resources Company


We have audited the accompanying consolidated balance sheet of Fidelity Resources Company and Subsidiaries (together referred to as Company) as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fidelity Resources Company and Subsidiaries as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 5 to the financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan", which was subsequently revised by Statement No. 118, effective January 1, 1995.

                                /s/ FISK & ROBINSON P.C.
                                ------------------------

March 7, 1997

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES

                           Consolidated Balance Sheet

                           December 31, 1996 and 1995

                       (In Thousands, Except Share Data)



ASSETS                                                                                 1996           1995
------                                                                              ---------      ---------
Cash and due from banks                                                             $  27,484      $  19,990
Interest bearing deposits in other banks                                               16,750          7,134
Federal funds sold                                                                     36,350         58,885
                                                                                    ---------      ---------

      Total cash and cash equivalents                                                  80,584         86,009

Securities available for sale (at market value)                                        14,481          7,011
Securities held to maturity (market values of $58,612 and $40,219
  at December 31, 1996 and 1995, respectively)                                         58,762         39,914
Loans, net of allowance for loan losses and unearned income of
  $1,161 and $1,465 at December 31, 1996 and 1995, respectively                       142,405        120,196
Bank premises and equipment, net                                                       10,262          7,657
Other real estate owned, net                                                              460            569
Goodwill                                                                                4,511          4,001
Other assets                                                                            2,856          2,661
                                                                                    ---------      ---------

      Total assets                                                                  $ 314,321      $ 268,018
                                                                                    =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Deposits:
  Noninterest bearing                                                               $  93,823      $  75,804
  Interest bearing                                                                    196,664        171,486
                                                                                    ---------      ---------

      Total deposits                                                                  290,487        247,290

Other liabilities                                                                       1,503          1,582
Notes payable                                                                           1,483          1,787
Minority interest in subsidiary                                                            53             43
Commitments and contingencies                                                               -              -
                                                                                    ---------      ---------

      Total liabilities                                                               293,526        250,702

Stockholders' equity:
  Preferred stock, $1.00 par value; 5,000,000 shares authorized,
    none issued and outstanding                                                             -              -
  Common stock, $.10 par value; 95,000,000 shares authorized,
    3,297,782 issued and outstanding at December 31, 1996 and 1995                        330            330
  Paid-in capital                                                                       9,831          9,831
  Retained earnings                                                                    10,916          7,453
  Obligation under ESOP                                                                  (264)          (287)
  Unrealized depreciation on securities available for sale, net of tax
    of $10 and $6 at December 31, 1996 and 1995, respectively                             (18)           (11)
                                                                                    ---------      ---------

      Total stockholders' equity                                                       20,795         17,316
                                                                                    ---------      ---------

      Total liabilities and stockholders' equity                                    $ 314,321      $ 268,018
                                                                                    =========      =========


          See accompanying notes to consolidated financial statements.

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES

                        Consolidated Statement of Income

                  For the Three Years Ended December 31, 1996

                     (In Thousands, Except Per Share Data)


                                                               1996             1995             1994
                                                            ----------       ----------       ----------
Interest income:
  Interest and fees on loans                              $    13,504      $    12,278      $     7,227
  Interest on deposits in other banks                             415              308              149
  Interest on federal funds sold                                2,233            2,231              403
  Interest and dividends on investment securities:
    Taxable                                                     4,714            2,714            1,743
    Nontaxable                                                      5                2                -
                                                          -----------      -----------      -----------

        Total interest income                                  20,871           17,533            9,522

Interest expense on deposit accounts (including
  interest expense on certificates of deposit
  of $100,000 and over of $1,704, $991 and
  $473 in 1996, 1995 and 1994, respectively)                    7,719            6,248            2,899
Interest expense on notes payable and other borrowings            122              136                -
                                                          -----------      -----------      -----------

        Total interest expense                                  7,841            6,384            2,899
                                                          -----------      -----------      -----------

Net interest income                                            13,030           11,149            6,623

Provision for possible loan losses                                 36               66              105
                                                          -----------      -----------      -----------

Net interest income after provision for
  possible loan losses                                         12,994           11,083            6,518
                                                          -----------      -----------      -----------

Noninterest income:
  Service charges on deposit account                            1,450            1,194              694
  Other                                                           965            1,172              875
                                                          -----------      -----------      -----------

        Total noninterest income                                2,415            2,366            1,569
                                                          -----------      -----------      -----------

Noninterest expense:
  Salaries and employee benefits                                4,767            3,746            2,277
  Occupancy of bank premises                                    1,344              987              607
  Furniture and equipment expense                                 710              522              342
  Other                                                         3,152            2,718            1,866
                                                          -----------      -----------      -----------

        Total noninterest expense                               9,973            7,973            5,092
                                                          -----------      -----------      -----------

Income before income tax expense and
  minority interest in income of subsidiary                     5,436            5,476            2,995

Minority interest in income of subsidiary                          (9)              (8)             (59)
                                                          -----------      -----------      -----------

Income before income tax expense                                5,427            5,468            2,936

Income tax expense                                              1,964            1,920              987
                                                          -----------      -----------      -----------

Net income                                                      3,463            3,548            1,949

Preferred stock dividends                                           -              (26)               -
                                                                           -----------      -----------


Net income available to common shareholders               $     3,463      $     3,522      $     1,949
                                                          ===========      ===========      ===========

Weighted average common and common equivalent
  shares outstanding                                        3,556,280        3,466,068        2,597,468
                                                          ===========      ===========      ===========

Primary and fully diluted earnings per common
  and common equivalent share                             $       .97      $      1.02      $       .75
                                                          ===========      ===========      ===========

          See accompanying notes to consolidated financial statements.

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES

           Consolidated Statement of Changes in Stockholders' Equity

                  For the Three Years Ended December 31, 1996

                                 (In Thousands)


                                                                                              Net Unrealized
                                                                                               Appreciation
                                                                                              (Depreciation)on
                                            Preferred  Common   Paid-In  Retained  Obligation    Securities
                                              Stock     Stock   Capital  Earnings   of ESOP      Available     Total
                                              ------  -------  -------  --------  ----------     For Sale      -----
                                                                                              --------------

Balance January 1, 1994                     $   41    $240     $ 6,698   $ 1,982  $   -       $   -            $  8,961

Effect of adoption of SFAS 115, "Accounting
  for Certain Investments in Debt and Equity
  Securities", on January 1, 1994                -       -           -         -      -          38                  38

Sale of stock                                    -      60       1,740         -      -           -               1,800

Issuance of stock in exchange for stock of
  subsidiary held by related parties             -       5         193         -      -           -                 198

Obligation of ESOP                               -       -           -         -   (193)          -                (193)

Net income                                       -       -           -     1,949      -           -               1,949

Net changes in unrealized depreciation on
  securities available for sale                  -       -           -         -      -        (269)               (269)
                                            ------    ----     -------   -------  -----       -----            --------

Balance December 31, 1994                       41     305       8,631     3,931   (193)       (231)             12,484

Retirement of preferred stock                  (41)      -           -         -      -           -                 (41)

Sale of stock                                    -      23       1,127         -      -           -               1,150

Issuance of stock in exchange for stock of
  subsidiary held by related parties             -       2          73         -      -           -                  75

Obligation of ESOP                               -       -           -         -    (94)          -                 (94)

Net income                                       -       -           -     3,548      -           -               3,548

Net changes in unrealized depreciation on
  securities available for sale                  -       -           -         -      -         220                 220

Cash dividends on preferred stock                -       -           -       (26)     -           -                 (26)
                                            ------    ----     -------   -------  -----       -----            --------

Balance December 31, 1995                        -     330       9,831     7,453   (287)        (11)             17,316

Obligation of ESOP                               -       -           -         -     23           -                  23

Net income                                       -       -           -     3,463      -           -               3,463

Net changes in unrealized depreciation on
  securities available for sale                  -       -           -         -      -          (7)                 (7)
                                            ------    ----     -------   -------  -----       -----            --------

Balance December 31, 1996                   $    -    $330     $ 9,831   $10,916  $(264)      $ (18)           $ 20,795
                                            ======    ====     =======   =======  =====       =====            ========


          See accompanying notes to consolidated financial statements.

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES

                      Consolidated Statement of Cash Flows

                  For the Three Years Ended December 31, 1996

                                 (In Thousands)



                                                          1996          1995          1994
                                                         -------       -------       -------
Cash flows from operating activities, net of effect
of purchase transactions as discussed in Notes
2 and 3:
    Net income                                            $  3,463      $  3,548      $  1,949
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation, amortization and accretion               228          (452)         (649)
        Provision for possible loan losses                      36            66           105
        Provision for deferred federal income tax               19           381           934
         expense
        Loss on sale of available for sale securities            -            10            25
        Loss (gain) on sale of other real estate                 8           (54)           26
        Net change in other assets and other                (2,704)          681          (114)
         liabilities
                                                          --------      --------      --------

          Net cash provided by operating activities          1,050         4,180         2,504
                                                          --------      --------      --------

Cash flows from investing activities:
  Proceeds from sales or maturities of available
    for sale securities                                      4,846        15,950         7,373
  Proceeds from sales or maturities of held to
    maturity securities                                     30,950        17,172         8,119
  Purchase of available for sale securities                (12,316)         (317)       (4,032)
  Purchase of held to maturity securities                  (49,702)      (31,249)      (23,286)
  Net loans collected (originated or acquired)              (2,155)       11,359        (4,745)
  Proceeds from acquisition of banks                        24,051        43,591             -
  Payments to stockholders of acquired banks
    and other acquisition costs                                (79)      (12,189)            -
  Purchase of premises and equipment                        (2,271)         (965)       (1,548)
  Proceeds from sale of other real estate owned                163           742           277
                                                          --------      --------      --------

          Net cash (used) provided by investing             (6,513)       44,094       (17,842)
           activities
                                                          --------      --------      --------

Cash flows from financing activities:
  Net increase in demand deposits, NOW and
    savings accounts                                         9,780        19,794         6,050
  Net maturities of certificates of deposit                 (9,461)       (2,838)          425
  Net (payments) proceeds from note payable                   (281)        1,500             -
  Proceeds from sale of capital stock                            -         1,150         1,800
  Retirement of preferred stock                                  -           (41)            -
  Cash dividends on preferred stock                              -           (26)            -
                                                          --------      --------      --------

          Net cash provided by financing activities             38        19,539         8,275
                                                          --------      --------      --------

Net (decrease) increase in cash and cash equivalents        (5,425)       67,813        (7,063)

Cash and cash equivalents at beginning of year              86,009        18,196        25,259
                                                          --------      --------      --------

Cash and cash equivalents at end of year                  $ 80,584      $ 86,009      $ 18,196
                                                          ========      ========      ========


          See accompanying notes to consolidated financial statements.

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1996, 1995 and 1994



1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    -----------------------------------------------------------

The following is a summary of the significant accounting policies used by Fidelity Resources Company and Subsidiaries (together referred to as Company) in the preparation of its consolidated financial statements. These accounting policies conform to generally accepted accounting principles and practices generally followed within the banking industry. A description of the more significant of these policies follows.

Organization
------------

On December 31, 1986, Fidelity Resources Company (Resources) acquired 95.61% of the outstanding stock of Fidelity Bank, National Association (Bank). In subsequent years, Resources acquired an additional 3.49% of the outstanding stock of the Bank. During 1995, Resources acquired an additional 0.66% of the outstanding stock of the Bank for a total ownership of 99.76%. On March 20, 1996, Fidelity Resources Company of Delaware, Inc. (Delaware) was formed. Resources acquired 100% of the outstanding stock of Delaware in exchange for its 99.76% of the outstanding stock of the Bank. The accompanying consolidated financial statements include the accounts of Resources, Delaware and the Bank. All significant intercompany accounts and transactions have been eliminated.

Business
--------

The Company provides a full range of banking services to individual and corporate customers and is subject to competition from other local financial institutions. Resources, Delaware and the Bank are also subject to the regulations of certain federal agencies and undergo periodic examinations by those regulatory authorities.

Use of Estimates
----------------

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES



Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and valuation of other real estate owned. In connection with the determination of the allowance for loan losses and valuation of other real estate owned, management normally obtains independent appraisals for significant properties.

A significant portion of the Company's loans are secured by real estate in local markets. In addition, other real estate owned is located in this same market. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in local market conditions.

The allowance for loan losses and losses on other real estate owned are adequate. While management uses available information to recognize losses on loans and other real estate owned, future provisions for losses on loans and other real estate owned may be necessary based on changes in local economic conditions. In addition, the Office of the Comptroller of the Currency (OCC), as an integral part of its examination process, periodically reviews the Bank's allowance for loan losses and losses on other real estate owned. The OCC may require the Bank to record additional provisions for losses based on its judgments about information available at the time of its examination.

Cash and Cash Equivalents
-------------------------

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Federal funds are normally sold for one-day periods. Highly liquid investments with an initial maturity less than ninety days are normally considered to be cash equivalents.

Securities Held to Maturity
---------------------------

Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

Securities Available for Sale
-----------------------------

Available for sale securities consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as held to maturity securities.

Unrealized holding gains and losses, net of tax, on available for sale securities, if any, are reported as a net amount in a separate component of stockholders' equity until realized.

Gains and losses on the sale of available for sale securities are determined using the specific identification method.

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES



Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary, if any, would result in write-downs of the individual securities to their fair value. The related write-downs, if any, would be included in earnings as realized losses.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans
-----

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

Beginning in 1995, fees associated with originating loans to the extent they exceed loan origination costs generally have been deferred and recognized over the life of the related loans as an adjustment of the yield. For the year ended December 31, 1994 fees and cost associated with originating loans were recognized in the period in which the fees were received and costs were incurred. For the year ended December 31, 1994, management believes that not deferring all such fees and costs and amortizing them over the life of the related loans does not materially affect the financial position or results of operations of the Company.

Impaired loans, as defined by Statement of Financial Accounting Standards (SFAS) 114 and as amended by SFAS 118, are accounted for at the net present value of expected future cash flows, discounted at the loan's effective interest rate, the observable market price of the loan or at the fair value of the collateral if the loan is collateral dependent.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

In connection with the Total Asset Purchase and Assumption Acquisition of 1989 and the purchased loan pools discussed in note 5 of the financial statements, for certain loans whose collection is probable and the amounts and timing of collections are estimable, the Company amortizes the difference between the acquisition amount and the estimated and probable future cash collections to income over the life of the loan using the interest method. The amounts amortized in 1996, 1995 and 1994 were approximately $410,000, $551,000 and $754,000, respectively, and are included with interest income on loans in the accompanying statement of income. In addition, certain acquired loans have been recovered in amounts exceeding their recorded values. In 1996, 1995 and 1994, the excess collections were approximately $394,000, $593,000 and $499,000, respectively, and are included in other noninterest income in the accompanying statement of income.

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES



The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Bank Premises and Equipment
---------------------------

Bank premises and equipment are stated at cost less accumulated depreciation. Provisions for depreciation and amortization are computed using the straight-line method. Average useful lives used for depreciation and amortization with respect to major classifications of property are as follows:

Buildings                                       25 to 30 years
Leasehold improvements                          Term of the lease
Furniture and equipment                         5 years


Maintenance and repairs are charged to expense; betterments and renewals are capitalized. Upon retirement or replacement, the cost of the asset and the related accumulated depreciation are eliminated with the resulting gain or loss included in the statement of income.

Other Real Estate Owned
-----------------------

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other noninterest expense.

Federal Income Taxes
--------------------

Resources and its subsidiaries file a consolidated federal income tax return. Income taxes are allocated on a separate return basis.

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES



Employee Benefit Plans
----------------------

The Company has certain employee benefit plans which cover substantially all employees. Contributions to the benefit plans are at the direction of the Board of Directors and the amounts are determined by the Board of Directors.

Intangible Assets
-----------------

Goodwill represents the excess of cost over assignable market values of tangible assets of acquired banks or branches and is being amortized to expense over a period of fifteen years on a straight line basis. Amortization expense charged to operations for 1996, 1995 and 1994 was approximately $313,000, $223,000 and $38,000, respectively.

Financial Instruments
---------------------

In the ordinary course of business the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Fair Values of Financial Instruments
------------------------------------

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

  Cash and short term instruments

  The carrying amounts of cash and short term instruments approximate their fair value.

  Available for sale and held to maturity securities

  Fair values for securities excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES



  Loans

  For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

  Deposit liabilities

  The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed term money market accounts and certificates of deposit (CD's) approximate their fair values at the reporting date. Fair values for fixed-rate CD's are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

  Notes payable

  The carrying amounts of notes payable approximate their fair value.

  Off-balance sheet instruments

  Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the counterparties' credit standings.

Earnings Per Share
------------------

Earnings per common and common equivalent share were computed by dividing net income available to common shareholders by the weighted average number of shares of common stock and common stock equivalents outstanding during each year presented. The number of common shares was increased by the number of shares issuable on the exercise of options and decreased by the number of shares assumed purchased with proceeds upon exercise, at the estimated market price of the common stock (book value).

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES



Reclassification
----------------

Certain amounts previously reported have been reclassified to conform to the current format.


2.  ACQUISITIONS
    ------------

In May 1996, the Bank acquired certain assets and assumed certain liabilities of two branches of United Bank and Trust. In February 1995, the Bank acquired, through a merger transaction, 100% of the common stock of EastPark Bancshares, Inc. In June 1995, the Bank purchased certain assets and assumed certain liabilities related to the Lakewood Branch of Texas Community Bank. In July 1995, the Bank acquired, through a merger transaction, 100% of the assets and liabilities of Interstate National Bank. The transactions have been accounted for by the purchase method of accounting. The results of operations of the acquired entities or branches are included in the accompanying financial statements since the dates of acquisition.

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES



A summary of the estimated market values of assets acquired and liabilities assumed, prepared in accordance with Accounting Principles Board Opinion No. 16, is as follows (in thousands):

                                                            1996                        1995
                                                           ------                      ------

Assets
------

Cash                                                      $     256                   $   24,636
Federal funds sold                                           23,795                       18,955
Securities                                                        -                       13,854
Loans, net                                                   19,449                       61,231
Bank premises and equipment                                   1,196                        3,071
Other                                                           263                        1,648
                                                         ----------                   ----------

      Total assets                                           44,959                      123,395

Liabilities
-----------

Deposits                                                     42,878                      114,267
Other liabilities                                             2,790                          620
                                                         ----------                   ----------

      Total liabilities                                      45,668                      114,887
                                                         ----------                   ----------

Other acquisition costs:
  Payments to stockholders of acquired banks                      -                       10,796
  Other                                                          79                        1,393
                                                         ----------                   ----------

                                                                 79                       12,189
                                                         ----------                   ----------

Goodwill                                                 $      788                   $    3,681
                                                         ==========                   ==========


Goodwill of approximately $788,000 and $3,681,000 for 1996 and 1995, respectively, has been recorded in the accompanying consolidated balance sheet and is being amortized to expense over a period of fifteen years on a straight line basis.

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES



3.  STATEMENT OF CASH FLOWS
    -----------------------

The Company reports on a net basis its cash receipts and cash payments for time deposits accepted and repayments of those deposits, loans made to customers and principal collections on those loans, and interest bearing deposits in other banks.

The Company uses the indirect method to present cash flows from operating activities. Supplemental information on cash flows and non-cash transactions for the years ended December 31, 1996, 1995 and 1994 is as follows (in thousands):

                                                                  1996          1995           1994
                                                                -------       -------        ------
Cash transactions:
  Interest income received                                      $ 20,717      $  17,066      $ 9,310
                                                                ========      =========      =======

  Interest expense paid                                         $  7,643      $   6,094      $ 2,870
                                                                ========      =========      =======

  Federal income taxes paid                                     $  2,112      $   1,435      $    50
                                                                ========      =========      =======

Noncash transactions:
  Net acquisition of other real estate owned                    $    163      $     177      $   652
                                                                ========      =========      =======

  Change in unrealized appreciation
    (depreciation) on available for sale
    securities                                                  $     12      $     337     ($   353)
                                                                ========      =========      =======

  Issuance of common stock in exchange for
    stock of subsidiary held by related parties                 $      -      $      75      $   198
                                                                ========      =========      =======

  Increase (decrease) in obligation of ESOP                    ($     23)     $      94      $   193
                                                                ========      =========      =======


Transactions in connection with acquisitions, as more fully discussed in Note 2:

    Market value of tangible assets acquired
      net of cash and cash equivalents                          $ 20,908      $  98,759      $     -

    Cash and cash equivalents                                     24,051         24,636            -
                                                                --------      ---------      -------

        Total tangible assets                                     44,959        123,395            -
                                                                --------      ---------      -------

    Liabilities assumed                                           45,668        114,887            -

    Other acquisition costs                                           79         12,189            -
                                                                --------      ---------      -------

        Total acquisition costs                                   45,747        127,076            -
                                                                --------      ---------

    Excess of cost over assignable market
      values of tangible assets                                 $    788      $   3,681      $     -
                                                                ========      =========      =======

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES



4.  INVESTMENT SECURITIES
    ---------------------

Debt and equity securities have been classified in the accompanying consolidated balance sheet according to management's intent. The carrying amount of securities and their approximate fair values at December 31, 1996 and 1995 are as follows (in thousands):

                                                       Gross       Gross
                                         Amortized   Unrealized  Unrealized   Market
                                           Cost        Gains       Losses      Value
                                        -----------  ----------  ----------  ---------
Securities Available for Sale
-----------------------------

December 31, 1996:
  U.S. treasury securities               $  7,837      $    -      $    1     $  7,836
  Mortgage-backed securities
    guaranteed by FNMA, FHLMC
    and FHLB                                5,305          13          40        5,278
  Other                                     1,367           -           -        1,367
                                         --------      ------      ------     --------

        Total available for sale         $ 14,509      $   13      $   41     $ 14,481
                                         ========      ======      ======     ========


December 31, 1995:
  U.S. government agency obligations     $    525      $   36      $    -     $    561
  Mortgage-backed securities
    guaranteed by FNMA, FHLMC
    and FHLB                                5,572          31          83        5,520
  Other                                       930           -           -          930
                                         --------      ------      ------     --------

        Total available for sale         $  7,027      $   67      $   83     $  7,011
                                         ========      ======      ======     ========


Securities Held to Maturity
---------------------------

December 31, 1996:
  U.S. treasury securities               $    990      $    1      $    -     $    991
  U.S. government agency obligations       27,733          16         192       27,557
  Mortgage-backed securities
    guaranteed by FNMA, FHLMA
    and FHLB                               30,039         173         148       30,064
                                         --------      ------      ------     --------

        Total held to maturity           $ 58,762      $  190      $  340     $ 58,612
                                         ========      ======      ======     ========


December 31, 1995:
  U.S. treasury securities               $  2,474      $    3      $    -     $  2,477
  U.S. government agency obligations        9,992          46           -       10,038
  Mortgage-backed securities
    guaranteed by FNMA, FHLMA
    and FHLB                               27,448         383          27       27,704
                                         --------      ------      ------     --------

        Total held to maturity           $ 39,914      $  332      $   27     $ 40,219
                                         ========      ======      ======     ========

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES



The scheduled maturities of securities available for sale and held to maturity at December 31, 1996 are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                           Available for Sale        Held to Maturity
                                         Amortized     Market      Amortized    Market
                                           Cost         Value        Cost        Value
                                        -----------  -----------  -----------  ---------

Due in one year or less                  $  7,837     $  7,836     $  5,990     $  5,991

Due from one year to five years                 -            -       12,724       12,685

Due from five years to ten years                -            -        4,009        3,967

Due after ten years                             -            -        6,000        5,905
                                         --------     --------     --------     --------

                                            7,937        7,836       28,723       28,548

Mortgage-backed securities                  5,305        5,278       30,039       30,064

Other                                       1,367        1,367            -            -
                                         --------     --------     --------     --------

      Total                              $ 14,509     $ 14,481     $ 58,762     $ 58,612
                                         ========     ========     ========     ========


Proceeds from sales of available for sale securities were approximately $3,409,000, 13,134,000 and $3,359,000 during 1996, 1995 and 1994, respectively.
Losses of approximately $10,000 and $25,000 were recognized on these sales in 1995 and 1994, respectively. There were no gains or losses recognized during 1996.

No held to maturity securities were sold in 1996 or 1995. Proceeds from the sale of one security designated as held to maturity in 1994 were approximately $991,000. The date of sale was near maturity date and, therefore, market interest rates had no significant effect on the security's fair value.

Securities with an amortized cost of approximately $8,826,000 and $2,474,000 were pledged to secure public fund deposits as required by law at December 31, 1996 and 1995, respectively.

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES



5.  LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES
    --------------------------------------------

Loans at December 31, 1996 and 1995 consisted of the following (in thousands):

                                                                         1996                          1995
                                                                  --------------                --------------

Commercial and industrial                                        $        38,464               $        30,807
Real estate - construction and development                                 9,135                         3,987
Real estate - mortgage                                                    84,334                        74,462
Installment                                                                3,387                         5,160
Other                                                                      8,246                         7,245
                                                                  --------------                --------------

      Total loans                                                        143,566                       121,661

Unearned income                                                             (580)                         (875)
Allowance for possible loan losses                                          (581)                         (590)
                                                                  --------------                --------------

      Net loans                                                   $      142,405               $       120,196
                                                                  ==============                ==============


Included in loans in the accompanying balance sheet at December 31, 1996 and 1995 were approximately $24,671,000 and $32,754,000, respectively, of loan pools purchased primarily from the Federal Deposit Insurance Corporation and the Resolution Trust Corporation. Unamortized acquisition discounts applicable to these loans totaled approximately $2,754,000 and $4,005,000 at December 31, 1996 and 1995, respectively. The loans are primarily collateralized by automobiles and residential mortgages.

In May 1993, the Financial Accounting Standards Board issued Statement 114 which was subsequently revised by Statement 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures". These Statements collectively require creditors to account for impaired loans (as defined in the Statements) at the net present value of expected future cash flows discounted at the loan's original effective interest rate, the observable market price, or the fair value of the collateral of a collateral-dependent loan. These Statements also provide guidance for income and expense recognition associated with impaired loans. These Statements became effective for fiscal years beginning after December 15, 1994.

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES



Impairment of loans having recorded investments of approximately $161,000 and $423,000 at December 31, 1996 and 1995, respectively, has been recognized in conformity with SFAS 114 as amended by SFAS 118. The average recorded investment in impaired loans during 1996 and 1995 was approximately $340,000 and $177,000, respectively. The total allowance for loan losses related to these loans was $31,000 and $25,000 at December 31, 1996 and 1995, respectively. No interest income on impaired loans was recognized for cash payments received in 1996 or 1995.

Loans contractually delinquent 90 days or more which continued to accrue interest totaled approximately $125,000 and $5,000 at December 31, 1996 and 1995, respectively.

An analysis of the allowance for possible loan losses for the years ended December 31, 1996, 1995 and 1994 is as follows (in thousands):

                                                                1996        1995        1994
                                                               ------      ------      ------

Balance at the beginning of the year                           $  590      $  379      $  428
Provision charged to earnings                                      36          66         105
Loans charged to the allowance account                           (213)       (167)       (226)
Recoveries on loans previously charged-off                        168          60          72
Additions due to acquisitions                                       -         252           -
                                                               ------      ------      ------

Balance at the end of the year                                 $  581      $  590      $  379
                                                               ======      ======      ======


6.  BANK PREMISES AND EQUIPMENT
    ---------------------------

Bank premises and equipment at December 31, 1996 and 1995 consisted of the following (in thousands):

                                                                        1996                         1995
                                                                    ------------                 ------------

Land                                                              $        3,368               $        3,368
Buildings                                                                  3,408                        2,258
Leasehold improvements                                                     2,997                        1,995
Furniture and equipment                                                    3,893                        2,591
Automobile                                                                    43                           43
                                                                  --------------               --------------

                                                                          13,709                       10,255

Less accumulated depreciation                                              3,447                        2,598
                                                                  --------------               --------------

                                                                  $       10,262               $        7,657
                                                                  ==============               ==============

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES



7.  OTHER REAL ESTATE OWNED
    -----------------------

Other real estate owned at December 31, 1996, 1995 and 1994 consisted of foreclosed properties in the approximate amounts of $460,000, $569,000 and $1,169,000, respectively.

For the three years ended December 31, 1996, management believed that the carrying values of other real estate owned properties approximated their related fair market values. Therefore, no allowance for possible losses on other real estate was considered necessary.


8.  DEPOSITS
    --------

Deposits at December 31, 1996 and 1995 are summarized as follows (in thousands):

                                                              1996                                           1995
                                                            -------                                        -------
                                                  Amount                 Percent                  Amount              Percent
                                              ---------------      -----------                ---------------        ---------
Noninterest bearing demand
  accounts                                    $        93,823             32.3%               $        75,804             30.7%
Interest bearing demand
  accounts                                            115,334             39.7                         97,797             39.5
Savings accounts                                        7,683              2.6                          8,765              3.5
Certificates of deposit, less
  than $100,000                                        41,495             14.3                         42,707             17.3
Certificates of deposit,
  $100,000 and greater                                 32,152             11.1                         22,217              9.0
                                              ---------------      -----------                ---------------        ---------

                                              $       290,487            100.0%               $       247,290            100.0%
                                              ===============      ===========                ===============        =========


The weighted average interest rates on interest bearing deposits at December 31, 1996 and 1995 was approximately 3.3% and 3.7%, respectively.

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES



9.  NOTES PAYABLE
    -------------

On January 24, 1995 the Company entered into a loan agreement in the amount of $1,500,000 with an unaffiliated commercial bank. The outstanding balance of the note was approximately $1,219,000 and $1,500,000 as of December 31, 1996 and 1995, respectively. The note bears interest at prime plus 1/2% and is payable in nineteen quarterly installments of unpaid interest beginning July 15, 1995 and sixteen quarterly principal payments of $93,750 beginning April 15, 1996, with all unpaid interest and principal due at maturity on January 17, 2000. The loan is collateralized by the common stock of Resources and 99.76% of the capital stock of the Bank.

In December 1994, the Company's Employee Stock Ownership Plan (Plan) entered into a $500,000 loan agreement with an unaffiliated commercial bank. The outstanding balance of the note was approximately $264,000, $287,000 and $193,000 as of December 31, 1996, 1995 and 1994, respectively. The terms of the agreement require the proceeds be used for the sole purpose of purchasing the common stock of Fidelity Bank, National Association and/or Fidelity Resources Company. The note bears interest at prime plus 1/2% and is payable in 63 consecutive monthly installments of unpaid interest beginning on January 31, 1995 and 59 equal consecutive principal payments of $2,479 (based on a ten year payback beginning April 30, 1995), with all unpaid interest and principal due at maturity on March 31, 2000.

The Plan has purchased, with the ESOP loan proceeds, 30,828 common shares of Resources and 22,314 shares of the Bank's capital stock which was exchanged for 49,643 common shares of Resources. Collateral on the loan includes stock purchased by the Plan as well as a cross pledge by Resources of 99.76% of the capital stock of the Bank.

The scheduled maturities of the amounts borrowed as of December 31, 1996 are as follows (in thousands):

          Year                         Amount
          ----                         ------

          1997                         $  405
          1998                            405
          1999                            405
          2000                            268
          2001                              -
          Thereafter                        -
                                       ------

                                       $1,483
                                       ======

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES



On January 10, 1997 the Plan borrowed an additional $350,000 under the ESOP loan agreement and purchased 70,000 additional shares of Resources common stock.
Also on January 10, 1997, the Company borrowed an additional $1,150,000 and purchased approximately 232,000 shares of Resources common stock which was subsequently retired.


10. INCOME TAXES
    ------------

The provision for income tax expense for the years ended December 31, 1996, 1995 and 1994 consisted of the following (in thousands):

                                                                 1996        1995        1994
                                                                 -----       -----       ----
Federal income tax expense:
  Current tax expense                                          $ 1,945     $ 1,539     $   53
  Deferred expense                                                  19         381        934
                                                               -------     -------     ------

      Income tax expense                                       $ 1,964     $ 1,920     $  987
                                                               =======     =======     ======


The consolidated federal income tax expense for the years presented differs from "expected" consolidated federal income tax expense for these years, computed by applying the statutory U.S. federal corporate tax rate of 34% to income before income tax expense, as follows (in thousands):

                                                                 1996        1995         1994
                                                                 -----       -----       ------

Computed "expected" income tax expense                         $ 1,845     $ 1,859     $ 1,018
Increase (decrease) resulting from:
  Nondeductible goodwill amortization                               48          44           -
  Other                                                             71          17         (31)
                                                               -------     -------     -------

                                                               $ 1,964     $ 1,920     $   987
                                                               =======     =======     =======

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES



Significant components of deferred income tax expense (benefit) for the years ended December 31, 1996, 1995 and 1994 are as follows (in thousands):

                                                               1996        1995         1994
                                                              -----       -----       ------
Utilization of net operating loss and alternative
  minimum tax credit carryovers                                $    -      $  373      $ 1,015
Provision for possible loan losses for books
  less than (in excess of) tax bad debt deduction                   3         101          (38)
Other real estate owned losses for books in
  excess of tax                                                    (6)         (4)         (53)
Bank premises and equipment deductions
  for books in excess of tax                                      (15)       (111)          (1)
Other                                                              37          22           11
                                                               ------      ------      -------

                                                               $   19      $  381      $   934
                                                               ======      ======      =======


Deferred income taxes reflect the net tax effects of temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax return purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1995 are as follows (in thousands):

                                                                       1996                          1995
                                                                  -------------                 -------------
Deferred tax assets:
Other real estate owned basis for tax in
    excess of book                                                $          107                $          101
  Net unrealized loss on securities available
    for sale                                                                  10                             6
  Bank premises and equipment basis for
    tax in excess of book                                                     55                            40
  Other                                                                       18                            59
                                                                  --------------                --------------

        Total deferred tax assets                                            190                           206
                                                                  --------------                --------------

Deferred tax liabilities:
  Book provision for loan losses less than
    tax bad debt deduction                                                   537                           534
  Other                                                                       31                            35
                                                                  --------------                --------------

        Total deferred tax liabilities                                       568                           569
                                                                  --------------                --------------

        Net deferred tax liability                                $         (378)               $         (363)
                                                                  ==============                ==============

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES



11. EMPLOYEE BENEFIT PLAN
    ---------------------

Effective January 1, 1994, the Company adopted an Employee Stock Ownership Plan
(Plan) covering substantially all employees that meet certain age and service requirements. Contributions to the Plan are made at the discretion of the Board of Directors, but may not be less than the amount required to enable the Plan to discharge its current obligations. The Company made contributions of approximately $67,000, $53,000 and $0 to the Plan during 1996, 1995 and 1994, respectively.


12. INCENTIVE STOCK OPTIONS
    -----------------------

The Company has granted options to purchase shares of the Company's common stock to certain key employees of the Bank. The options were granted at a price equal to the estimated market value of the stock at the date of the grant and may be exercised on certain dates between 1995 and 2003. The options expire on various dates through January 2003.

                                                         1996                            1995                            1994
                                                   ----------------                ----------------                ----------------

Outstanding, beginning of year                              362,077                         267,077                         267,077
Granted during the year                                           -                          95,000                               -
Canceled during the year                                          -                               -                               -
Exercised during the year                                         -                               -                               -
                                                   ----------------                ----------------                ----------------

Outstanding, end of year (at prices ranging
  from $1.00 to $3.30 per share)                            362,077                         362,077                         267,077
                                                   ================                ================                ================


Eligible, end of year for exercise currently                 35,000                          35,000                               -
                                                   ================                ================                ================


13. PREFERRED STOCK
    ---------------

Effective February 20, 1995, Resources redeemed all of the 40,872 issued and outstanding shares of preferred stock for $1.00 per share plus accrued unpaid dividends.


14. FINANCIAL INSTRUMENTS
    ---------------------

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES



The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. At December 31, 1996 and 1995, the approximate amounts of these financial instruments were as follows (in thousands):

                                                            1996                         1995
                                                        ------------                 ------------
Financial instruments whose contract amounts
represent credit risk:
    Commitments to extend credit                        $     26,426                 $     14,935
    Credit card arrangements                                   1,478                        1,386
    Standby letters of credit                                  1,305                          610
                                                        ------------                 ------------

                                                        $     29,209                 $     16,931
                                                        ============                 ============


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on managements' credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, single and family residences, plant and equipment and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Although the maximum exposure to loss is the amount of such commitments, management currently anticipates no material losses from these activities.

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES



15. FINANCIAL INSTRUMENTS
    ---------------------

The estimated fair values of the Company's financial instruments at December 31, 1996 were as follows (in thousands):

                                                                Carrying                 Fair
                                                                 Amount                  Value
                                                              ------------           ------------
Financial Assets:
----------------
  Cash, due from banks and interest bearing
    deposits in other banks                                   $     44,234           $     44,234
  Federal funds sold                                                36,350                 36,350
  Investment securities                                             73,243                 73,093
  Loans, net                                                       142,405                143,545

Financial Liabilities:
---------------------

  Deposits                                                    $    290,487           $    290,887
  Notes payable                                                      1,483                  1,483

Unrecognized Financial Instruments:
----------------------------------

  Commitments                                                 $          -           $          -
  Standby letters and financial guarantees                               -                      -


16. COMMITMENTS AND CONTINGENCIES
    -----------------------------

The following is a schedule of future minimum rental payments required under operating leases which have remaining noncancellable lease terms in excess of one year as of December 31, 1996 (in thousands):

                     Year                            Amount
                     ----                            ------
                     1997                            $  834
                     1998                               588
                     1999                               537
                     2000                               515
                     2001                               437
                     Thereafter                       1,068
                                                     ------
                                                     $3,979
                                                     ======

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES



Rental expense for 1996, 1995 and 1994 was approximately $761,000, $582,000 and $379,000, respectively. The above total minimum future rental payments have not been reduced by approximately $93,000 of sublease rentals to be received in the future under noncancellable subleases associated with two of the operating leases. Rental income for 1996, 1995 and 1994 was approximately $105,000, $95,000 and $79,000, respectively.

The Company is involved in certain legal actions arising from normal business activities. Management anticipates that the outcome of such proceedings will not materially affect the financial position or results of operations of the Company.


17. RELATED PARTY TRANSACTIONS
    --------------------------

In the ordinary course of business, the Company has and expects to continue to have transactions, including borrowings, with its officers, directors and their affiliates. Such transactions are on the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unaffiliated persons. The aggregate amounts of such loans were approximately $1,918,000 and $1,476,000 at December 31, 1996 and 1995, respectively. During 1996, approximately $1,188,000 of new loans were made and repayments totaled approximately $746,000.


18. CONCENTRATIONS OF CREDIT
    ------------------------

The Company's loans, commitments and standby letters of credit have generally been granted to customers in the Company's market area. Except for the acquired loans, as discussed in note 5, the loan customers are normally depositors of the Company. The concentrations of credit by type of loan are also set forth in note 5. Standby letters of credit are granted primarily to commercial borrowers. At December 31, 1996, the Company had federal funds sold aggregating $36,350,000 to seven nonrelated commercial banks. At December 31, 1995, the Company had federal funds sold aggregating $58,885,000 to three nonrelated commercial banks.

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES



19. REGULATORY MATTERS
    ------------------

Under federal banking law, there are legal restrictions limiting the amount of dividends the Bank can declare. Approval of the OCC is required if dividends declared exceed the net profits for that year combined with the retained net profits for the two preceding years. The calculation of the amount available for payment of dividends, under this formula, is based on the Bank's net profits determined in accordance with regulatory accounting principles, reduced by the amount of dividends declared. At January 1, 1997, the cumulative retained net profits for the years ended 1996 and 1995 normally available for distribution by the Bank as dividends would be approximately $7,329,000. However, these net profits are subject to regulatory capital requirements and other factors that substantially limit their distribution.

The Company and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 1996, the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1996, the most recent notification from the OCC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk based, Tier I risk based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that date that have changed the institution's category.

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES





A comparison of the Bank's actual capital (Bank only) amounts and ratios to required capital amounts and ratios is presented in the following table (dollars in thousands).

                                                                                           To Be Well
                                                                                       Capitalized Under
                                                                    For Capital        Prompt Corrective
                                                                  Adequacy Purposes    Action Provisions
                                                    Actual       ------------------    ------------------
                                               ----------------
                                               Amount  Ratio        Amount    Ratio       Amount    Ratio
                                             --------  ------      --------   -----      --------  ------
December 31, 1996:
  Total capital (to risk weighted
    assets)                                  $ 18,186   11.1%      $ 13,083    8.0%      $ 16,354   10.0%
  Tier I capital (to risk weighted
    assets)                                    17,605   10.8          6,541    4.0          9,812    6.0
  Tier I capital (to average assets)           17,605    5.8         12,238    4.0         15,248    5.0


December 31, 1995:
  Total capital (to risk weighted
    assets)                                  $ 15,081   10.3%      $ 11,721    8.0%      $ 14,651   10.0%
  Tier I capital (to risk weighted
    assets)                                    14,491    9.9          5,860    4.0          8,791    6.0
  Tier I capital (to average assets)           14,491    5.5         10,569    4.0         13,211    5.0


A comparison of the Company's consolidated capital amounts and ratios to required capital amounts and ratios is presented in the following table (dollars in thousands):


                                                                      For Capital
                                                                   Adequacy Purposes
                                                     Actual        ------------------
                                                  ---------------
                                                  Amount   Ratio      Amount    Ratio
                                                  ------  -------    --------  ------
December 31, 1996:
  Total capital (to risk weighted assets)       $ 16,355  10.4%      $ 13,085    8.0%
  Tier I capital (to risk weighted assets)        16,936  10.0          6,543    4.0
  Tier I capital (to average assets)              16,936   5.3         12,239    4.0


December 31, 1995:
  Total capital (to risk weighted assets)       $ 13,959  10.2%      $ 10,921    8.0%
  Tier I capital (to risk weighted assets)        13,369   9.8          5,461    4.0
  Tier I capital (to average assets)              13,369   4.4         12,064    4.0

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES





20. SUPPLEMENTARY INCOME AND EXPENSE INFORMATION
    --------------------------------------------

The following amounts are included in other noninterest income and noninterest expense in the accompanying consolidated statements of income for the three years ended December 31, 1996 (in thousands):

                                            1996        1995        1994
                                          -------     -------     -------
Noninterest income
------------------
Recognition of discounts on paid
    FDIC/RTC loans                        $   403     $   426     $   130
  Other fee income                            555         746         745
  All other                                     7           -           -
                                          -------     -------     -------

                                          $   965     $ 1,172     $   875
                                          =======     =======     =======


Noninterest expense
-------------------

  Data processing                         $   590     $   506     $   339
  Business development                        418         194         128
  Legal and professional                      400         294         289
  Communications                              377         280         204
  Amortization of intangible assets           322         230          43
  Taxes                                       179         292         156
  Supplies                                    173         191          91
  FDIC insurance                                2         190         223
  All other                                   691         541         393
                                          -------     -------     -------

                                          $ 3,152     $ 2,718     $ 1,866
                                          =======     =======     =======

                          FIDELITY RESOURCES COMPANY
                               AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                          SEPTEMBER 30, 1997 AND 1996

                                  (UNAUDITED)

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES

                          Consolidated Balance Sheet

                    September 30, 1997 and 1996 (Unaudited)

                       (In Thousands, Except Share Data)

ASSETS                                                                           1997                   1996
------                                                                           ----                   ----
Cash and due from banks                                                       $ 24,991               $ 20,963
Interest bearing deposits in other banks                                         5,745                  7,362
Federal funds sold                                                              18,640                 30,610
                                                                              --------               --------
  Total cash and cash equivalents                                               49,376                 58,935

Securities available for sale (at market value)                                 20,552                 10,461
Securities held to maturity (market values of $74,978 and $74,566
 at September 30, 1997 and 1996, respectively)                                  73,284                 75,255
Loans, net of allowance for loan losses and unearned income of
 $1,386 and $970 at September 30, 1997 and 1996, respectively                  157,570                143,322
Bank premises and equipment, net                                                 9,656                 10,368
Other real estate owned, net                                                       408                    526
Goodwill                                                                         4,293                  4,543
Other assets                                                                     2,821                  2,606
                                                                              --------               --------
  Total assets                                                                $317,960               $306,016
                                                                              ========               ========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Deposits:
 Noninterest bearing                                                          $ 92,522               $ 79,777
 Interest bearing                                                              196,406                202,386
                                                                              --------               --------
  Total deposits                                                               288,928                282,163

Repurchase agreements                                                            2,000                    -
Other liabilities                                                                1,464                  1,584
Notes payable                                                                    3,009                  2,345
Minority interest in subsidiary                                                     60                     50
Commitments and contingencies                                                      -                      -
                                                                              --------               --------
  Total liabilities                                                            295,461                286,142

Stockholders' equity:
 Preferred stock, $1.00 par value; 5,000,000 shares authorized,
  none issued and outstanding                                                      -                      -
 Common stock, $.10 par value; 95,000,000 shares authorized, 3,066,119 and 3,297,782 issued and outstanding at September 30, 1997 and 1996,
  respectively                                                                     307                    330
 Paid-in capital                                                                 9,495                  9,831
 Retained earnings                                                              13,256                 10,011
 Obligation under ESOP                                                            (565)                  (271)
 Unrealized appreciation (depreciation) on securities available for sale,
  net of tax of $4 and $15 at September 30, 1997 and 1996, respectively              6                    (27)
                                                                              --------               --------
  Total stockholders' equity                                                    22,499                 19,874
                                                                              --------               --------
  Total liabilities and stockholders' equity                                  $317,960               $306,016
                                                                              ========               ========

                       See accompanying selected notes.

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES

                       Consolidated Statement of Income

       For the Nine Months Ended September 30, 1997 and 1996 (Unaudited)

                     (In Thousands, Except Per Share Data)

                                                                                  1997                    1996
                                                                                  ----                    ----
Interest income:
 Interest and fees on loans                                                    $  11,300               $   9,863
 Interest on deposits in other banks                                                 147                     243
 Interest on federal funds sold                                                      650                   1,743
 Interest and dividends on investment securities:
  Taxable                                                                          4,581                   3,419
  Nontaxable                                                                        -                       -
                                                                               ---------               ---------
    Total interest income                                                         16,678                  15,268

Interest expense on deposit accounts (including interest expense on certificates of deposit of $100,000 and over of $1,158 and $1,390
 in 1997 and 1996, respectively)                                                   5,541                   5,680
Interest expense on notes payable and other borrowings                               223                      94
                                                                               ---------               ---------
    Total interest expense                                                         5,764                   5,774
                                                                               ---------               ---------
Net interest income                                                               10,914                   9,494
Provision for possible loan losses                                                   356                       4
                                                                               ---------               ---------
Net interest income after provision for possible loan losses                      10,558                   9,490
                                                                               ---------               ---------
Noninterest income:
 Service charges on deposit account                                                1,099                   1,071
 Other                                                                               981                     678
                                                                               ---------               ---------
    Total noninterest income                                                       2,080                   1,749
                                                                               ---------               ---------
Noninterest expense:
 Salaries and employee benefits                                                    3,902                   3,348
 Occupancy of bank premises                                                        1,659                   1,499
 Other                                                                             2,366                   2,371
                                                                               ---------               ---------
    Total noninterest expense                                                      7,927                   7,218
                                                                               ---------               ---------
Income before income tax expense and minority interest in income
 of subsidiary                                                                     4,711                   4,021
Minority interest in income of subsidiary                                             (7)                     (7)
                                                                               ---------               ---------
Income before income tax expense                                                   4,704                   4,014
Income tax expense                                                                 1,565                   1,455
                                                                               ---------               ---------
Net income                                                                     $   3,139               $   2,559
                                                                               =========               =========
Weighted average common and common equivalent shares outstanding               3,348,898               3,553,709
                                                                               =========               =========
Primary and fully diluted earnings per common and common equivalent share      $     .94               $     .72
                                                                               =========               =========

                       See accompanying selected notes.

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES

           Consolidated Statement of Changes in Stockholders' Equity

       For the Nine Months Ended September 30, 1997 and 1996 (Unaudited)

                                (In Thousands)

                                                Preferred             Common                Paid-In            Retained
                                                  Stock                Stock                Capital            Earnings
                                                ---------             ------                -------            --------
Balance January 1, 1996                          $  -                  $330                  $9,831             $ 7,453
Obligation of ESOP                                  -                    -                      -                   -
Net income                                          -                    -                      -                 2,559
Net changes in unrealized depreciation on
 securities available for sale                      -                    -                      -                   -
                                                 ----                  ----                  ------             -------
Balance September 30, 1996                       $  -                  $330                  $9,831             $10,011
                                                 ====                  ====                  ======             =======
Balance January 1, 1997                          $  -                  $330                  $9,831             $10,916
Repurchase of stock                                 -                   (23)                   (356)               (799)
Obligation of ESOP                                  -                    -                      -                   -
Net income                                          -                    -                      -                 3,139
Net changes in unrealized depreciation on
 securities available for sale                      -                    -                      -                   -
                                                 ----                  ----                  ------             -------
Balance September 30, 1997                       $  -                  $307                  $9,495             $13,256
                                                 ====                  ====                  ======             =======

                                                                   Net Unrealized
                                                                    Appreciation
                                                                 (Depreciation) on
                                                Obligation      Securities Available
                                                 of ESOP             For Sale                 Total
                                                ----------           --------                 -----
Balance January 1, 1996                          $(287)                $(11)                 $17,316
Obligation of ESOP                                  16                   -                        16
Net income                                          -                    -                     2,559
Net changes in unrealized depreciation on
 securities available for sale                      -                   (16)                     (16)
                                                 -----                 ----                  -------
Balance September 30, 1996                       $(271)                $(27)                 $19,874
                                                 =====                 ====                  =======
Balance January 1, 1997                          $(264)                $(18)                 $20,795
Repurchase of stock                                 -                    -                    (1,158)
Obligation of ESOP                                (301)                  -                      (301)
Net income                                          -                    -                     3,139
Net changes in unrealized depreciation on
 securities available for sale                      -                    24                       24
                                                 -----                 ----                  -------
Balance September 30, 1997                       $(565)                $  6                  $22,499
                                                 =====                 ====                  =======

                       See accompanying selected notes.

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES

                     Consolidated Statement of Cash Flows

       For the Nine Months Ended September 30, 1997 and 1996 (Unaudited)

                                (In Thousands)

                                                                                      1997                     1996
                                                                                      ----                     ----
Cash flows from operating activities, net of effect of purchase transactions:
  Net Income                                                                        $  3,139                 $  2,559
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation, amortization and accretion                                             192                      458
    Provision for loan losses                                                            356                        4
    Loss (gain) on sale of other real estate                                             (17)                       8
    Net change in other assets and other liabilities                                     (16)                  (2,455)
                                                                                    --------                 --------
      Net cash provided by operating activities                                        3,654                      574
                                                                                    --------                 --------
Cash flows from investing activities:
  Proceeds from sales or maturities of available for sale securities                  10,672                       --
  Proceeds from sales or maturities of held to maturity securities                    34,963                    2,008
  Purchase of available for sale securities                                          (14,965)                  (3,466)
  Purchase of held to maturity securities                                            (51,031)                 (37,276)
  Net loans collected (originated or acquired)                                       (14,955)                  (3,492)
  Proceeds from acquisition of banks                                                      --                   24,051
  Payments to stockholders of acquired banks and other acquisition costs                  --                      (79)
  Purchase of premises and equipment                                                    (106)                  (2,126)
  Proceeds from sale or other real estate owned                                           52                      163
                                                                                    --------                 --------
      Net cash used by investing activities                                          (35,370)                 (20,217)
                                                                                    --------                 --------
Cash flows from financing activities:
  Net increase (decrease) in demand deposits, NOW and savings accounts                   636                  (20,753)
  Net increase in (maturities of) certificates of deposit                               (195)                  12,748
  Net proceeds from note payable                                                       1,225                      574
  Payment to repurchase capital stock                                                 (1,158)                      --
                                                                                    --------                 --------
      Net cash provided (used) by financing activities                                   508                    7,431
                                                                                    --------                 --------
Net decrease in cash and cash equivalents                                            (31,208)                 (27,074)

Cash and cash equivalents at beginning of period                                      80,584                   86,009
                                                                                    --------                 --------
Cash and cash equivalents at end of period                                          $ 49,376                 $ 58,935
                                                                                    ========                 ========

                       See accompanying selected notes.

                  FIDELITY RESOURCES COMPANY AND SUBSIDIARIES

              Selected Notes to Consolidated Financial Statements

                    September 30, 1997 and 1996 (Unaudited)

1. BASIS OF PRESENTATION
   ---------------------

The accompanying unaudited interim financial statements as of and for the nine month periods ended September 30, 1997 and 1996, respectively, reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for such periods presented. Management has determined that all such adjustments are of a normal recurring nature.

2. STATEMENT OF CASH FLOWS
   -----------------------

The Company has chosen to report to its cash flows by the indirect method and has chosen to report on a net basis its cash receipts and cash payments for time deposits accepted and repayments of those deposits, and loans made to customers and principal collections on those loans.

Supplemental information on cash flows and non-cash transactions for the nine months ended September 30, 1997 and 1996 (unaudited) is as follows (in thousands):

                                                    1997           1996
                                                    ----           ----
Cash transactions:
  Interest income received                         $16,800        $14,705
                                                   =======        =======

  Interest expense paid                            $ 5,581        $ 5,830
                                                   =======        =======

  Federal income taxes paid                        $ 2,301        $ 1,518
                                                   =======        =======

Noncash transactions:
  Net acquisitions of other real estate owned      $    --        $   128
                                                   =======        =======

  Net unrealized loss of securities available
   for sale                                        $     7        $    27
                                                   =======        =======

                                   APPENDIX I

                                MERGER AGREEMENT

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER
                   -----------------------------------------

     This Amendment to Agreement and Plan of Merger (this "Amendment") dated as of October 30, 1997 is entered into by and among Compass Bancshares, Inc. ("Compass"), Compass Banks of Texas, Inc. ("CBOT") and Fidelity Resources Company (the "Company").

     WHEREAS, Compass and the Company entered into an Agreement and Plan of Merger dated as of October 10, 1997 (the "Merger Agreement");

     WHEREAS, the Merger Agreement requires that an existing or new subsidiary of Compass shall be merged with the Company, with the existing or new subsidiary being the surviving entity;

     WHEREAS, CBOT is such existing or new subsidiary;

     WHEREAS, Section 8.3 of the Merger Agreement requires Compass and the Company to amend the Merger Agreement for the purpose of making CBOT a party thereto; and

     WHEREAS, the parties desire to otherwise amend the Merger Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Merger Agreement.

          2. Upon execution of this Amendment, CBOT shall become a party to the Merger Agreement, shall be deemed to be Compass Texas as defined in the Merger Agreement, and shall succeed to the rights and become subject to the obligations of Compass Texas as provided in the Merger Agreement.

          4. The execution of this Amendment shall not relieve Compass of its obligations under the Merger Agreement.

          5. Except as herein provided, the terms of the Merger Agreement shall remain in full force and effect.

          6. This Amendment may be executed in several counterparts, and by the parties on separate counterparts, and all such counterparts, when so executed and delivered, shall constitute but one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF the parties have executed this Amendment as of the date first written above.


ATTEST:                             COMPASS BANCSHARES, INC.



By:  /s/ Daniel B. Graves           By:    /s/ Garrett R. Hegel
   ------------------------------       -----------------------------------
        Its: Assistant Secretary              Its: Treasurer



ATTEST:                             COMPASS BANKS OF TEXAS, INC.



By:  /s/ Daniel B. Graves           By:   /s/ Garrett R. Hegel
   ------------------------------      ------------------------------------
        Its: Assistant Secretary             Its: Treasurer



ATTEST:                             FIDELITY RESOURCES COMPANY



By:  /s/ Virginia L. Anderson       By:  /s/ William C. Murphy
   ------------------------------      -------------------------------------
        Its: Secretary                      Its: President

                          AGREEMENT AND PLAN OF MERGER

     Agreement and Plan of Merger ("Agreement") dated as of October 10, 1997, by and among Compass Bancshares, Inc. a Delaware Corporation ("Compass"), and Fidelity Resources Company, a Texas Corporation (the "Company").

     Whereas, the Company is a registered bank holding company under the Bank Holding Company Act ("BHCA") which controls Fidelity Bank National Association (the "Bank"), a national banking association;

     Whereas, the Company owns all of the issued and outstanding capital stock of Fidelity Resources Company of Delaware ("FRCD"), a registered bank holding company under the BHCA;

     Whereas FRCD owns all except 3,531 common shares of the issued and outstanding capital stock of Bank (the "Minority Shares");

     Whereas, Compass desires to affiliate with the Company, FRCD, and the Bank and the Company, FRCD and the Bank desire to affiliate with Compass in the manner provided in this Agreement;

     Whereas, Compass and the Company believe that the Merger (as defined herein) of the Company with and into an existing or to be formed subsidiary ("Compass Texas") of Compass incorporated under the laws of the State of Delaware to be added as a party to this Agreement after the date hereof in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective institutions and shareholders; and

     Whereas, the respective boards of directors of the Company and Compass have approved or will be asked to approve this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

     Now, Therefore, in consideration of the premises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

      Section 1.1. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Texas Business Corporation Act (the "TBCA") and the General Corporation Law of the State of Delaware (the "GCL"), the Company shall be merged with and into Compass Texas (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. Following the Merger, Compass Texas shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of the Company shall cease. Compass shall not be deemed a party to the Merger for the purposes of Article 5.06 of the TBCA or the GCL.

      Section 1.2. Effective Time. The Merger shall be consummated by the filing by the Texas Secretary of State of Articles of Merger, in the form required by and executed in accordance with the relevant provisions of the TBCA, and by the filing by the Delaware Secretary of State of a Certificate of Merger in the form required by and executed in accordance with the relevant provisions of the GCL and by the issuance of a Certificate of Merger by the Secretary of State of Texas. (The date of such issuance and filing or such other time and date as may be specified in the Articles and Certificate of Merger shall be the "Effective Time").

      Section 1.3. Certain Effects of the Merger. The Merger shall have the effects set forth in Article 5.06 of the TBCA and in the GCL.

      Section 1.4. Certificate of Incorporation and Bylaws. The Certificate of Incorporation and the Bylaws of Compass Texas, in each case as in effect at the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

      Section 1.5. Directors and Officers. The directors and officers of Compass Texas at the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

      Section 1.6. Conversion of Shares. (a) Each share of the Company's common stock, par value $0.10 per share ("Company Common Stock" or "Shares"), issued and outstanding immediately prior to the Effective Time ("Common Shares Outstanding"), other than Dissenting Shares (as defined in Section 2.1.), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the consideration payable as set forth below (the "Merger Consideration") to the holder of record thereof, without interest thereon, upon surrender of the certificate representing such Share. For the purposes of determining the number of Shares issued and outstanding, the number of Shares issued and outstanding shall be increased by the number and class of Shares that may be acquired upon exercise or conversion of any warrant, option, convertible debenture or other security entitling the holder thereof to acquire Shares which is in effect or outstanding prior to the Effective Time. At the Closing the Company shall calculate and certify to Compass the Common Shares Outstanding.

     (b) (i) Subject to Subsections (ii) and (iii) below, in consideration for the Merger, Compass will issue to the holders of the Shares, in the aggregate, 1,800,000 shares of its common stock, par value $2.00 per share which is quoted under the symbol "CBSS" on the NASDAQ National Market System ("Compass Common Stock").

     (ii) In the event that the average closing sale price of the Compass Common Stock as reported by the NASDAQ National Market System for the twenty (20) days of trading preceding the tenth (10th) business day prior to the first business day following the later of (y) the last received regulatory approval from the FDIC and the FRB (all as defined in Section 3.5.) and the expiration of any applicable waiting period with respect thereto and (z) the approval of the Merger by the Company's shareholders (the "Share Determination Market Value") falls below $34.00 per share, Compass shall agree to issue a number of shares of Compass Common Stock equal to the quotient of $61,200,000 (the "Target Price") divided by the Share Determination Value.

     (iii) In the event that the Share Determination Market Value would result in the number of shares of Compass Common Stock to be issued to be greater than 1,800,000, Compass shall either (y) terminate this Agreement (the "Compass Pricing Termination Option") by written notice to the Company within ten (10) business days after the Share Determination Market Value is capable of being determined, or (z) agree to issue a number of shares of Compass Common Stock equal to the quotient of the Target Price divided by the Share Determination Market Value. In the event that Compass exercises its Compass Pricing Termination Option or in the event Compass fails to notify the Company of its election pursuant to the preceding sentence within the specified ten-business day period, this Agreement shall be terminated, but the Company shall have the right to reject such termination of the Agreement by Compass (the "Company Termination Rejection") by agreeing to accept an aggregate number of shares of Compass Common Stock equal to 1,800,000. Such Company Termination Rejection shall be exercised by a notice to Compass within five (5) business days following the earlier of (y) the date on which the Company receives notice of Compass' exercise of the Compass Pricing Termination Option or (z) the expiration of the specified ten (10) business day period. In the event that the Company fails to notify Compass of its exercise of the Company Termination Rejection within the five (5) business day period after the earlier of (y) the receipt of notice from Compass of its exercise of the Compass Pricing Termination Option or (z) the expiration of the initial ten (1) business day period, this Agreement shall be terminated.

     (iv) The ratio of the number of shares of Compass Common Stock to be exchanged for each Share, respectively, and the share figures set forth in Subsections (i), (ii), (iii) and the dollar amount per share set forth in Subsection (ii) above shall be adjusted appropriately to reflect any stock dividends or splits with respect to Compass Common Stock, where the record date or payment occurs prior to the Effective Time.

     (c) Compass will not issue any certificates for any fractional shares of Compass Common Stock otherwise issuable pursuant to the Merger. In lieu of issuing such fractional shares, Compass shall pay cash to any holder of Shares otherwise entitled to receive such fractional share. Such cash payment shall be based on the Share Determination Market Value.

     (d) Each share of capital stock of Compass Texas issued and outstanding immediately before the Effective Time shall not be converted or exchanged by virtue of the Merger and shall remain outstanding as one share of capital stock of the Surviving Corporation.

      Section 1.7. Shareholders' Meeting. The Company, acting through its Board of Directors, shall, in accordance with applicable law:

     (a) Duly call, give notice of, convene and hold a meeting (the "Shareholders' Meeting") of its shareholders as soon as practicable for the purpose of approving and adopting this Agreement;

     (b) Require no greater than the minimum vote required by applicable law of each class of the Shares in order to approve the Merger;

     (c) Include in the Proxy Statement (defined in Paragraph (d) below) the recommendation of its Board of Directors that the shareholders of the Company vote in favor of the approval and adoption of this Agreement; and

     (d) Use its best efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time following the date of this Agreement, and (ii) to obtain the approval and adoption of the Merger by shareholders holding at least the minimum number of Shares of each class of the Shares entitled to vote at the Shareholders' Meeting to approve the Merger under applicable law. The letter to shareholders, notice of meeting, proxy statement and form of proxy to be distributed to shareholders in connection with the Merger shall be in form and substance reasonably satisfactory to Compass, and are collectively referred to herein as the "Proxy Statement."

      Section 1.8.  Registration of the Compass Common Stock.

     (a) Compass shall file, as soon as practicable after the date hereof, a registration statement (the "Registration Statement") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 ("Securities Act"), covering the shares of Compass Common Stock to be issued to Company shareholders in the Merger.

     (b) Within thirty (30) days after the date hereof, the Company shall enter into and cause each Company shareholder who is an "affiliate" (as defined in SEC Rule 405) of the Company to enter into with Compass a written agreement in substantially the form of Exhibit A attached hereto.

      Section 1.9. Closing. Upon the terms and subject to the conditions hereof, as soon as practicable after the vote of the shareholders of the Company in favor of the approval and adoption of this Agreement has been obtained, and the satisfaction or waiver, if permissible, of the conditions set forth in
Article VII hereof, but no earlier than January 1, 1998, the Company and Compass Texas shall execute and deliver the Articles of Merger and the Certificate of Merger, as described in Section 1.2., and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at the office of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. in Houston, Texas (or such other place as the parties may agree) for the purpose of confirming all of the foregoing.

                                  ARTICLE II.

                     DISSENTING SHARES; EXCHANGE OF SHARES

      Section 2.1. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Merger and who shall have delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration provided in Section 1.6. of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

      Section 2.2.  Exchange of Shares.

     (a) Compass shall deposit or cause to be deposited in trust with Continental Stock Transfer & Trust Company, New York, New York (the "Exchange Agent"), pursuant to an exchange agent agreement in substantially the form attached hereto as Exhibit B (the "Exchange Agreement"), prior to the Effective Time cash in an aggregate amount estimated to be sufficient to make the cash payments in lieu of fractional shares of Compass Common Stock pursuant to
Section 1.6. hereof and to make the appropriate cash payments, if any, to holders of Dissenting Shares (such amounts being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions jointly given by the Company and Compass, promptly make the payments in lieu of fractional shares out of the Exchange Fund upon surrender of Shares in accordance with Section 2.2.(b). Payments to dissenting shareholders shall be made as required by Article 5.12 of the TBCA. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

     (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Time represented Shares (the "Certificates"), a form letter of transmittal approved by the Company and Compass (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash and Compass Common Stock in the amount provided in Section 1.6., and such Certificate shall forthwith be canceled. Compass shall provide the Exchange Agent with certificates for Compass Common Stock, as requested by the Exchange Agent, in the amounts provided in Section 1.6. hereof. No interest will be paid or accrued on the cash payable upon surrender of the Certificate and no dividend will be disbursed with respect to the shares of Compass Common Stock until the holder's Shares are surrendered in exchange therefor. If payment or delivery of Compass Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment and delivery of Compass Common Stock to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2., each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

     (c) After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the Shares which were outstanding immediately prior to such time of filing. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Article II.

     (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for six (6) months after the Effective Time shall be paid to Compass, and the holders of Shares not theretofore presented to the Exchange Agent shall look to Compass only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby makes the representations and warranties set forth in this Article III to Compass. The Company has delivered to Compass the Schedules to this Agreement referred to in this Article III prior to the date hereof. The Company agrees at the Closing to provide Compass and Compass Texas with supplemental Schedules reflecting any changes thereto between the date of such Schedules and the date of the Closing.

      Section 3.1. Organization and Qualification. The Company is a Texas Corporation and FRCD is a Delaware Corporation and both the Company and FRCD are bank holding companies under the Bank Holding Company Act of 1956, as amended, and are duly organized, validly existing and in good standing under the laws of the State of Texas, the State of Delaware, respectively, and all laws, rules and regulations applicable to bank holding companies. The Company and FRCD are subject to the supervision of the Board of Governors of the Federal Reserve System (the "FRB"). The Bank is a national banking association, duly organized, validly existing and in good standing under the laws of the United States. Each of the Company and its Subsidiaries (as defined in Section 10.13.(a)) has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated.

The Company does not own or control any Affiliate (as defined in Section 3.17.) other than FRCD and the Bank. True and correct copies of the Articles of Incorporation or Association and Bylaws of the Company and its Subsidiaries, with all amendments thereto through the date of this Agreement, have been delivered by the Company to Compass. The Bank is duly qualified or licensed to do business and is in good standing under the State of Texas. The nature of the business of the Company and its Subsidiaries and their respective activities, as currently conducted, do not require them to be qualified to do business in any jurisdiction other than the State of Texas and the State of Delaware.

      Section 3.2. Company Capitalization. As of the date hereof, the authorized capital stock of the Company consists solely of 95,000,000 shares of Company Common Stock, of which 3,066,119 shares are issued and outstanding 362,077 shares of which are subject to options, and none of which are held in treasury. Except as set forth in Schedule 3.2., there are no outstanding subscriptions, options, convertible securities, rights, warrants, calls, or other agreements or commitments of any kind issued or granted by, or binding upon, the Company or its Subsidiaries to purchase or otherwise acquire any security of or equity interest in the Company or its Subsidiaries. Except as set forth on Schedule 3.2., there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities or other agreements or commitments obligating the Company to issue any shares of the Company, or to the knowledge of the Company, irrevocable proxies or any agreements restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the Shares that have been issued have been duly authorized, validly issued and are fully paid and non-assessable, and are free of preemptive rights. There are no restrictions applicable to the payment of dividends on the Shares except pursuant to the TBCA and applicable banking laws and regulations and all dividends declared prior to the date hereof have been paid.

      Section 3.3. Subsidiary Capitalization; Other Securities. All of the issued and outstanding shares of the capital stock of the Company's Subsidiaries
(i) are duly authorized, validly issued, fully paid and nonassessable, (ii) except as referred to in Schedule 3.3. are free and clear of any liens, claims, security interests and encumbrances of any kind, and (iii) there are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights, or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of, or otherwise relating to any of such shares of capital stock to any person. The Company owns, through FRCD indirectly 99.763% of the issued and outstanding capital stock of the Bank. Set forth on Schedule 3.3. hereto is a list of all equity ownership by the Company or its Subsidiaries for the account of the Company or its Subsidiaries in any other person other than the Bank (the "Other Securities"). The Company or its Subsidiaries own each Other Security free and clear of any lien, encumbrance, security interest or charge. The Other Securities represent less than five percent of the outstanding equity securities of each such person.

     The authorized capital stock of FRCD consists solely of 10,000 shares of FRCD common stock, $0.01 par value, of which 1,000 shares are issued and outstanding. All 1,000 shares are owned by the Company and there are no options or other agreements related to any security or equity interest in FRCD.

      Section 3.4. Authority Relative to the Agreement. The Company has full corporate power and authority, and, except for the approval by the Company's shareholders, no further proceedings on the part of the Company are necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby which have been duly and validly authorized by its Board of Directors. This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid, legally binding and enforceable obligation of the Company, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having
authority over the Company as may be required by statute or regulation.   Except
as set forth in Schedule 3.4., the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation or breach of or default under the respective Articles of Incorporation or Association or Bylaws of the Company or its Subsidiaries or any agreement, document or instrument by which the Company, FRCD or the Bank is obligated or bound.

      Section 3.5. No Violation. Except as set forth on Schedule 3.5., neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby, following the receipt of such approvals as may be required from the Company's shareholders, the SEC, the Federal Deposit Insurance Corporation ("FDIC"), the FRB, Banking Commissioner of Texas ("Commissioner") or the Office of the Comptroller of the Currency ("OCC") will (i) violate (with or without the giving of notice or the passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to the Company or its Subsidiaries or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of the Company or its Subsidiaries pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which the Company or its Subsidiaries is a party or by which any of their assets or properties are subject or bound. Except as set forth on
Schedule 3.5., there are no proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened, against the Company, its Subsidiaries or involving the Shares, at law or in equity or before or by any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to Compass or Compass Texas upon the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in Schedule 3.5., or as contemplated hereby, the corporate existence, business organization, assets, licenses, permits, authorizations and contracts of the Company and its Subsidiaries will not be terminated or impaired by reason of the execution, delivery or performance by the Company of this Agreement or consummation by the Company of the transactions contemplated hereby, assuming the receipt of required shareholder and regulatory approvals.

      Section 3.6. Consents and Approvals. The Company's Board of Directors (at a meeting called and duly held) has unanimously determined that the Merger is fair to the Company's shareholders and has unanimously resolved to recommend approval and adoption of this Agreement by the Company's shareholders. Except as described in Schedule 3.6. hereto, no prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby or the resulting change of control of its Subsidiaries, except the filing of the Articles of Merger under the TBCA, the Certificate of Merger under the GCL, and such approvals as may be required from the SEC, the FRB, the FDIC and the Commissioner and holders of Shares under the TBCA.

      Section 3.7. Regulatory Reports. Except as set forth on Schedule 3.7., the Company and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the FRB, the OCC, the FDIC, or any other regulatory authority having jurisdiction over any such persons.

      Section 3.8. SEC Status; Securities Issuances. The Company is not subject to the registration provisions of Section 12 of the Exchange Act nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by the Company and its Subsidiaries have been registered under the Securities Act, the Securities Act of the State of Texas, the National Bank Act, the Texas Banking Act, and all other applicable laws or were exempt from any such registration requirements.

      Section 3.9. Financial Statements. The Company has provided Compass with a true and complete copy of the audited consolidated statement of financial position of the Company and its Subsidiaries as of December 31, 1996, and the related consolidated statements of income, shareholders' equity and changes in cash flows for the years ended December 31, 1996 and 1995, plus consolidating financial statements of the Company's Subsidiaries, and the consolidated statements of financial position of the Company and its Subsidiaries as of March 31 and June 30 1997 and the related consolidated statements of income, shareholders' equity and changes in cash flows for the three- and six-month periods ended March 31 and June 30, 1997 and 1996, and promptly following their availability the Company will provide Compass with the Company's audited consolidated statement of financial position of the Company and its Subsidiaries as of December 31, 1997 and the related consolidated statements of income, shareholders' equity and changes in cash flow for the year ended December 31, 1997 (such consolidated statements of financial position and the related consolidated statements of income, shareholders' equity and changes in cash flows are collectively referred to herein as the "Consolidated Financial Statements"), plus all consolidating financial statements for its Subsidiaries (collectively, with the Consolidated Financial Statements and the notes and schedules thereto, referred to as the "Financial Statements"). Except as described in the notes to the Consolidated Financial Statements, the Consolidated Financial Statements, including the consolidated statement of financial position and the related consolidated statements of income, shareholders' equity and changes in cash flows (including the related notes thereto) of the Company and its Subsidiaries, fairly present the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and changes in consolidated financial position of the

Company and its Subsidiaries for the periods then ended, in conformity with Generally Accepted Accounting Principles ("GAAP") applied on a basis consistent with prior periods (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP), except as otherwise noted therein, and the accounting records underlying the Consolidated Financial Statements accurately and fairly reflect in all material respects the transactions of the Company and its Subsidiaries. As of their dates, the Consolidated Financial Statements conformed, or will conform when delivered, in all material respects with all applicable rules and regulations promulgated by the FRB, the OCC and the FDIC. Neither the Company nor its Subsidiaries have any liabilities or obligations of a type which should be included in or reflected on the Financial Statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Financial Statements. The Company will provide Compass with the unaudited consolidated and unconsolidated statements of financial position of the Company and its Subsidiaries as of the end of each month hereafter, prepared on a basis consistent with prior periods and promptly following their availability, the Company will provide Compass with the Reports of Condition and Statements of Income ("Call Reports") of its Subsidiaries for all periods ending after June 30, 1997. The Company and its Subsidiaries have no off balance sheet liabilities associated with financial derivative products or potential liabilities associated with financial derivative products.

      Section 3.10. Absence of Certain Changes. Except as and to the extent set forth on Schedule 3.10. since August 31, 1997 (the "Balance Sheet Date") neither the Company nor any of its Subsidiaries has:

     (a) Made any amendment to its Articles of Incorporation or Association or Bylaws or changed the character of its business in any material manner;

     (b)  Suffered any Material Adverse Effect (as defined in Section
10.13.(b));

     (c) Entered into any agreement, commitment or transaction except in the ordinary course of business and consistent with prudent banking practices;

     (d) Except in the ordinary course of business and consistent with prudent banking practices, incurred, assumed or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise);

     (e) Permitted or allowed any of its property or assets to be subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than statutory liens not yet delinquent) except in the ordinary course of business and consistent with prudent banking practices;

     (f) Except in the ordinary course of business and consistent with prudent banking practices, canceled any debts, waived any claims or rights, or sold, transferred, or otherwise disposed of any of its properties or assets;

     (g) Disposed of or permitted to lapse any rights to the use of any trademark, service mark, trade name or copyright, or disposed of or disclosed to any person other than its employees or agents, any trade secret not theretofore a matter of public knowledge;

     (h) Except as set forth on Schedule 3.10. and except for regular salary increases and bonuses granted in the ordinary course of business within the Company's or the Bank's 1997/1998 budget and consistent with prior practices, granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan, program or agreement maintained by the Company or its Subsidiaries, for the directors, employees or former employees of the Company or its Subsidiaries ("Employee Benefit Plan");

     (i) Directly or indirectly declared, set aside or paid any dividend or made any distribution in respect to its capital stock or redeemed, purchased or otherwise acquired, or arranged for the redemption, purchase or acquisition of, any shares of its capital stock or other of its securities, except for dividends paid to the Company by its Subsidiaries;

     (j) Organized or acquired any capital stock or other equity securities or acquired any equity or ownership interest in any person (except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, the ownership of which does not expose the Company or its Subsidiaries to any liability from the business, operations or liabilities of such person);

     (k) Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

     (l) Made any or acquiesced with any change in any accounting methods, principles or practices;

     (m) Experienced any material adverse change in relations, in the aggregate, with customers or clients of the Company or its Subsidiaries;

     (n) Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transactions, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with prudent banking practices; or

     (o) Agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section
3.10. in the future so that any such representation would not be true in all material respects as of the Closing.

      Section 3.11. Company Indebtedness. The Company has delivered to Compass true and complete copies of all loan documents ("Company Loan Documents") related to indebtedness of the Company and its Subsidiaries, other than deposits ("Company Indebtedness"), and made available to Compass all material correspondence concerning the status of Company Indebtedness.

      Section 3.12. Litigation. Except as set forth on Schedule 3.12., there are no actions, suits, claims, investigations, reviews or other proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened against the Company or any of its Subsidiaries or involving any of their respective properties or assets, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commissions, board, bureau, agency, or other instrumentality or person or any board of arbitration or similar entity ("Proceeding"). The Company will notify Compass immediately in writing of any Proceedings against the Company or its Subsidiaries.

      Section 3.13. Tax Matters. The Company and its Subsidiaries have duly filed all tax returns required to be filed by them involving a tax liability or other material potential detriment for failure to file (the "Filed Returns"). The Company and its Subsidiaries have paid, or have established adequate reserves for the payment of, all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes required to be paid with respect to the periods covered by the Filed Returns. With respect to the periods for which returns have not yet been filed, the Company and its Subsidiaries have established adequate reserves determined in accordance with GAAP for the payment of all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes. Except as described in Schedule 3.13., the Company and its Subsidiaries have no direct or indirect liability for the payment of federal income taxes, state and local income taxes, and franchise, property, sales, employment or other taxes in excess of amounts paid or reserves established. Except as set forth on Schedule 3.13., the Company has not entered into any tax sharing agreement or other agreement regarding the allocation of the tax liability of the Company or the Bank or similar arrangement with its other Subsidiaries. Set forth on Schedule 3.13. are the dates of filing of all Filed Returns for all fiscal years since and including January 1, 1991 and any amendments thereto which relate to federal or state income or franchise taxes. Neither the Company nor its Subsidiaries have filed any Internal Revenue Service ("IRS") Forms 1139 (Application for Tentative Refund). Except as set forth on
Schedule 3.13., there are no pending questions raised in writing by the IRS or other taxing authority for taxes or assessments of the Company or its Subsidiaries, nor are there any outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company or its Subsidiaries for any period. The Company and its Subsidiaries have withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over. For the purposes of this Agreement, the term "tax" shall include all federal, state and local taxes and related governmental charges and any interest or penalties payable in connection with the payment of taxes.

      Section 3.14. Employee Benefit Plans. With respect to all employee benefit plans and programs in which employees of the Company or its Subsidiaries participate the following are true and correct:

     (a) Schedule 3.14.(a) lists each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company or its Subsidiaries or to which the Company or its Subsidiaries contribute or are required to contribute, including any multiemployer welfare plan (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans") and sets forth (i) the amount of any liability of the Company or its Subsidiaries for contributions more than thirty (30) days past due with respect to each Welfare Benefit Plan as of the date hereof and as of the end of any subsequent month ending prior to the Closing and (ii) the annual cost attributable to each of the Welfare Benefit Plans; no Welfare Benefit Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant's or former employee's termination of employment except as may be required by Section 4980B of the Code and Sections 601-608 of ERISA;

     (b) Schedule 3.14.(b) lists each "employee pension benefit plan" (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA) maintained by the Company or its Subsidiaries or to which the Company or its Subsidiaries contribute or are required to contribute, including any multiemployer plan (as defined in Section 3(37) of ERISA) (such employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans");

     (c) Schedule 3.14.(c) lists each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, restricted stock, excess benefit plan, incentive compensation, stock bonus, cash bonus, severance pay, golden parachute, life insurance, all nonqualified deferred compensation arrangements, rabbi trusts, cafeteria plans, dependent care plans, all unfunded plans and any other employee benefit plans or programs, agreements, arrangements or commitments not required under a previous subsection to be listed (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons) maintained by the Company or its Subsidiaries (referred to as ("Other Programs");

     (d) All of the Pension Benefit Plans and Welfare Benefit Plans and any related trust agreements or annuity contracts (or any other funding instruments) and all Other Programs comply currently, and have complied in the past, both as to form and operation, with the provisions of

ERISA, the Code and with all other applicable laws, rules and regulations governing the establishment and operation of the Pension Benefit Plans, Welfare Benefit Plans and all Other Programs; all necessary governmental approvals relating to the establishment of the Pension Benefit Plans have been obtained; and, except as set forth on Schedule 3.14.(d), with respect to each Pension Benefit Plan that is intended to be tax-qualified under Section 401(a) or 403(a) of the Code, a favorable determination letter as to the qualification under the Code of each such Pension Benefit Plan and each material amendment thereto has been issued by the Internal Revenue Service (and nothing has occurred since the date of the last such determination letter which resulted in, or is likely to result in the revocation of such determination), including, without limitation, amendments which may be required by the Tax Reform Act of 1986, the Omnibus Budget Reconciliation Acts of 1986 and 1987, the Technical and Miscellaneous Revenue Act of 1988, the Revenue Reconciliation Act of 1989 and the Omnibus Budget Reconciliation Act of 1990;

     (e) Each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program has been administered in compliance with the requirements of the Code, ERISA and all other applicable laws, and all reports and disclosures required by ERISA, the Code and any other applicable laws with respect to each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program have been timely filed;

     (f) On and after January 1, 1975, neither the Company, any Company Subsidiary nor any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any "prohibited transaction" as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code);

     (g) Neither the Company, its Subsidiaries nor any corporation or other trade or business controlled by or under common control with the Company (as determined under Sections 414(b) and 414(c) of the Code) ("Common Control Entity") is, or has been within the past five (5) years, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Benefit Plan subject to the provisions of Title IV of ERISA, nor has the Company, any Company Subsidiary or a Common Control Entity maintained or participated in any employee pension benefit plan (defined in Section 3(2) of ERISA) subject to the provision of Title IV of ERISA. In addition, neither the Company, nor any Company Subsidiary nor a Common Control Entity (i) is a party to a collective bargaining agreement, (ii) has maintained or contributed to, or has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA);

     (h) True and complete copies of each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program, related trust agreements or annuity contracts (or any other funding instruments), summary plan descriptions, the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Benefit Plan, the most recent application for a determination letter from the Internal Revenue Service with respect to each Pension Benefit Plan and Annual Reports on Form 5500 Series filed with any governmental agency for each Welfare Benefit Plan, Pension Benefit Plan and Other Program for the two (2) most recent plan years, have been furnished to Compass;

     (i) All Welfare Benefit Plans, Pension Benefit Plans, and Other Programs related trust agreements or annuity contracts (or any other funding instruments), are legally valid and binding and in full force and effect and there are no promised increases in benefits (whether expressed, implied, oral or written) under any of these plans nor any obligations, commitments or understandings to continue any of these plans, (whether expressed, implied, oral or written) except as required by Section 4980B of the Code and Sections 601-608 of ERISA;

     (j) There are no claims pending with respect to, or under, any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than routine claims for plan benefits, and there are no disputes or litigation pending or threatened with respect to any such plans;

     (k) No action has been taken, nor has there been a failure to take any action that would subject any person or entity to any liability for any income, excise or other tax or penalty in connection with any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than for income taxes due with respect to benefits paid; and

     (l) Except as otherwise set forth in Schedule 3.14.(l), neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment to be made by the Company or any Company Subsidiary (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code), or otherwise) becoming due to any employee, director or consultant, or (ii) increase any benefits otherwise payable under any Welfare Benefit Plan, Pension Benefit Plan, or any Other Program.

      Section 3.15. Employment Matters. Except as disclosed on Schedule 3.15., neither the Company nor any Company Subsidiary is a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of the Company or any Company Subsidiary, nor of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any such employees. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor its Subsidiaries are engaged in any unfair labor practice.

      Section 3.16. Leases, Contracts and Agreements. Schedule 3.16. sets forth an accurate and complete description of all leases, subleases, licenses, contracts and agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound which obligate or may obligate the Company or any Company Subsidiary in the aggregate for an amount in excess of $50,000 over the entire term of any such agreement or related contracts of a similar nature which in the aggregate obligate or may obligate the Company or any of its Subsidiaries in the aggregate for an amount in excess of $50,000 over the entire term of such related contracts (the "Contracts"). The Company has delivered to Compass true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall be deemed not to include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of, agreements with Bank customers for trust services, or deposits by the Company or its Subsidiaries, but does include unfunded loan commitments and letters of credit issued by the Company or its Subsidiaries where the borrowers' total direct and indirect indebtedness to its Subsidiaries is in excess of $50,000. Except as set forth in Schedule 3.16., no participations or loans have been sold which have buy back, recourse or guaranty provisions which create contingent or direct liabilities of the Company or its Subsidiaries. All of the Contracts are legal, valid and binding obligations of the parties to the Contracts enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles, and are in full force and effect. Except as described in Schedule 3.16., all rent and other payments by the Company and its Subsidiaries under the Contracts are current, there are no existing defaults by the Company or its Subsidiaries under the Contracts and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default. The Company and each of its Subsidiaries has a good and marketable leasehold interest in each parcel of real property leased by it subject to the terms of the leases.

      Section 3.17. Related Company Transactions.  Except as set forth on
Schedule 3.17., there are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among the Company, whether on its own behalf or in its capacity as trustee or custodian for the funds of any employee benefit plan (as defined in ERISA), and any of its Affiliates (including its Subsidiaries). The term "Affiliate" as used in this Agreement means, with respect to any person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

      Section 3.18. Compliance with Laws. Except as set forth on Schedule 3.18., neither the Company nor any of its Subsidiaries is in default in respect to or is in violation of (i) any judgment, order, writ, injunction or decree of any court or (ii) any statute, law, ordinance, rule, order or regulation of any governmental department, commission, board, bureau, agency or instrumentality, federal, state or local, including (for purposes of illustration and not limitation) capital and FRB reserve requirements, capital ratios and loan limitations of the FRB, the OCC or the FDIC and the consummation of the transactions contemplated by this Agreement will not constitute such a default or violation as to the Company or any of its Subsidiaries. The Company and its Subsidiaries have all permits, licenses, and franchises from governmental agencies required to conduct their businesses as they are now being conducted.

      Section 3.19. Insurance. The Company and its Subsidiaries have in effect the insurance coverage (including fidelity bonds) described in Schedule 3.19. and have had similar insurance in force for the last five (5) years. Except as listed on Schedule 3.19., there have been no claims under such bonds within the last five (5) years and neither the Company nor its Subsidiaries is aware of any facts which would form the basis of a claim under such bonds. Neither the Company nor its Subsidiaries has any reason to believe that the existing fidelity coverage would not be renewed by its carrier on substantially the same terms.

      Section 3.20. Loans. Each loan reflected as an asset in the Financial Statements is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles. The Company's Subsidiaries do not have in their portfolios any loan exceeding their legal lending limit (net of participations sold contemporaneously and on the same day), and except as disclosed on Schedule 3.20., the Company's Subsidiaries have no known delinquent greater than thirty (30) days, substandard, doubtful, loss, nonperforming or problem loans.

      Section 3.21. Fiduciary Responsibilities. The Company and its Subsidiaries have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

      Section 3.22. Patents, Trademarks and Copyrights.  Except as set forth in
Schedule 3.22., neither the Company nor its Subsidiaries require the use of any material patent, patent application, invention, process, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, or any material trade secret for the business or operations of the Company or its Subsidiaries. The Company and its Subsidiaries own or are licensed or otherwise have the right to use the items listed in Schedule 3.22.

      Section 3.23. Environmental Compliance. Except as set forth in
Schedule 3.23.:

     (a) The Company, its Subsidiaries and any property owned or operated by any of them are in compliance with all applicable Environmental Laws (as defined in Section 10.13.(c)) and have obtained and are in compliance with all permits, licenses and other authorizations (individually a "Permit," and collectively, "Permits") required under any Environmental Law. There is no past or present event, condition or circumstance that could (1) interfere with the conduct of the business of the Company or its Subsidiaries in the manner now conducted relating to such entity's compliance with Environmental Laws, (2) constitute a violation of any Environmental Law or
(3) which could have a Material Adverse Effect upon the Company or any Company Subsidiary;

     (b) Neither the Company nor any Subsidiary currently leases, operates, owns, or exercises managerial functions at nor has formerly leased, operated, owned, or exercised managerial functions at any facility or real property that is subject to any actual, potential, or, to the knowledge of the Company or any Company Subsidiary, threatened Proceeding under any Environmental Law;

     (c) There are no Proceedings pending or, to the knowledge of the Company or any Company Subsidiary, threatened against the Company or any Company Subsidiary under any Environmental Law, or relating to the release, threatened release, management, treatment, storage or disposal of, or exposure to Polluting Substances (as defined in Section 10.13.(d)), and neither the Company nor any Company Subsidiary has received any notice (whether from any regulatory body or private person) of any claim under, or violation, or potential or threatened violation of, any Environmental Law;

     (d) There are no actions or Proceedings pending or, to the knowledge of the Company or any Company Subsidiary, threatened under any Environmental Law involving the release or threat of release of any Polluting Substances at, on or under any property where Polluting Substances generated by the Company or any Company Subsidiary have been disposed, treated or stored;

     (e) There is no Property for which the Company or any Company Subsidiary is or was required to obtain any Permit under an Environmental Law to construct, demolish, renovate, occupy, operate, or use such Property or any portion of it;

     (f) Neither the Company nor any Company Subsidiary has generated any Polluting Substances for which it was required under an Environmental Law to execute any waste disposal manifest or receipt;

     (g) There has been no release of Polluting Substances at or under any Property in violation of any Environmental Laws or which would require any remediation or report or notification to any governmental or regulatory authority;

     (h) There are no underground or above ground storage tanks on or under any Property which are not in compliance with Environmental Laws and any Property previously containing such tanks has been remediated for any releases in compliance with all Environmental Laws;

     (i) There is no asbestos containing material present in any Controlled Property (as defined below) or any Collateral Property (as defined below); and

     (j) The Company and its Subsidiaries have fully complied with the guidelines issued by the OCC, and any other governmental authority with jurisdiction over the Company and its Subsidiaries, that directs banks to implement programs to reduce the potential for banks to incur liability under, or to assess the compliance of borrowers or Collateral Property with, Environmental Laws;

     (k) For purposes of this Section 3.23. and Section 6.10., "Property" includes (1) any property (whether real or personal) which the Company or any Company Subsidiary currently or in the past has leased, operated or owned or managed in any manner including without limitation any property acquired by foreclosure or deed in lieu thereof ("Controlled Property") and (2) property now held as security for a loan or other indebtedness by the Company or any Company Subsidiary or property currently proposed as security for loans or other credit the Company or any Company Subsidiary is currently evaluating whether to extend or has committed to extend ("Collateral Property"). With respect to any Collateral Property, the representations of this Section 3.23. shall be limited to the Knowledge of the Company.

      Section 3.24. Regulatory Actions. Except as set forth on Schedule 3.24., there are no actions or proceedings pending or, to the knowledge of the Company and its Subsidiaries, threatened against the Company or its Subsidiaries by or before the FRB, the FDIC, the OCC, the Commissioner, the Environmental Protection Agency, the Texas Natural Resource Conservation Commission, or any other nation or government, any state or political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except as set forth on Schedule 3.24., neither the Company nor any of its Subsidiaries are subject to a formal or informal agreement, memorandum of understanding, enforcement action with or any type of financial assistance by any regulatory authority having jurisdiction over such entity. Neither the Company nor any of its Subsidiaries have taken or agreed to take any action or has knowledge of any fact or circumstance that would materially impede or delay receipt of any required regulatory approval. Except as set forth in Schedule 3.24., the Company and its Subsidiaries have not received or been made aware of any complaints or inquiries under the Community Reinvestment Act, the Fair Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discrimination fair lending law and, to the knowledge of the Company and its Subsidiaries, there is no fact or circumstance that would form the basis of any such complaint or inquiry.

      Section 3.25. Title to Properties; Encumbrances.  Except as set forth on
Schedule 3.25., the Company and each of its Subsidiaries has unencumbered, good, legal, and marketable title to all its properties and assets, real and personal, including, without limitation, all the properties and assets reflected in the Financial Statements except for those properties and assets disposed of for fair market value in the ordinary course of business and consistent with prudent banking practice since the date of the Financial Statements. Except as set forth on Schedule 3.25., the Company has a title policy in full force and effect from a title insurance company which, to the best of the Company's knowledge, is solvent, insuring good and indefeasible title to all real property owned by the Company and its Subsidiaries in favor of the Company or its Subsidiaries, whichever is applicable. The Company has made available to Compass all of the files and information in the possession of the Company or its Subsidiaries concerning such properties, including any title exceptions which might affect indefeasible title or value of such property. The Company and its Subsidiaries each hold good and legal title or good and valid leasehold rights to all assets that are necessary for them to conduct their respective businesses as they are currently being conducted. Except as set forth on Schedule 3.25., the Company owns all furniture, equipment, art and other property used to transact business presently located on its premises. Except as set forth on Schedule 3.25., no Property has been deed recorded or otherwise been identified in public records or should have been recorded or so identified as containing Polluting Substances.

      Section 3.26. Shareholder List. The Company has provided to Compass prior to the date of this Agreement a list of the holders of Shares and the holders of any outstanding warrant, option, convertible debenture or other security entitling the holder thereof to acquire Shares as of September 1, 1997 containing the names, addresses and number of Shares or such other securities held of record, which is accurate in all respects as of such date, and the Company will promptly, and in any event prior to the mailing of the Proxy Statement, advise Compass of any significant changes thereto.

      Section 3.27. Proxy Statement. None of the information supplied or to be supplied by the Company or its Subsidiaries, or, to the knowledge of the Company or its Subsidiaries, any of their respective directors, officers, employees or agents for inclusion in:

     (a)  The Proxy Statement; or

     (b) Any registration statement or other documents to be filed with the SEC or any regulatory or governmental agency or authority in connection with the transactions contemplated hereby, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of the Company;

will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that the Company or any of its Subsidiaries is responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law.

      Section 3.28. Dissenting Shareholders. The Company and its Subsidiaries, and their respective directors, have no knowledge of any plan or intention on the part of any Company shareholders to make written demand for payment of the fair value of such Shares in the manner provided in Article 5.12 of the TBCA.

      Section 3.29. Section 368 Representations. (a) There is no plan or intention by any Company shareholder who is anticipated to receive one percent (1%) or more of the total Merger Consideration ("1% Shareholder") and, to the knowledge of the Company, its Subsidiaries, and their respective directors, there is no plan or intention by any of the remaining Company shareholders, to sell or otherwise dispose of shares of Compass Common Stock received pursuant to the Merger that would reduce all such shareholders' holdings to a number of shares having a total fair market value at the Effective Time of less than fifty percent (50%) of the total fair market value of all of the Company's capital stock outstanding immediately prior to the Effective Time. For purposes of this
Section 3.29., shares of the Company's capital stock surrendered by dissenting shareholders and shares of the Company's capital stock sold, redeemed or otherwise disposed of prior or subsequent to and as a part of the overall transaction contemplated by the Merger will be considered to be capital stock of the Company outstanding immediately prior to the Merger.

     (b) The Company has provided to Compass true and correct copies of statements received from each 1% Shareholder with respect to his plan or intention to sell or otherwise dispose of the Compass Common Stock to be received pursuant to the Merger, and has set forth on Schedule 3.29. all knowledge of the Company and its Subsidiaries and their respective directors about the plans or intentions of any other Company shareholders to sell or otherwise dispose of the Compass Common Stock to be received pursuant to the Merger.

     (c) Neither Compass nor Compass Texas will assume any debts or obligations of the holders of the Shares as part of the Merger.

     (d) Schedule 3.29. sets forth all transactions in the capital stock of the Company since September 1, 1995. None of the transactions set forth on Schedule
3.29. were in contemplation of the Merger.

     (e) The liabilities of the Company assumed by Compass as a part of the Merger and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

     (f) The Company and its shareholders will pay their own expenses which are incurred in connection with the Merger.

     (g) The Company has not disposed of any assets (either as a dividend or otherwise) constituting more than ten percent (10%) of the fair market value of all of its assets (ignoring any liabilities) at any time either during the past twelve (12) months or in contemplation of the Merger.

     (h) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (i) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

      Section 3.30. Employee Stock Options. Except as set forth on Schedule 3.2., there are no Company employee stock option plans or provisions in any other plan, program, or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary.

      Section 3.31. Accounting Matters. Neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent Compass from accounting for the business combination to be effected by the Merger as a pooling of interests, including, without limitation, any action inconsistent with the provisions of Exhibit C hereto.

      Section 3.32. Representations Not Misleading. No representation or warranty by the Company in this Agreement, nor any statement, summary, exhibit or schedule furnished to Compass or Compass Texas by the Company or its Subsidiaries under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                  ARTICLE IV.

                        REPRESENTATIONS AND WARRANTIES
                                  OF COMPASS

     Compass hereby makes the representations and warranties set forth in this
Article IV to the Company.

      Section 4.1.  Organization and Authority.

     (a) Compass is and will cause Compass Texas to be prior to the Effective Time a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as now conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement.

     (b) Compass is a bank holding company under the Bank Holding Company Act of 1956, as amended, and in good standing under all laws, rules and regulations applicable to bank holding companies. Compass is duly qualified or licensed and in good standing in each jurisdiction which requires such qualification where it owns or leases properties or conducts business.

      Section 4.2. Authority Relative to Agreement. Compass has full corporate power and authority and no further corporate proceedings on the part of Compass are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby other than approval by Compass' Board of Directors and will be duly and validly authorized by Compass' Board of Directors. This Agreement has been duly executed and delivered by Compass and is a duly authorized, valid, legally binding and enforceable obligation of Compass, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such Board of Director and shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over Compass as may be required by statute or regulation. Compass is not in violation of or default under its Certificate of Incorporation or By-Laws or any agreement, document or instrument under which Compass is obligated or bound, or any law, order, judgment, injunction, award, decree, statute, rule, ordinance or regulation applicable to Compass or any of its Subsidiaries, the violation or breach of which could have a Material Adverse Effect on Compass and its Subsidiaries taken as a whole. Except as set forth on Schedule 4.2. neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all the transactions contemplated hereby, following the receipt of such approvals as may be required from the SEC, the FRB, the FDIC, the Commissioner and the OCC will (i) violate (with or without the giving of notice or passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Compass, or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of Compass pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which Compass is a party or by which any of its assets or properties are bound. Except as set forth on Schedule 4.2., there are no proceedings pending or, to the knowledge of Compass, threatened, against Compass, at law or in equity or before any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to the Company or its Subsidiaries on the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in
Schedule 4.2., or as contemplated hereby, the corporate existence, business, organization, assets, licenses, permits, authorizations and contracts of Compass will not be terminated or impaired by reason of the execution, delivery or performance by Compass of this Agreement or consummation by Compass of the transactions contemplated hereby, assuming receipt of the required regulatory approvals.

      Section 4.3. Financial Reports. Compass has previously furnished the Company a true and complete copy of (i) the 1996 Annual Report to Shareholders, which report (the "Compass 1996 Annual Report") includes, among other things, consolidated balance sheets of Compass and its Subsidiaries as of December 31, 1996 and 1995, the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994 and
(ii) Compass' quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, (the "Quarterly Reports") which reports include among other things unaudited balance sheets of Compass and its Subsidiaries as of March 31 and June 30, 1997 and 1996, respectively, and the related unaudited consolidated statements of income and cash flows for the three- and six-month periods ending March 31 and June 30, 1997 and 1996. The financial statements contained in the Compass 1996 Annual Report and such Quarterly Reports have been prepared in conformity with GAAP applied on a basis consistent with prior periods. The consolidated balance sheets of Compass and its subsidiaries as of December 31, 1996 and 1995 contained in the Compass 1996 Annual Report fairly present the consolidated financial condition of Compass and its Subsidiaries as of the dates thereof, and the related consolidated statements of income, shareholders' equity and cash flows of Compass and its Subsidiaries contained therein fairly present the results of operations and cash flows thereof for the fiscal years then ended. The unaudited consolidated financial statements of Compass and its Subsidiaries as of March 31 and June 30, 1997 and 1996, contained in Compass' Quarterly Reports, fairly present the financial condition, the results of the operations and changes in cash flows thereof as of such dates and for the periods indicated. For the purposes of this Agreement, all financial statements referred to in this Section 4.3. shall be deemed to include any notes to such financial statements. Compass has made all filings required to be made in compliance with the Exchange Act. None of the information contained in the Compass 1996 Annual Report or Compass' Quarterly Reports is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      Section 4.4. Capitalization. The shares of Compass Common Stock to be issued pursuant to this Agreement, when so issued, will be duly and validly authorized and issued, fully paid and nonassessable, and not issued in violation of any preemptive rights. As of July 31, 1997, Compass had 64,325,082 shares of common stock, $2.00 per share par value, issued and outstanding. None of the shares of Compass Common Stock to be issued pursuant to this Agreement will be subject to any lien, charge, encumbrance, claim, rights of others, mortgage, pledge or security interest, and none will be subject to any agreements or understandings among any persons with respect to the voting or transfer of such shares of Compass Common Stock except as contemplated hereby.

      Section 4.5. Consents and Approvals. No prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of or by Compass in connection with the execution, delivery and performance by Compass of this Agreement and the transactions contemplated hereby or the resulting change in control of the Company and its Subsidiaries, except the filing of the Articles of Merger under the TBCA, the Certificate of Merger under the GCL, and such approvals as may be required from the SEC, the FRB, the Commissioner and the FDIC.

      Section 4.6. Proxy Statement. None of the information supplied or to be supplied by Compass, or, to the knowledge of Compass, any of its directors, officers, employees or agents for inclusion in:

     (a)  The Proxy Statement; or

     (b) Any registration statement or other documents to be filed with the SEC or any regulatory or governmental agency or authority in connection with the transactions contemplated hereby, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of the Company;

will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Compass is responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law.

      Section 4.7. Availability of Compass Common Stock. Compass has available a sufficient number of authorized and unissued shares of Compass Common Stock to pay the Merger Consideration, and Compass will not take any action during the term of this Agreement that will cause it not to have a sufficient number of authorized and unissued shares of Compass Common Stock to pay the Merger Consideration.

      Section 4.8. Representations Not Misleading. No representation or warranty by Compass in this Agreement, nor any statement, summary, exhibit or schedule furnished to the Company or the Bank under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.


                                  ARTICLE V.

                           COVENANTS OF THE COMPANY

      Section 5.1. Affirmative Covenants of the Company. For so long as this Agreement is in effect, the Company shall, and shall use its best efforts to cause its Subsidiaries, including the Bank (collectively, the "Acquired Companies") to, from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement:

     (a) Operate and conduct the businesses of the Acquired Companies in the ordinary course of business and consistent with prudent banking practices;

     (b) Preserve intact the Acquired Companies' corporate existence, business organization, assets, licenses, permits, authorizations, and business opportunities;

     (c) Comply with all material contractual obligations applicable to the Acquired Companies' operations;

     (d) Maintain all the Acquired Companies' properties in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Schedule 5.1.(d) (which shall list all Property insured by such coverages) or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are adequate for the business conducted by the Acquired Companies and consistent with the existing insurance coverages;

     (e) In good faith and in a timely manner (i) cooperate with Compass and Compass Texas in satisfying the conditions in this Agreement, (ii) assist Compass and Compass Texas in obtaining as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary for Compass and Compass Texas and the Company (or any of them) to carry out and consummate the transactions contemplated by this Agreement, including all consents, approvals and authorizations required by any agreement or understanding existing at the Closing between the Company and any governmental agency or other third party, (iii) furnish information concerning the Acquired Companies not previously provided to Compass required for inclusion in any filings or applications that may be necessary in that regard and (iv) perform all acts and execute and deliver all documents necessary to cause the transactions contemplated by this Agreement to be consummated at the earliest possible date;

     (f) Timely file with the FRB, the OCC, and the FDIC, all financial statements and other reports required to be so filed by any of the Acquired Companies and to the extent permitted by applicable law, promptly thereafter deliver to Compass copies of all financial statements and other reports required to be so filed;

     (g) Comply in all material respects with all applicable laws and regulations, domestic and foreign;

     (h) Promptly notify Compass upon obtaining knowledge of any default, event of default or condition with which the passage of time or giving of notice would constitute a default or an event of default under the Company Loan Documents and promptly notify and provide copies to Compass of any material written communications concerning the Company Loan Documents;

     (i) Between the date of this Agreement and Closing, promptly give written notice to Compass upon obtaining knowledge of any event or fact that would cause any of the representations or warranties of the Company contained in or referred to in this Agreement to be untrue or misleading in any material respect;

     (j) Deliver to Compass a list (Schedule 5.1.(j)), dated as of the Effective Time, showing (i) the name of each bank or institution where the Acquired Companies have accounts or safe deposit boxes, (ii) the name(s) in which such accounts or boxes are held and (iii) the name of each person authorized to draw thereon or have access thereto;

     (k) Deliver to Compass a list (Schedule 5.1.(k)), dated as of the Effective Time, showing all liabilities and obligations of the Acquired Companies, except those arising in the ordinary course of their respective businesses, incurred since the Balance Sheet Date, certified by an officer of the Company;

     (l) Prior to the record date for the Shareholder Meeting, FRCD shall purchase the Minority Shares at a cost to the Acquired Companies not exceeding $200,000 in the aggregate;

     (m) Shall establish in 1997 a reserve for litigation expenses equal to $700,000;

     (n) Shall accrue in 1997 fees and expenses of Keefe, Bruyette & Woods Inc.;

     (o) Terminate the Split-Dollar Life Insurance Agreements dated April 30, 1993 between the Bank and PSB Family Trust II and William C. Murphy, respectively, at no cost to the Acquired Companies and cause to be terminated any and all rights to acceleration of future premium payments or other benefits under such agreements within three (3) days of the date hereof;

     (p) Terminate the Deferred Compensation Agreement between the Company and William C. Murphy at no cost to the Acquired Companies;

     (q) In 1997 take such write downs of assets and establish such reserves on its books as are consistent with Compass' accounting methods for reserving for loan losses and valuing other real estate owned;

     (r) Promptly notify Compass of any material change or inaccuracies in any data previously given or made available to Compass or Compass Texas pursuant to this Agreement;

     (s) Prior to December 31, 1997, but no later than the period described in Code Section 401(b) and the regulations thereunder, submit all amendments ("ESOP Amendment") made to the Fidelity Bank National Association Employee Stock Ownership Plan ("ESOP") since the ESOP's latest determination letter to the IRS for a determination as to the ESOP Amendment's compliance with ERISA and the Code;

     (t) Shall comply with ERISA and ESOP document regarding pass-through voting;

     (u) Shall obtain the consent of Texas Independent Bank ("TIB") to the substitution of Compass Common Stock as collateral under that certain loan agreement dated December 27, 1996 between TIB and the ESOP and obtain the release of that certain guaranty dated December 27, 1996 by the Company in favor of TIB;

     (v) Terminate the Executive Salary Continuation Agreement dated April 13, 1992, as amended by an Amendment and Clarification to Executive Salary Continuation Agreement dated

February 3, 1995 between C. Malcolm Holland and the Bank ("Holland Agreement") at a cost to the Acquired Companies not exceeding $10,000; and

     (w) Provide access, to the extent that the Company or its Subsidiaries have the right to provide access, to any or all Property (as defined in Section 3.23.) so as to enable Compass, at its sole expense, to physically inspect any structure or components of any structure on such Property, including without limitation, surface and subsurface testing and analyses.

      Section 5.2. Negative Covenants of the Company. Except with the prior written consent of Compass (which consent will not be unreasonably withheld) or as otherwise specifically permitted by this Agreement, the Company will not and will use its best efforts not to permit the Bank, or any other Subsidiary of the Company, to, from the date of this Agreement to the Closing:

     (a) Make any amendment to its Articles or Certificate of Incorporation or Association or Bylaws;

     (b) Make any change in the methods used in allocating and charging costs, except as may be required by applicable law, regulation or GAAP and after notice to Compass;

     (c) Make any change in the number of shares of the capital stock issued and outstanding, or issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock. Notwithstanding anything in this Agreement to the contrary, the outstanding stock options of the Company may be exercised and the Company may issue Company common stock in connection therewith and otherwise perform its obligations thereunder;

     (d) Contract to create any obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with prudent banking practices;

     (e) Contract to create any mortgage, pledge, lien, security interest or encumbrances, restrictions, or charge of any kind (other than statutory liens for which the obligations secured thereby shall not become delinquent), except in the ordinary course of business and consistent with prudent banking practices;

     (f) Cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its material properties or assets, except in the ordinary course of business and consistent with prudent banking practices;

     (g) Sell any real estate owned as of the date of this Agreement or acquired thereafter, which real estate qualifies as "other real estate owned" under accounting principles applicable to it, except in the ordinary course of business and consistent with prudent banking practices and applicable banking laws and regulations;

     (h) Dispose of or permit to lapse any rights to the use of any material trademark, service mark, trade name or copyright, or dispose of or disclose to any person other than its employees any material trade secret not theretofore a matter of public knowledge;

     (i) Except as set forth on Schedule 3.10. and except for regular salary increases and bonuses granted in the ordinary course of business within the Company or the Bank's 1997/1998 budget and consistent with prior practices, grant any increase in compensation or directors' fees, or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer, employee or other person or enter into any employment, consulting or severance agreement or other agreement with any director, officer or employee, or adopt, amend or terminate any Employee Benefit Plan or change or modify the period of vesting or retirement age for any participant of such a plan;

     (j) Declare, pay or set aside for payment any dividend or other distribution or payment in respect of shares of its capital stock, except for dividends from the Bank to the Company in accordance with Section 6.12.;

     (k) Except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, acquire the capital stock or other equity securities or interest of any person;

     (l) Make any capital expenditures or a series of expenditures of a similar nature in excess of $50,000 in the aggregate;

     (m) Make any income tax or franchise tax election or settle or compromise any federal, state, local or foreign income tax or franchise tax liability, or, except in the ordinary course of business consistent with prudent banking practices, make any other tax election or settle or compromise any other federal, state, local or foreign tax liability;

     (n) Except for negotiations and/or the settlement of all litigation items listed on Schedule 3.12. and except for negotiations and discussions between the parties hereto relating to the transactions contemplated by this Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, modify or amend any contract or commitment other than in the ordinary course of business and consistent with prudent banking practices;

     (o) Except as contemplated by this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or business combination of the Company or any of its Subsidiaries;

     (p) Issue any certificates of deposit except in the ordinary course of business and in accordance with prudent banking practices;

     (q) Make any investments except in the ordinary course of business and in accordance with prudent banking practices;

     (r) Modify, amend, waive or extend either the Company Loan Documents or any rights under such agreements;

     (s) Modify any outstanding loan, make any new loan, or acquire any loan participation, unless such modification, new loan, or participation is made in the ordinary course of business and in accordance with prudent banking practices;

     (t) Sell or contract to sell any part of the Company's or its Subsidiaries' premises;

     (u)  Change any fiscal year or the length thereof;

     (v) Take or agree to take any action that would prevent Compass from accounting for the business combination to be effected by the Merger as a pooling of interests, including, without limitation, any action inconsistent with the provisions of Exhibit C hereto;

     (w) Renew, modify, amend or extend any lease for premises occupied by the Company or its Subsidiaries;

     (x)  Prepay in whole or in part the Company Indebtedness; or

     (y) Enter into any agreement, understanding or commitment, written or oral, with any other person which is in any manner inconsistent with the obligations of the Company and its directors and its Subsidiaries under this Agreement or any related written agreement. Nothing contained in this Section
5.2. or in Section 5.1. is intended to influence the general management or overall operations of the Company or its Subsidiaries in a manner not permitted by applicable law and the provisions thereof shall automatically be reduced in compliance therewith.

                                  ARTICLE VI.

              ADDITIONAL AGREEMENTS AND COVENANTS OF THE PARTIES

      Section 6.1. Access To, and Information Concerning, Properties and Records. During the pendency of the transactions contemplated hereby, the Company shall, to the extent permitted by law, give Compass, its legal counsel, accountants and other representatives full access, during normal business hours, throughout the period prior to the Closing, to all of the Company's and its Subsidiaries' properties, books, contracts, commitments and records, permit Compass to make such inspections (including without limitation, with regard to such properties, physical inspection of the surface and subsurface of any property thereof and any structure thereon) as they may require and furnish to Compass during such period all such information concerning the Company and its Subsidiaries and their affairs as Compass may reasonably request. All information disclosed by the

Company to Compass shall be held confidential by Compass and its representatives, except to the extent counsel to Compass has advised it such information is required to or should be disclosed in filings with regulatory agencies or governmental authorities or in proxy materials delivered to shareholders of the Company or was already public information when provided to Compass . In the event this Agreement is terminated pursuant to the provisions of Article VIII, Compass agrees to destroy or return to the Company all copies of such confidential information.

      Section 6.2. Filing of Regulatory Approvals. As soon as reasonably practicable, Compass shall file all notices and applications to the FRB, the Commissioner, the OCC and the FDIC which Compass deems necessary or appropriate to complete the transactions contemplated herein, including the merger of the Bank and Compass Bank, Houston, Texas, a Texas banking corporation and indirect wholly-owned subsidiary of Compass ("Compass Bank"). Compass will deliver to the Company, and the Company will deliver to Compass, copies of all non-confidential portions of any such applications.

      Section 6.3. Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Agreement, Compass and the Company agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement. Compass and the Company shall use their respective best efforts to obtain or cause to be obtained consents of all third parties and governmental and regulatory authorities necessary or desirable for the consummation of the transactions contemplated herein.

      Section 6.4. Company Indebtedness. Prior to the Effective Time, the Company shall pay all regularly scheduled payments on all Company Indebtedness and shall cooperate with Compass in taking such actions as are reasonably appropriate or necessary in connection with the redemption, prepayment, modification, satisfaction or elimination of any outstanding indebtedness of the Company or its Subsidiaries with respect to which a consent is required to be obtained to effectuate the Merger and the transactions contemplated by this Agreement and has not been so obtained. Compass agrees to pay or cause to be paid any outstanding Company Indebtedness (other than indebtedness of the ESOP) immediately after the Effective Time.

      Section 6.5. Best Good Faith Efforts. All parties hereto agree that the parties will use their best good faith efforts to secure all regulatory approvals necessary to consummate the Merger and other transactions provided herein and to satisfy the other conditions to Closing contained herein.

      Section 6.6. Exclusivity. The Company shall not solicit, entertain or negotiate with respect to any offer to acquire the Company or any of its Subsidiaries from any other person. During the term of this Agreement, neither the Company nor any of its Subsidiaries shall provide information to any other person in connection with a possible acquisition of the Company or any of its Subsidiaries. Immediately upon receipt of any such unsolicited offer, the Company will communicate to Compass the terms of any proposal or request for information and the identity of parties involved. Subject to the receipt of a written opinion of counsel to the effect that the Company has a duty to disclose the terms of an unsolicited offer to its shareholders, the Company may disclose to its shareholders the terms of any such unsolicited offer.

      Section 6.7. Public Announcement. Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the subject matter of this Agreement, the timing and content of any announcements, press releases or other public statements concerning the proposal contained herein will occur upon, and be determined by, the mutual consent of the Company and Compass.

      Section 6.8. Employee Benefit Plans. (a) Compass presently intends that, after the Merger, Compass, the Company and its Subsidiaries will not make additional contributions to the employee benefit plans that were sponsored by the Company or its Subsidiaries immediately prior to the Merger. Compass agrees that the employees of the Company and its Subsidiaries who are retained as employees of Compass or Compass Bank will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Compass and its affiliates, in accordance with the respective terms of such plans and programs, and Compass shall take all actions necessary or appropriate to facilitate coverage of the Company's and its Subsidiaries' employees in such plans and programs from and after the Effective Time, subject to the following:

     (i) Employee Welfare Benefit Plans and Programs: Each employee of the Company and its Subsidiaries will be entitled to credit for prior service with the Company and its Subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than those described in subparagraph (ii) below and any stock option plans) sponsored by Compass to the extent the Company or any of its Subsidiaries sponsored a similar type of plan which the Company or Company Subsidiary employee participated in immediately prior to the Effective Time. Any preexisting condition exclusion applicable to such plans and programs shall be waived with respect to any Company or Company Subsidiary employee. For purposes of determining each Company or Company Subsidiary employee's benefit for the year in which the Merger occurs under the Compass vacation program, any vacation taken by a Company or Company Subsidiary employee preceding the Effective Time for the year in which the Merger occurs will be deducted from the total Compass vacation benefit available to such employee for such year. Compass agrees that for purposes of determining the number of vacation days available with respect to each Company employee for the year in which the Merger occurs, that the number of vacation days for such year shall be determined under the Company or its Subsidiaries vacation policies in effect as of January 1, 1997.

     (ii) Employee Pension Benefit Plans: Each Company and Company Subsidiary employee shall be entitled to credit for past service with the Company and its Subsidiaries for the purpose of satisfying any eligibility or vesting periods applicable to the Compass employee pension benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, the Compass 401(k)/ESOP Plan). Notwithstanding the foregoing, Compass shall not grant any prior years of service credit to employees of the Company and its Subsidiaries with respect to any defined benefit pension plans sponsored (or contributed to) by Compass; instead, Company and Company Subsidiary employees shall be treated as newly hired employees of Compass as of the date following the Effective Time for purposes of determining eligibility, vesting and benefit accruals thereunder.

     (b) On or before, but effective as of the Effective Time, the Company and its Subsidiaries may take such actions as may be necessary to cause each individual employed by the Company and its Subsidiaries immediately prior to the Effective Time to have a fully vested and nonforfeitable interest in such employee's account balance under the 401(k) plan sponsored by the Company as of the Effective Time.

     (c) Compass shall terminate the ESOP as soon as practicable after the Effective Time.

      Section 6.9. Merger of Bank. Compass presently intends to cause the Bank to merge into Compass Bank and FRCD to merge into Compass Bancorporation of Texas, Inc., an indirect wholly-owned subsidiary of Compass, immediately after the Merger, and the Company agrees to cause its Subsidiaries to execute documents and take actions (conditioned on the Merger being effective) and otherwise cooperate with Compass during the time the Merger transaction is pending in order to facilitate such mergers of its Subsidiaries immediately after the Closing.

      Section 6.10. Environmental Matters. (a) The Company and its Subsidiaries shall cause to be performed an environmental investigation of the Property at 6501 Hillcrest Avenue, Dallas, Texas ("Hillcrest"), using an environmental consulting firm and scope of work approved in advance by Compass, and upon which Compass may rely, the purpose of which shall be to determine whether Polluting Substances exist at, under, or are emanating from Hillcrest associated with the former use of Hillcrest as an automobile service or fueling facility. The findings of such environmental investigation shall be approved by Compass in its sole discretion. If the results of such investigation reveal the existence of Polluting Substances at concentrations which exceed action levels established by the Texas Natural Resource Conservation Commission ("TNRCC"), the Company and its Subsidiaries shall report such findings to the TNRCC and shall commence and diligently pursue to resolution the investigation and remediation of such Polluting Substances in compliance with applicable Environmental Laws and in a manner satisfactory to Compass in its sole discretion, and upon which Compass may rely, and in all events so as to maintain eligibility for reimbursement of all expenses from the Petroleum Storage Tank Remediation Fund administered by the TNRCC.

     The Company and its Subsidiaries shall provide written evidence acceptable to Compass in its sole discretion demonstrating that only clean select fill, without Polluting Substances, was used to fill the Property at 2209 West Northwest Highway (at Stemmons), Dallas, Texas ("Stemmons").

     Compass and its consultants, agents and representatives, shall have the right to the same extent that the Company and its Subsidiaries have such right, but not the obligation or responsibility, to inspect any Property referred to in subsection (b) and (c) below and Hillcrest and Stemmons (a "6.10(a) Property"), including, without limitation, for the purpose of conducting asbestos surveys and sampling, and other environmental assessments and investigations ("Environmental

Inspections") for any matter first known by Compass between the date hereof and the Closing Date. Compass' right to conduct such Environmental Inspections shall include the right to sample and analyze air, sediment, soil and groundwater of any affected 6.10(a) Property to the same extent that the Company or its Subsidiaries have such right. Compass may conduct such Environmental Inspections at any time subject to Section 6.10(d) below.

     (b) The Company and its Subsidiaries shall cause to be performed by an environmental consulting firm acceptable to Compass an environmental investigation of any Property acquired, leased, foreclosed, managed or controlled by the Company or its Subsidiaries between the date hereof and the Closing Date, the scope and results of which shall be acceptable to Compass in its sole discretion.

     (c) The Company and its Subsidiaries shall cause to be performed by an environmental consulting firm acceptable to Compass an environmental investigation of any Property in which the Company or its Subsidiaries acquires a security interest between the date hereof and the Closing Date, scope and results of which are equivalent to the policies of Compass with respect to acquiring security interests on real or personal property and the compliance with which shall be acceptable to Compass in its sole discretion.

     (d) Compass shall notify the Company of any physical inspections of Property which it intends to conduct, and the Company may place reasonable restrictions on the time of such inspections. Upon Compass' notification to the Company of the Property upon which it intends to conduct such physical inspections, the Company and its Subsidiaries shall notify the owner of such Property and use their best efforts to secure access to such Property for Compass.

     (e) Each party hereto agrees to indemnify and hold harmless the other party for any claims for damage to the Property or injury or death to persons in connection with any Environmental Inspection or secondary investigation of the Property to the extent such damage, injury or death is directly attributable to the negligent actions or negligent omissions of such indemnifying party.
Compass shall have no liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, Compass shall have no obligation to make any reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey, but such reporting shall remain the responsibility of and within the discretion of the Company. Compass shall have no liability to the Company or its Subsidiaries for making any report of such results to any governmental authority.

     (f) The Company agrees to make available to Compass and its consultants, agents and representatives all documents and other material relating to environmental conditions of the Property including, without limitation, the results of all other environmental inspections and surveys. The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Compass and shall be entitled to certify the same in favor of Compass and its consultants, agents and representatives in such a manner which will entitle Compass to rely upon such reports and make all other data available to Compass and its consultants, agents and representatives. At the written request of the Company, Compass agrees to provide the Company with a copy of all environmental reports prepared by its consultants as a result of the Environmental Inspections.

      Section 6.11. Proxies. The Company acknowledges that the persons listed in Schedule 6.11. have agreed that they will vote the Shares owned by them in favor of this Agreement and the transactions contemplated hereby, subject to required regulatory approvals, and that they will retain the right to vote such Shares during the term of this Agreement and have given Compass a proxy to vote such Shares in favor of the Merger if they should fail to do so, pursuant to a Voting Agreement and Irrevocable Proxy in substantially the form attached hereto as Exhibit D.

      Section 6.12. Cooperation on Texas Receipts. The Company and Compass agree to cooperate in good faith and to use their best efforts, and the Company agrees to take action reasonably requested by Compass, so as to cause the Company not to have any Texas gross receipts, including dividends from its Subsidiaries, for purposes of Texas franchise taxes after the date of incorporation of Compass Texas.

      Section 6.13. Exchange Agreement. Immediately prior to the Effective Time, the Company and Compass agree to enter into, and Compass agrees to cause Compass Texas to enter into, the Exchange Agreement with the Exchange Agent, or if the Exchange Agent refuses to serve as exchange agent, such other exchange agent as shall mutually agreed to by the Company and Compass.

      Section 6.14. Director and Officer  Indemnification.    With respect to
the indemnification of directors and officers, Compass agrees as follows:

     (a) Compass shall ensure that all rights to indemnification and all limitations of liability existing in favor of any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, a director or officer of the Company, FRCD or the Bank (an "Indemnified Party") and, collectively, the "Indemnified Parties") in the Company's Articles of Incorporation or Bylaws or in the Certificate or Articles of Incorporation or Association and Bylaws of any Company Subsidiary, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from (A) facts or events that occurred before the Effective Time of the Merger, or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger, survive the Merger and shall continue in full force and effect for a period of four (4) years from the Effective Time; provided, however, that all rights to indemnification and limitations of liability shall continue in full force and effect subsequent to such four (4) year period for any claim for which Compass has been sued prior to the expiration of such four (4) year period. Nothing contained in this Section 6.14.(a) shall be deemed to preclude the liquidation, consolidation or merger of the Company or any Company Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of substantially all of the assets of the Company, Compass shall guarantee, to the extent of the net asset value of the Company or any Company Subsidiary as of the Effective Date of the Merger, the indemnification obligations of the Company or any Company Subsidiary to the extent of indemnification obligations of the Company and the Company Subsidiaries described above. Notwithstanding anything to the contrary contained in this Section 6.14.(a), nothing contained herein shall require Compass to indemnify any person who was a director or officer of the Company or any Company Subsidiary to a greater extent than the Company or any Company Subsidiary is, as of the date of this Agreement, required to indemnify any such person.

     (b) Any Indemnified Party wishing to claim indemnification under Section 6.14.(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Compass thereof, but the failure to so notify shall not relieve Compass of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time of the Merger), (A) Compass shall have the right to assume the defense thereof and Compass shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Compass elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Compass and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Compass shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however that Compass shall be obligated pursuant to this Subsection (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for all Indemnified Parties would present such counsel with a conflict of interest and (B) such Indemnified Party shall cooperate in the defense of any such matter.

     (c) If Compass or any of its successors or assigns (A) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Compass shall assume the obligations set forth in this Section 6.14.

     (d) The provisions of this Section 6.14. are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and shall survive the Effective Time.

     (e) The indemnification and limitations of liability provisions currently contained in the Articles and Certificate of Incorporation or Association and Bylaws of the Company and its Subsidiaries shall not be amended after the date hereof.

      Section 6.15. Exercise of Convertible Securities. The Company shall use its best efforts to cause each holder of outstanding warrants, options, rights, convertible debentures or other securities entitling the holder thereof to acquire Shares (collectively, the "Convertible Securities") to exercise or convert such Convertible Securities in full prior to the Effective Time.

      Section 6.16. Pooling of Interests. Neither Compass nor any of its Subsidiaries shall take any action which with respect to Compass would disqualify the Merger as a "pooling of interests" for accounting purposes.

      Section 6.17. Employee Bonuses. Unless paid by the Bank prior to the Effective Time, Compass agrees to cause to be paid to the employees of the Bank the bonuses allocable to them under the 1998 bonus plan of the Bank so long as such plan is substantially equivalent to the 1997 bonus plan of the Bank and so long as such bonuses are capable of being prorated.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

      Section 7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) The receipt of regulatory approvals which approvals shall not have imposed any condition or requirement which in the judgment of Compass would adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would in the judgment of Compass be so burdensome as to render inadvisable the consummation of the Merger, and the expiration of any applicable waiting period with respect thereto;

     (b) The Closing will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction;

     (c) The approval of this Agreement by the Company's shareholders entitled to vote at the Shareholders' Meeting; and

     (d) A registration statement covering the Compass Common Stock to be issued in the Merger shall be effective under the Securities Act and any applicable state securities or "blue sky" acts and no stop order suspending the effectiveness of such registration statement shall be in effect and no proceedings for such purpose, or any proceedings under the SEC or applicable state securities authorities rules with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any applicable state securities or blue sky authorities.

      Section 7.2. Conditions to the Obligations of Compass and Compass Texas to Effect the Merger.

     The obligations of Compass and Compass Texas to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) All representations and warranties of the Company shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

     (b) The Company shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Effective Time;

     (c) There shall not have occurred a Material Adverse Effect with respect to the Company or its Subsidiaries;

     (d) The directors of the Company and its Subsidiaries shall have delivered to Compass an instrument in the form of Exhibit J attached hereto dated the Effective Time releasing the Company and its Subsidiaries from any and all claims of such directors (except as to their deposits and accounts, and as to their rights of indemnification pursuant to the Articles of Incorporation, Association or Bylaws of the Company and the Bank which rights shall survive the Merger) and shall have delivered to Compass their resignations as directors of the Company and its Subsidiaries;

     (e) The officers of the Company and its Subsidiaries shall have delivered to Compass an instrument in the form of Exhibit J attached hereto dated the Effective Time releasing the Company and its Subsidiaries from any and all claims of such officers (except as to deposits and accounts and as to their rights of indemnification pursuant to the Articles of Incorporation, Association or Bylaws of the Company and the Bank which rights shall survive the Merger);

     (f) Compass shall have received the opinions of counsel to the Company acceptable to it as to the matters set forth on Exhibit E attached hereto;

     (g) The holders of no more than one percent (1%) of the Shares shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders;

     (h) Compass shall have received a letter from KPMG Peat Marwick, LLP, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Agreement;

     (i) The aggregate principal amount of all Company Indebtedness shall not exceed $2,650,000.00;

     (j) Compass shall have received from holders of the Company's capital stock receiving at least fifty percent (50%) of the total Merger Consideration a representation that they have no plan or intention to sell or otherwise dispose of shares of Compass Common Stock received pursuant to the Merger.

     (k) Compass and Compass Texas shall have received an opinion of counsel satisfactory to them and substantially in the form attached hereto as Exhibit H, that the Merger will qualify as a reorganization under Section 368(a) of the Code;

     (l) The Company shall have delivered to Compass a schedule of all transactions in the capital stock (or instruments exercisable for or convertible into capital stock) of the Company of which the Company has knowledge from and including the date of this Agreement through the Effective Time;

     (m) Compass shall have determined, in its reasonable judgment, that the liabilities and obligations set forth on Schedule 5.1.(k) do not have a Material Adverse Effect;

     (n) All warrants, options, rights, convertible debentures or other securities entitling the holder thereof to acquire Shares shall have been exercised or converted, or shall have expired, lapsed or terminated, prior to the Effective Time;

     (o) Pat S. Bolin shall have entered into a noncompetition agreement with Compass or one of its Affiliates, in the form of Exhibit L-1 attached hereto and William C. Murphy shall have entered into an employment agreement with Compass or one of its Affiliates, in the form of Exhibit L-2 attached hereto within three (3) days of the date hereof;

     (p) FRCD shall be the owner, record and otherwise, of 100% of the capital stock of the Bank;

     (q) The Split-Dollar Life Insurance Agreements dated April 30, 1993 between the Bank and PSB Family Trust II and William C. Murphy, respectively, shall have been terminated at no cost to the Acquired Companies and any and all rights to acceleration of future premium payments and benefits thereunder shall have been terminated within three (3) days of the date hereof;

     (r) The Deferred Compensation Agreement between the Company and William C. Murphy shall have been terminated at no cost to the Acquired Companies;

     (s) The Company and its Subsidiaries shall have taken during 1997 such write downs of assets and shall have established such reserves as are consistent with Compass' accounting methods for reserving for loan losses and valuing other real estate owned;

     (t) The Company and its Subsidiaries shall have established in 1997 a reserve for litigation expenses equal to $700,000;

     (u) The Company shall have accrued in 1997 fees and expenses of Keefe, Bruyette & Woods Inc.;

     (v) The Company shall have submitted prior to December 31, 1997, but no later than the period described in Code Section 401(b) and the regulations thereunder, the ESOP Amendment to the IRS for a determination as to the ESOP Amendment's compliance with ERISA and the Code;

     (w) The Company shall have complied with ERISA and ESOP document regarding pass-through voting;

     (x) The Company shall obtain the written consent of TIB to the substitution of Compass Common Stock as collateral under that certain loan agreement dated December 27, 1996 between TIB and the ESOP and obtain the release of that certain guaranty dated December 27, 1996 by the Company in favor of TIB;

     (y) The Holland Agreement shall have been terminated at a cost to the Acquired Companies not exceeding $10,000;

     (z) The Company shall have filed a final franchise tax return with the Texas Comptroller of Public Accounts; and

     (aa) Compass shall have received certificates dated the Closing executed by the President of the Company and by the Presidents of its Subsidiaries, and the Secretary or Cashier of the Company and its Subsidiaries, respectively, certifying in such reasonable detail as Compass may reasonably request, to the effect described in Sections 7.2.(a), (b), (c), (g), (i), (n), (q), (r), (s),
(t), (u), (w), (x), (y) and (z).

      Section 7.3. Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) All representations and warranties of Compass shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

     (b) Compass and Compass Texas shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions contained in this Agreement to be performed or complied with by either of them prior to the Effective Time;

     (c) The Company shall have received the opinion of counsel to Compass and Compass Texas acceptable to it, as to the matters set forth on Exhibit F attached hereto;

     (d) The Company and its Subsidiaries shall have delivered to the directors and officers of the Company and its Subsidiaries an instrument dated the Effective Time and in the form of Exhibit K attached hereto releasing such directors and officers from any and all claims of the Company and its Subsidiaries (except as to indebtedness or other contractual liabilities); provided, however, that such releases shall not release an action against such directors and officers by Compass or Compass Texas in connection with the transactions contemplated by this Agreement;

     (e) The Company shall have received an opinion of counsel to Compass and Compass Texas in substantially the form of Exhibit H that the Merger will qualify as a reorganization under Section 368(a) of the Code; and

     (f) The Company shall have received certificates dated the Closing, executed by appropriate officers of Compass and Compass Texas, respectively, certifying, in such detail as the Company may reasonably request, to the effect described in Sections 7.3.(a) and (b).

                                  ARTICLE VII

                         TERMINATION; AMENDMENT; WAIVER

      Section 8.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the shareholders of the Company, but prior to the Effective Time:

     (a) By mutual written consent duly authorized by the Boards of Directors of Compass and the Company;

     (b) By Compass (i) if Compass learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of the Company contained in Article III which constitutes or the results of any investigation pursuant to the provision of Section 6.10(a) which constitute a Material Adverse Effect, (ii) if there shall be a breach of Section 6.10(a), (b) or (c); or (iii) if any of the conditions to Closing contained in Section 7.1. or 7.2. are not satisfied or waived in writing by Compass;

     (c) By the Company if the conditions to Closing contained in Section 7.1. or 7.3. are not satisfied or waived in writing by the Company;

     (d) By Compass or the Company if the Effective Time shall not have occurred on or before April 30, 1998 or such later date agreed to in writing by Compass and the Company; or

     (e) By Compass or the Company if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and nonappealable.

      Section 8.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1. hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of this Sections 6.10., 8.2, 9.1, 10.1 and 10.8. Nothing contained in this Section 8.2. shall relieve any party from liability for any breach of this Agreement.

      Section 8.3. Amendment. (a) To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company, Compass and, if required, Compass Texas at any time before or after adoption of this Agreement by the shareholders of the Company but, after any submission of this Agreement to such shareholders for approval, no amendment shall be made which reduces the Merger Consideration or which materially and adversely affects the rights of the Company's shareholders hereunder without any required approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     (b) The parties hereto hereby agree to enter into an amendment of this Agreement for the purpose of adding Compass Texas as a party hereto, which amendment shall be made prior to any submission of this Agreement to shareholders of the Company for their approval. As a condition to the Company's entry into such an amendment, Compass Texas shall deliver to the Company a certificate in substantially the form of Exhibit G attached hereto.

      Section 8.4. Extension; Waiver. At any time prior to the Effective Time, the parties may jointly (i) extend the time of the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX.

                                    SURVIVAL

      Section 9.1. Survival of Representations and Warranties. The parties hereto agree that all of their respective representations and warranties contained in this Agreement shall not survive after the Effective Time.

                                   ARTICLE X.

                                 MISCELLANEOUS

      Section 10.1. Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation, attorney's fees, accountant's fees, other professional fees and costs related to expenses of officers and directors of the Company and its Subsidiaries, shall be paid by the party incurring such costs and expenses; provided, however, without the consent of Compass, which consent shall not be unreasonably withheld, all such costs and expenses incurred by the Company and its Subsidiaries shall not (exclusive of broker's fees which are set forth in Schedule 10.1.) exceed $75,000. Each party hereto hereby agrees to and shall indemnify the other parties hereto against any liability arising from any such fee or payment incurred by such party.

      Section 10.2. Brokers and Finders. Except as same applies to the Company's broker Keefe, Bruyette & Woods Inc. of New York, New York, all negotiations on behalf of Compass and the Company relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the parties hereto and their respective agents directly without the intervention of any other person in such manner as to give rise to any claim against Compass, Compass Texas, the Company or its Subsidiaries for financial advisory fees, brokerage or commission fees, finder's fees or other like payment in connection with the consummation of the transactions contemplated hereby.

      Section 10.3. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, provided that Compass may assign its rights and obligations or those of Compass Texas to any direct or indirect, wholly-owned, subsidiary of Compass, but no such assignment shall relieve Compass of its obligations hereunder if such assignee does not perform such obligations.

      Section 10.4. Further Assurances. From time to time as and when requested by Compass or its successors or assigns, the Company, the officers and directors of the Company, or its Subsidiaries, shall execute and deliver such further agreements, documents, deeds, certificates and other instruments and shall take or cause to be taken such other actions, including those as shall be necessary to vest or perfect in or to confirm of record or otherwise the Company's or its Subsidiaries' title to and possession of, all of their respective property, interests, assets, rights, privileges, immunities, powers, franchises and authority, as shall be reasonably necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement.

      Section 10.5. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

      Section 10.6. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

      Section 10.7. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if in person, by cable, telegram or telex or by telecopy, or five business days after mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     if to Compass or Compass Texas:

          D. Paul Jones, Jr.
          Chairman and Chief Executive Officer
          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama 35233
          Telecopy No.: (205) 933-3043

          Charles E. McMahen
          Chairman and Chief Executive Officer
          Compass Banks of Texas, Inc.
          24 Greenway Plaza
          Houston, Texas 77046
          Telecopy No.:  (713) 993-8500

     with copies to:

          Daniel B. Graves
          Associate General Counsel

          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama 35233
          Telecopy No.:  (205) 933-3043

          and

          Annette L. Tripp
          Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
          3400 Texas Commerce Tower, 600 Travis
          Houston, Texas 77002
          Telecopy No.:  (713) 223-3717

     if to the Company:

          William C. Murphy
          Fidelity Resources Company
          6501 Hillcrest
          University Park, Texas 75205
          Telecopy No. (214) 520-8025

     with a copy to:

          William J. Underwood, Jr.
          Smith, Underwood & Perkins, P.C.
          Two Lincoln Centre
          5420 LBJ Freeway, Suite 600
          Dallas, Texas 75240
          Telecopy No.: (972) 661-5691

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

      Section 10.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that the GCL governs aspects of the Merger.

      Section 10.9. Descriptive Headings. The descriptive headings are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      Section 10.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      Section 10.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      Section 10.12. Incorporation by References. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

      Section 10.13 Certain Definitions.

     (a) "Subsidiary" or "Subsidiaries" shall mean, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, any equity interest.

     (b) "Material Adverse Effect" shall mean any material adverse circumstance, event or series of events with respect to the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations of the Company and its Subsidiaries taken as a whole (or when the reference is to Compass, to Compass and its Subsidiaries, taken as a whole).

     (c) "Environmental Laws" shall mean all federal, state and local laws, ordinances, rules, regulations, guidance documents, directives, and decisions, interpretations and orders of courts or administrative agencies or authorities, relating to the release, threatened release, recycling, processing, use, handling, transportation treatment, storage, disposal, remediation, removal, inspection or monitoring of Polluting Substances or protection of human health or safety or the environment (including, without limitation, wildlife, air, surface water, ground water, land surface, and subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended ("SARA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), Hazardous and Solid Waste Amendments of 1984, as amended ("HSWA"), the Hazardous Materials Transportation Act, as amended ("HMTA"), the Toxic Substances Control Act ("TSCA"), Occupational Safety and Health Act ("OSHA"), Federal Water Pollution Control Act, Clean Air Act, and any and all regulations promulgated pursuant to any of the foregoing.

     (d) "Polluting Substances" shall mean those substances included within the statutory or regulatory definitions, listings or descriptions of "pollutant," "contaminant," "toxic waste," "hazardous substance," "hazardous waste," "solid waste," or "regulated substance" pursuant to CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA, and/or any other Environmental Laws, as amended, and shall include, without limitation, any material, waste or substance which is or contains explosives, radioactive materials, oil or any fraction thereof, asbestos, or formaldehyde. To the extent that the laws or regulations of the State of Texas establish a meaning for "hazardous substance," "hazardous waste," "hazardous materials," "solid waste," or "toxic waste," which is broader than that specified in any of CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA or other Environmental Laws such broader meaning shall apply.

     (e) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, discarding or abandoning.

     (f) "Knowledge" or "known" -- An individual shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter. A corporation or bank shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if any individual who is serving as a director or officer (or in any similar capacity) of the corporation or bank, has, or at any time had, knowledge of such fact or other matter. Non-officer directors may rely on the representations of officers.

      Section 10.14. Business Days. In the event a date for performance of an obligation under this Agreement falls on a day which is a Saturday, Sunday or a day which the Federal Reserve Bank of Dallas has designated as a holiday, such notice may be delivered on the first business day thereafter.

                                 [SIGNATURE PAGE FOLLOWS]

     In Witness Whereof, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.


                            Compass Bancshares, Inc.



                            By     /s/ Garret R. Hegel
                               ------------------------------
                              Its: Chief Financial Officer
Attest:


        /s/ Daniel B. Graves
    -----------------------------
Its: Assistant Secretary


                            Fidelity Resources Company



                            By     /s/ William C. Murphy
                               -----------------------------
                              Its: President

Attest:


  /s/ Pat S. Bolin
-----------------------
Its: Chairman



H1995A/173556-10

                                   EXHIBIT A

                    POOLING TRANSFER RESTRICTIONS AGREEMENT

     This Pooling Transfer Restrictions Agreement (this "Agreement") is executed and delivered this ____ day of _________, 1997 by and between Compass Bancshares, Inc. ("Compass"), Fidelity Resources Company (the "Company"), and the undersigned shareholder of the Company (the "Shareholder").

     WHEREAS, Compass and the Company entered into an Agreement and Plan of Merger dated _________, 1997 ("Merger Agreement") pursuant to which the Company will be merged with an existing or to-be-formed subsidiary of Compass (the "Merger"), and

     WHEREAS, Compass has required as a condition to entering into the Merger Agreement that the Company and the Shareholder and each other affiliate of the Company deliver to Compass an agreement in substantially the form hereof,

     NOW, THEREFORE, in consideration of Compass' agreement to enter into the Merger Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

     1. The Shareholder agrees that he will not sell, pledge, transfer or otherwise dispose of any shares of the Company's common stock, par value $0.10 per share ("Company Common Stock"), within 30 days prior to the Effective Time (as defined in the Merger Agreement). The Shareholder further agrees that until the publication of financial results covering at least 30 days of post-Merger combined operations of the Company and Compass, he will not sell, pledge, transfer or otherwise dispose of any shares of the Compass Common Stock to be acquired by him in the Merger, except for pledges by the Shareholder of all or part of such Shareholder's Compass Common Stock acquired in the Merger to secure loans, provided the lender accepts any pledge of such Compass Common Stock subject to the terms of this Agreement. The Shareholder further agrees that he will not sell, pledge, transfer or otherwise dispose of any shares of the Compass Common Stock to be acquired by him in the Merger except in a manner which is consistent with any additional requirements for Compass' accounting for the Merger as a pooling of interests, including without limitation any new requirements imposed by the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, and the respective rules and regulations thereunder.

     2. The Shareholder further acknowledges and agrees that he will be subject to Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act, and agrees not to transfer any Compass Common Stock received by him in the Merger except in compliance with the applicable provisions of the Securities Act, the Exchange Act, and the respective rules and regulations thereunder.

     3. The Shareholder agrees that the shares of Compass Common Stock to be issued to him in the Merger will bear a restrictive transfer legend in substantially the following form:

     The shares represented by this certificate are subject to a Pooling Transfer Restrictions Agreement dated _______ __, 1997 which restricts any sale or other transfer of such shares prior to the earlier to occur of (i) the public release by Compass Bancshares, Inc. of 30 days of post-merger combined operations of Fidelity Resources Company and Compass Bancshares, Inc. or (ii) [insert due date of next Quarterly Report on Form 10-Q that will contain required financial results.] The issuer will furnish to the record holder of this certificate, without charge, upon written request to the issuer at its principal place of business, a copy of the Pooling Transfer Restrictions Agreement.

Compass agrees to instruct its transfer agent to remove the restrictive legend from any certificates evidencing shares subject hereto promptly following the expiration of the transfer restrictions described in Section 1.

     4. The Company agrees and the Shareholder acknowledges and agrees that the Company will not permit the transfer of any shares of Company Common Stock by the Shareholder or any other Company affiliate within 30 days prior to the Effective Time.

     5. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]

  IN WITNESS WHEREOF, the undersigned set his hand effective as of the day first written above.


                              COMPASS BANCSHARES, INC.


                              By:__________________________________________
                              Name:________________________________________
                              Title:_______________________________________

                              FIDELITY RESOURCES COMPANY


                              By:__________________________________________
                              Name:________________________________________
                              Title:_______________________________________


                              _____________________________________________
                              Signature of Shareholder


                              _____________________________________
                              Printed Name of Shareholder

                                   EXHIBIT B


                            EXCHANGE AGENT AGREEMENT

     This Exchange Agent Agreement, dated as of _____, 1997, is made and entered into by and among Compass Bancshares, Inc., a Delaware corporation ("Compass"), _____________________, a Delaware corporation ("Compass Texas"), Fidelity Resources Company, a Texas corporation ("Company"), and Continental Stock Transfer & Trust Company, a New York banking corporation ("Exchange Agent").

                                   PREAMBLE:

     Pursuant to the Agreement and Plan of Merger dated as of ________, 1997 ("Merger Agreement") among Compass, Compass Texas and the Company, the Company shall, at the Effective Time, be merged with Compass Texas. The name of the surviving corporation shall be Compass Texas Acquisition Corp. ("Surviving Corporation").

     After the Effective Time, the outstanding shares of the Common Stock, par value $0.10 per share (including for this purpose any shares of Common Stock which can be acquired upon the exercise of any warrant, option, right, convertible debt instrument or other security pursuant to which shares of Common Stock may be obtained (collectively, "Derivative Securities")), of the Company ("Company Common Stock") shall solely represent, in the aggregate, the right to payment by Compass of total Merger Consideration of ______________ shares of Compass common stock, par value $2.00 per share ("Compass Common Stock") (or cash in lieu of fractional shares), subject to the rights of qualified dissenting shareholders of the Company.

     The Company has requested Compass to designate the Exchange Agent in connection with the exchange (the "Exchange") of shares of Company Common Stock for shares of Compass Common Stock, subject to the terms and conditions hereof and of the Merger Agreement. The Exchange Agent will receive Company Common Stock delivered for exchange pursuant to the terms of the Merger Agreement, and will process such certificates representing Company Common Stock ("Certificates") and related documents. Compass desires that the Exchange Agent act in such capacity.

     NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

     1. Appointment of Exchange Agent. Continental Stock Transfer & Trust Company is hereby appointed as the Exchange Agent for payment of the Merger Consideration to shareholders of the Company. Such appointment shall be in accordance with the terms and conditions set forth herein.

     2. Closing of Stock Transfer Books. At the Effective Time, the Company's stock transfer books will be closed and no transfers shall be permitted.

     3. Duties of Exchange Agent. The Exchange Agent is authorized and directed to perform the following functions contemplated by the Merger Agreement and the Letters of Transmittal (defined below):

          (a) Distribution of Letters of Transmittal. The Exchange Agent shall mail to the holders of record of Company Common Stock, by first class United States mail, postage prepaid, copies of Letters of Transmittal, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 in substantially the form attached hereto as Exhibit A ("Letters of Transmittal"), and return envelopes to the Exchange Agent, at the earliest practicable time following the Effective Time. A form of Stock Assignment, Power of Attorney and Lost Stock Certificate Affidavit will be provided to the Exchange Agent for use by shareholders if necessary.

          (b)  Acceptance of Certificates.

          (i) The Exchange Agent will examine the Letters of Transmittal, Certificates and other documents and instruments delivered to the Exchange Agent by or on behalf of holders tendering Company Common Stock and shall determine whether (i) the Letters of Transmittal have been completed and executed properly, and are accompanied by proper evidence of authority,
     (ii) Certificates corresponding to the names of the registered holders, Certificate numbers and the number of shares represented thereby with the information set forth in the Company's shareholder and other records and which appear to be in negotiable, good delivery form, properly endorsed or accompanied by stock powers with transfer tax stamps or evidence of payment or exemption from transfer taxes affixed (where required), and (iii) signatures are guaranteed (where required), all in accordance with the terms and conditions of the Merger Agreement and the Letters of Transmittal. The Exchange Agent shall accept the executed Letters of Transmittal accompanied by Certificates which are surrendered in accordance with the provisions of the Merger Agreement. Such Certificates and Letters of Transmittal shall only be accepted by the Exchange Agent and eligible for payment hereunder if they have been properly executed and completed in accordance with the instructions contained in the Letters of Transmittal and, subject to the following sentence, if the person or persons surrendering such Certificates and Letters of Transmittal appear as a holder of record of the number of shares surrendered on the list of shareholders

     ("Shareholder List") supplied and certified to the Exchange Agent by the Company attached as Exhibit B hereto. In the event the Exchange Agent shall have any questions as to whether a Certificate and Letters of Transmittal have been properly executed and completed or whether the Certificates have been surrendered by the holder of record thereof, the Exchange Agent shall promptly refer such questions to Compass for resolution by Compass and the Exchange Agent shall be able to rely on the written instructions and decisions of any officer of Compass. Determination of all questions as to the proper completion or execution of the Letters of Transmittal or as to the proper form for transfer of the Certificates for Company Common Stock shall be made by Compass together with its attorneys, and such other persons as Compass shall designate, and such determinations shall be final and binding; provided, however, that the rejection by Compass of any Letters of Transmittal or Certificates deemed by Compass to be ineffective to transfer the Certificates shall not affect the right of any shareholder in or to his respective share of the Merger Consideration;

          (ii) If any defect or irregularity appears to exist in connection with a purported tender, the Exchange Agent will notify promptly the persons by whom the tender was made and will return all documents delivered in connection therewith or take such action as is necessary or advisable to cause such defect or irregularity to be cured;

          (iii) Tenders may be made only as set forth in the Letters of Transmittal;

          (iv) Letters of Transmittal, and facsimiles thereof submitted to the Exchange Agent, shall be marked by the Exchange Agent's designated officers to show the date and time of receipt and their review and acceptance thereof;

          (v) From time to time as requested by Compass, the Exchange Agent shall provide Compass with a list of shareholders who have properly tendered their Company Common Stock. In addition, the Exchange Agent shall inform Compass in writing of the number of shares of Company Common Stock which have been properly tendered and the number which have been improperly tendered to the Exchange Agent during the week then ended and on a cumulative basis through that day. The Exchange Agent shall provide Compass such other information concerning the Company Common Stock as it may reasonably request. Such communications should be sent to:

                         Compass Bancshares, Inc.
                         701 South 20th Street
                         Birmingham, Alabama 35233
                         Attn: Michael A. Bean
                         Telephone No. (205) 558-5740

          (c) Exchange Fund. In order to provide for payment of the Merger Consideration in accordance with the terms of the Merger Agreement, Compass, from time to time prior to or after the Effective Time, shall deposit or cause to be deposited with the Exchange Agent cash in an amount sufficient to make payments in lieu of fractional shares (the "Exchange Fund"). This Exchange Fund shall not be used for any purpose except as provided by this Agreement.

          (d) Compass Common Stock. Compass Texas and the Company shall jointly advise the Exchange Agent as to the number of shares of Compass Common Stock to be distributed to each shareholder which shall be calculated by Compass Texas and the Company as follows:

               (i) Company Common Stock. Each holder of Company Common Stock shall receive Merger Consideration equal to ______ shares of Compass Common Stock for each share of Company Common Stock held immediately prior to the Effective Time.

               (ii) Fractional Shares. For each fractional share of Compass Common Stock which would be delivered upon the surrender of Company Common Stock, each holder of Stock shall receive cash in an amount equal to the product of such fraction and $_____.

               As soon as practicable after acceptance of properly executed Certificates and accompanying Letters of Transmittal in accordance with the terms of paragraph 3(b) hereof, the Exchange Agent shall instruct and Compass shall cause the Transfer Agent to issue and mail certificates representing shares of Compass Common Stock to the shareholder surrendering such certificates. The Exchange Agent shall promptly make the payments in lieu of fractional shares out of the Exchange Fund upon surrender of the Certificates.

          (e)  Other Duties of Exchange Agent.

          (i) The Exchange Agent shall have no obligation to make payment for surrendered Certificates unless Compass shall have issued sufficient Compass Common Stock or caused such stock to be issued and shall have deposited or caused to be deposited in the Exchange Fund sufficient cash with which to pay all amounts due and payable for such shares.

          (ii) The Exchange Agent shall be regarded as having made no representations or warranties as to the validity, sufficiency, value or genuineness of any Certificates or the shares of Company Common Stock represented thereby, and the Exchange Agent shall not be deemed to have made any representations as to the value of such shares.

          (iii) The Exchange Agent may rely on and shall be protected in acting upon the written instructions of any officer of Compass or the Surviving Corporation with respect to any matter relating to its actions or duties hereunder; and the Exchange Agent shall be entitled to request further instructions from Compass or the Surviving Corporation, as appropriate, and to act in accordance therewith.

          (iv) The Exchange Agent may consult attorneys satisfactory to the Exchange Agent (including, without limitation, attorneys for Compass or the Surviving Corporation) and the written advice and opinion of such attorneys shall constitute full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion.

          (v) The Exchange Agent shall take all other actions which it or Compass deems necessary or appropriate under the terms of the Merger Agreement, the Letters of Transmittal and under the customs and practices normally applied to transactions of this type and appropriate to the proper transfer of the Company Common Stock and the proper maintenance of the Company's and Compass' shareholder books and records. Following payment in accordance with the terms hereof, the Exchange Agent shall forward to Compass all documents received by it in connection with tenders of Certificates (including Letters of Transmittal, telegrams, facsimile transmissions or letters representing tenders made without concurrent deposit of certificates) and the tendered Certificates prominently marked "CANCELLED" on the front thereof, via Federal Express or other means acceptable to Compass.

     4. Alteration of Instructions. The Exchange Agent shall follow and act upon any written amendments, modifications or supplements to these instructions and upon any further instructions from Compass or the Surviving Corporation in connection with the Merger Agreement or any of the transactions contemplated thereby.

     5. Indemnification of Exchange Agent. Compass and the Surviving Corporation covenant and agree to indemnify the Exchange Agent and hold it harmless against any loss, liability or expense it may incur in the absence of negligence or bad faith on the part of the Exchange Agent arising out of or in connection with the administration of its duties hereunder, including but not limited to legal fees and other costs and expenses of defending or preparing to defend against any claim or liabilities in connection with this Agreement.

     6. Compensation for Services. Compass shall compensate the Exchange Agent for its services hereunder.

     7. Payment of Amounts Due Dissenting Shareholders. In the event that qualified dissenting shareholders of the Company exercise the rights afforded them under the Texas Business Corporation Act, such shareholders may be entitled to payment of an amount other than the Merger Consideration. Any payment for shares other than the Merger Consideration will be paid only upon the written instructions of the Surviving Corporation. The Exchange Agent may request and shall be provided additional funds from the Surviving Corporation in order to make any required payment to dissenting shareholders, and the Exchange Agent shall return to Compass any Merger Consideration which would have otherwise been payable to such persons. The Exchange Agent shall rely on the instructions of the Surviving Corporation as to all matters covered by this paragraph, including, without limitation, the time and amount of payment to dissenting shareholders.

     8. Unclaimed Funds. Any moneys or certificates deposited hereunder which shall remain unclaimed by the holders of shares of Company Common Stock for a period of six (6) months following the Effective Time shall, upon written request of the Surviving Corporation, be returned to Compass, plus interest earned on the cash portion thereof and the shareholders of Certificates not theretofore presented to and accepted by the Exchange Agent shall look to Compass only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such Certificates.

     9. Investment of Exchange Fund. The Exchange Agent shall deposit portions of the Exchange Fund only as directed or consented to in writing by the Surviving Corporation.

     10. Amendment. Except as otherwise expressly provided herein, neither this Agreement nor any provision hereof may be amended, modified, waived, discharged or terminated except in a writing signed by all of the parties hereto prior to the Effective Time or by Compass and the Exchange Agent after the Effective Time; provided, however, that no amendment shall be made if such modification shall reduce the amount of or eliminate the opportunity of any shareholder to receive his share of the Merger Consideration contemplated by the Merger Agreement.

     11. Section Headings. The section headings used herein are for convenience of reference only and shall not define or limit the provisions of this Agreement.

     12. GOVERNING LAW. THIS AGREEMENT AND THE APPOINTMENT OF THE EXCHANGE AGENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND SHALL INURE TO THE BENEFIT OF AND BE BINDING UPON THE SUCCESSORS AND ASSIGNS OF THE PARTIES HERETO.

     13. Notices. Notices under this Agreement shall be deemed given if made in writing and sent via prepaid first-class United States mail, or by nationally recognized overnight courier, to:

     If to Compass:

          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama 35233
          Attn:  Daniel B. Graves
           Associate General Counsel

     If to the Exchange Agent:

          Continental Stock Transfer & Trust Company
          2 Broadway, 19th Floor
          New York, New York 10004
          Attn: Steven G. Nelson
                Chairman of the Board

     If to the Company prior
     to the Effective Time:

          Fidelity Resources Company
          6501 Hillcrest
          University Park, Texas 75201
          Attn.: William C. Murphy
                 President

     If to Compass Texas or, following
     the Effective Time, the
     Surviving Corporation:

          _________________________
          c/o Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama  35233
          Attn:  Daniel B. Graves

     14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15. Conflict. In the event the terms of this Agreement conflict with the terms and provisions of the Merger Agreement, the terms and provisions of the Merger Agreement shall be controlling.

     16. Defined Terms. Capitalized terms not defined herein have the meanings ascribed to them in the Merger Agreement.


                           [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized appointed officers on the date first written above.

                              COMPASS BANCSHARES, INC.


                              By:
                                 -----------------------------
                              Name:
                                   ---------------------------
                              Title:
                                    --------------------------

                              FIDELITY RESOURCES COMPANY


                              By:
                                 -----------------------------
                              Name:
                                   ---------------------------
                              Title:
                                    -------------------------



                              CONTINENTAL STOCK TRANSFER & TRUST
                               COMPANY


                              By:
                                 -----------------------------
                              Name:
                                   ---------------------------
                              Title:
                                    -------------------------


                              _______________________________


                              By:
                                 -----------------------------
                              Name:
                                   ---------------------------
                              Title:
                                    -------------------------



Exhibit A - Form of Letters of Transmittal
Exhibit B - Shareholder List

                             LETTER OF TRANSMITTAL

           For Shares of Common Stock of Fidelity Resources Company
         Delivered Pursuant to the Agreement and Plan of Merger dated as of ________, 1997

By Mail or Overnight Delivery Service
to the Exchange Agent:                Continental Stock Transfer & Trust Company
                                      2 Broadway, 19th Floor
                                      New York, New York 10004
                                      Attention: Reorganization Department


                       DESCRIPTION OF SHARES SURRENDERED

Gentlemen:

     I, as the registered holder of the below described Shares of Fidelity Resources Company ("Company") hereby surrender to Compass Bancshares, Inc. ("Compass"), such Shares pursuant to the Agreement and Plan of Merger dated as of ______________, as amended ("Merger Agreement"), by and between Compass, ______________________________. ("Compass Texas"), and the Company in exchange for ____ shares of Compass Common Stock for each Share so surrendered. I hereby acknowledge receipt of the Proxy Statement dated__________, 199__, which described the merger ("Merger") provided by the Merger Agreement.

     I represent and warrant to Compass and Compass Texas that I am the true and lawful owner of the Shares, and have full capacity, power and authority to exchange the Shares, free and clear of all liens, restrictions and encumbrances of any kind whatsoever, and the Shares will not be subject to any adverse claim. I understand that Continental Stock Transfer & Trust Company, as Exchange Agent for this exchange, may require additional documentation, and I agree, upon request, to execute and deliver any additional documents or instruments deemed by the Exchange Agent or Compass reasonably necessary to complete the exchange of the Shares.

================================================================================================================
 Name, Address and Social Security Number of Registered Holders              Certificate(s) Surrendered
                      (correct if wrong)
----------------------------------------------------------------------------------------------------------------
                                                                  Certificate Number(s)   Total Number of Shares
                                                                                               Represented
                                                                                             by Certificate(s)
                                                                  ____________________     ____________________
                                                                  ____________________     ____________________
                                                                  ____________________     ____________________

                                                                  Total Shares             ____________________
================================================================================================================

                   INSTRUCTIONS REGARDING ISSUANCE OF SHARES

     If you wish to have the shares of Compass Common Stock to be issued pursuant to the Merger Agreement in the name and at the address set forth above, please sign and date this letter in the space below

SIGNATURES     _________________________________    Date______________________
               _________________________________    Date______________________
Printed Name(s)_________________________________    TIN or SSN#_______________
               _________________________________
Capacity (Full Title)___________________________
Address             ____________________________
(Include Zip Code)  ____________________________    Area Code and Telephone
                                                    No. _______________________

================================================================================

  NEW CERTIFICATES TO BE ISSUED IN A DIFFERENT NAME OR TO A DIFFERENT ADDRESS

     If you are entitled to receive shares of Compass Common Stock and wish to have certificates representing Compass Common Stock issued in a name or to an address other than the name or address shown on your Company stock certificates, please indicate the name and address of your assignee below ( You will be required to pay any transfer or other taxes required by reason of the payment and delivery of Compass Common Stock to such other person.) (Assignees must execute the Substitute W-9 enclosed):

                          Name and Address of Assignee

Name:______________________________________   Taxpayer I.D. No. or
         (Type or print full name)            Social Security No.:_____________
Address:_______________________________________________________________________
City, State, Zip Code:_________________________________________________________

================================================================================
                 GUARANTEE OF SIGNATURES   (See Instruction 1.)
                                            -----------------

Authorized Signature__________________________   Date_____________________, 1997
Printed Name        __________________________
Title               __________________________   PLACE MEDALLION GUARANTY IN
Name of Firm        __________________________   SPACE BELOW
Address             __________________________
                                                 Area Code and
                                                 Telephone No.________________

================================================================================

_______________________________________________________________________________
    PLEASE COMPLETE SUBSTITUTE FORM W-9. IT IS THE LAST FORM IN THIS PACKAGE
_______________________________________________________________________________

                       LETTER OF TRANSMITTAL INSTRUCTIONS

     1. DELIVERY OF LETTER OF TRANSMITTAL AND CERTIFICATES; SIGNATURES; SIGNATURE GUARANTEES. Please send all certificates for Shares to the Exchange Agent (the "Exchange Agent"), with the Letter of Transmittal, or a facsimile thereof, fully completed and signed by you, the registered holder(s). Compass retains the right to require that a signature on the Letter of Transmittal and the Share certificates be guaranteed by a participant in a Securities Transfer Association recognized signature program. If Compass wishes to have your signature guaranteed, you will be notified by separate letter.

     If certificates are registered in the name of a person other than you, the certificate(s) must be duly endorsed or accompanied by stock powers signed by the registered holder and the Letter of Transmittal. If the Letter of Transmittal is executed by an officer on behalf of a corporation or by an executor, administrator, trustee, guardian, attorney, agent or other person acting in a fiduciary or representative capacity, the Exchange Agent reserves the right to require that proper documentary evidence of the authority of the person executing the Letter of Transmittal. If your Shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different
registrations of certificates.   If the tendered certificates are owned of
record by two or more joint owners, each of you must sign the Letter of Transmittal. Questions regarding evidence of authority, requests for assistance or additional copies of the Letter of Transmittal may be referred to the Reorganization Department of the Exchange Agent, at (212) 509-4000, extension 535.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS STRONGLY RECOMMENDED.

     2. ISSUANCE OF COMPASS COMMON STOCK AND PAYMENT FOR FRACTIONAL SHARES. You will receive the Compass Common Stock for your Shares only after receipt and acceptance by the Exchange Agent and Compass of all of the certificates representing your Shares, a properly completed and executed Letter of Transmittal, and any other required documents and upon processing of the documents by the Exchange Agent. In lieu of issuing fractional shares, Compass will pay to any Company shareholder entitled to receive a fractional share of Compass Common Stock, a cash payment based on a price of $_____ per share.

     3. TRANSFERS. If the certificate(s) representing the Shares transmitted hereby are registered in your name and the Letter of Transmittal is properly signed by you, no endorsements of certificates or separate stock powers are required. In all other cases, the certificate(s) representing the Shares transmitted hereby must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the certificate(s), and if required, signature(s) on such certificate(s) or stock power(s) must be guaranteed by an Eligible Institution.

     4. IRREGULARITIES. All questions as to the validity, form, eligibility, acceptance of and delivery of Shares and the issuance of Compass Common Stock and the payment of cash in lieu of fractional shares will be determined by Compass, which determination shall be final and binding. Compass reserves the absolute right to reject any or all tenders determined by Compass not to be in appropriate form or which would, in the opinion of Compass' counsel, be unlawful. Compass also reserves the absolute right in its sole discretion, to waive any of the conditions hereof, or any defect in any tender with respect to any particular Shares of any particular shareholder, and Compass' interpretations of the terms and conditions of the Merger Agreement and these instructions shall be final and binding. The Exchange Agent and Compass shall not be obligated to give notice of defects or irregularities in tenders, nor shall they incur any liability for failure to give any such notice. Tenders will be deemed not to have been made until all defects and irregularities have been cured or waived.

     5. LOST CERTIFICATES. If your share certificates are lost, contact the Exchange Agent in writing for further instructions.


                           IMPORTANT TAX INFORMATION

     Under the Federal income tax law, you are to provide Compass (as payer) with a correct taxpayer identification number on Substitute Form W-9 below. As the record owner of the Shares, you are required to give Compass your Social Security Number or Employer Identification Number. If the Shares are in more than one name or are not in the name of the actual owners, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidelines on which number to report. If Compass is not provided with the correct taxpayer identification number, you may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, all payments that are made to you with respect to Shares (including any cash payable to you under the Merger Agreement in lieu of fractional shares) may be subject to backup withholding in which event Compass will be required to withhold 31% of any payments made to the shareholder.

     Exempt shareholders should complete the Substitute Form W-9 below and so indicate their exempt status by writing "exempt" across the face of the Substitute Form W-9. In order for a foreign individual to qualify as an exempt recipient, that shareholder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Exchange Agent. See the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional information.

                            COMPASS BANCSHARES, INC.

                              SUBSTITUTE FORM W-9
                           DEPARTMENT OF THE TREASURY
                            INTERNAL REVENUE SERVICE

                         Taxpayer Identification Number

PART 1    -    PLEASE PROVIDE YOUR TAXPAYER IDENTIFICATION     [                        ]
               NUMBER IN THE BOX AT RIGHT AND CERTIFY BY        Social Security Number or
               SIGNING AND DATING BELOW                         Employer Identification
                                                                Number


PART 2    -  CHECK THE FOLLOWING BOX IF YOU ARE NOT SUBJECT TO BACKUP WITHHOLDING UNDER THE               [ ]
             PROVISIONS OF SECTION 3406(A)(1)(C) OF THE INTERNAL REVENUE CODE BECAUSE (1) YOU HAVE NOT
             BEEN NOTIFIED THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING AS A RESULT OF FAILURE TO REPORT
             ALL INTEREST OR DIVIDENDS OR (2) THE INTERNAL REVENUE SERVICE HAS NOTIFIED YOU THAT YOU
             ARE NO LONGER SUBJECT TO BACKUP WITHHOLDING.


PART 3     - Check the following box if you are awaiting a Taxpayer Identification Number.                [ ]


            CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

BY CHECKING THE BOX IN PART 3, I CERTIFY UNDER PENALTIES OF PERJURY THAT A TAXPAYER IDENTIFICATION NUMBER HAS NOT BEEN ISSUED TO ME, AND EITHER (A) I HAVE MAILED OR DELIVERED AN APPLICATION TO RECEIVE A TAXPAYER IDENTIFICATION NUMBER TO THE APPROPRIATE INTERNAL REVENUE SERVICE CENTER OR SOCIAL SECURITY ADMINISTRATION OFFICE, OR (B) I INTEND TO MAIL OR DELIVER AN APPLICATION IN THE NEAR FUTURE. I understand that if I do not provide a taxpayer identification number within sixty (60) days, 31% of all reportable payments made to me thereafter will be withheld until I provide a number.

CERTIFICATION: UNDER THE PENALTIES OF PERJURY, I CERTIFY THAT THE INFORMATION PROVIDED ON THIS FORM IS TRUE, CORRECT AND COMPLETE.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

SIGNATURE:  _______________________________________
DATE:_______________________________________
PRINTED NAME:_____________________________________
ADDRESS:_____________________________________

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

______________________________________________________________________________

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER.-- -Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

-----------------------------------------------              -----------------------------------------------------------
                             GIVE THE SOCIAL                                                         GIVE THE EMPLOYER
                             SECURITY NUMBER                                                          IDENTIFICATION
FOR THIS TYPE OF ACCOUNT:    OF ----                           FOR THIS TYPE OF ACCOUNT:              NUMBER OF ----
-----------------------------------------------              -----------------------------------------------------------

1.  An individual's account   The individual                   9.  A valid trust, estate, or         The legal entity (Do not
                                                                   pension trust                     furnish the identifying number
2.  Two or more               The actual owner of the                                                of the personal representative
    individuals (joint        account or, if combined                                                or trustee unless the legal
    account)                  funds, any one of the                                                  entity itself is not
                              individuals (1)                                                        designated in the account
                                                                                                     title.) (5)

3.  Husband and wife (joint  The actual owner of the
     account)                account or, if joint funds,
                             either person(1)

4.  Custodian account of a   The minor(2)                      10. Corporate account                 The corporation
    minor (Uniform Gift to
    Minors Act)



5.  Adult and minor (joint   The adult or, if the minor        11.  Religious, charitable, or        The organization
    account)                 is the only contributor, the           educational organization
                             minor(1)                               account

                                                               12.  Partnership account held in      The partnership
                                                                    the name of the business

6.  Account in the name of   The ward, minor, or               13.  Association, club, or other      The organization
    guardian or committee    incompetent person (3)                 tax-exempt organization
    for a designated ward,
    minor, or incompetent
    person

7.  a  The usual revocable   The grantor-trustee(1)            14.  A broker or registered           The broker or nominee
       savings trust account                                        nominee
       (grantor is also
       trustee)

    b  So-called trust       The actual owner(1)               15.  Account with the                 The public entity
       account that is                                              Department of Agriculture
       not a legal or                                               in the name of a public
       valid trust                                                  entity (such as a State or
       under State law                                              local government, school
                                                                    district, or prison) that
8.  Sole proprietorship      The owner(4)                           receives agricultural
    account                                                         program payments
-----------------------------------------------              -----------------------------------------------------------

(1)  List first and circle the name of the person whose number you furnish.
(2)  Circle the minor's name and furnish the minor's social security number.
(3) Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.

Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.


            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9
                                     PAGE 2

OBTAINING A NUMBER

If you don't have a taxpayer identification number or you don't know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

PAYEES EXEMPT FROM BACKUP WITHHOLDING
Payees specifically exempted from backup withholding on ALL payments include the following:
 .A corporation.
 .A financial institution.
 .An organization exempt from tax under section 501(a), or an individual retirement plan.
 .The United States or any agency or instrumentality thereof.
 .A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.
 .A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
 .An international organization or any agency, or instrumentality thereof.
 .A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.
 .A real estate investment trust.
 .A common trust fund operated by a bank under section 584(a).
 .An exempt charitable remainder trust, or a non-exempt trust described in section 4947(a)(1).
 .An entity registered at all times under the Investment Company Act of 1940.
 .A foreign central bank of issue.
Payments of dividends and patronage dividends not generally subject to backup withholding include the following:
 .Payments to nonresident aliens subject to withholding under section 1441. .Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.
 .Payments of patronage dividends where the amount received is not paid in money.
 .Payments made by certain foreign organizations.
 .Payments made to a nominee.
Payments of interest not generally subject to backup withholding include the following:
 .Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.
 .Payments of tax-exempt interest (including exempt-interest dividends under section 852).
 .Payments described in section 6049(b)(5) to nonresident aliens.
 .Payments on tax-free covenant bonds under section 1451.
 .Payments made by certain foreign organizations.
 .Payments made to a nominee.

Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER. WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

  Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(a), 6045 and 6050A.

PRIVACY ACT NOTICE.--Section 6109 requires most recipients of dividend, interest or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Beginning January 1, 1993, payers must generally withhold 31% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

PENALTIES

(1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER.--If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) FAILURE TO REPORT CERTAIN DIVIDEND AND INTEREST PAYMENTS.--If you fail to include any portion of an includible payment for interest, dividends, or patronage dividends in gross income, such failure will be treated as being due to negligence and will be subject to a penalty of 5% on any portion of an under-payment attributable to that failure unless there is clear and convincing evidence to the contrary.

(3) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDINGS.--If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(4) CRIMINAL PENALTY FOR FALSIFYING INFORMATION.--Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE

                                   EXHIBIT C

                         POOLING OF INTEREST CRITERIA
                         ----------------------------

ATTRIBUTES OF COMBINING ENTERPRISES
-----------------------------------

(a) Autonomy Condition. Each of the combining enterprises is autonomous and has not been a subsidiary or division of another enterprise within two years before the plan of combination is initiated.

(b) Independence Condition. Each of the combining enterprises is independent of the other combining enterprises.

MANNER OF COMBINING INTERESTS
-----------------------------

(c) One-Year Rule. The combination is effected in a single transaction or is completed in accordance with a specific plan within one year after the plan is initiated.

(d) Common-Stock-for-Common-Stock-Condition. An enterprise offers and issues only common stock with rights identical to those of the majority of its outstanding voting common stock in exchange for substantially all of the voting common stock interest of another enterprise at the date the plan of combination is consummated.

(e) Change-in-Equity-Interests Condition. None of the combining enterprises changes the equity interest of the voting common stock in contemplation of effecting the combination either within two years before the plan of combination is initiated or between the dates the combination is initiated and consummated; changes in contemplation of effecting the combination may include distributions to stockholders and additional issuances, exchanges, and retirements of securities.

(f) Treasury-Stock Condition. Each of the combining enterprises reacquires shares of voting common stock only for purposes other than business combinations, and no enterprise reacquires more than a normal number of shares between the dates the plan of combination is initiated and consummated.

(g) Proportionate-Interest Condition. The ratio of the interest of an individual common stockholder to those of other common stockholders in a combining enterprise remains the same as a result of the exchange of stock to effect the combination.

(h) Voting-Rights Condition. The voting rights to which the common stock ownership interests in the resulting combined enterprise are entitled are exercisable by the stockholders; the stockholders are neither deprived of nor restricted in exercising those rights for a period.

(i) Contingency Condition. The combination is resolved at the date the plan is consummated and no provisions of the plan relating to the issue of securities or other consideration are pending.

ABSENCE OF PLANNED TRANSACTIONS
-------------------------------

(j) The combined enterprise does not agree directly or indirectly to retire or reacquire all or part of the common stock issued to effect the combination.

(k) The combined enterprise does not enter into other financial arrangements for the benefit of the former stockholders of a combining enterprise, such as a guaranty of loans secured by stock issued in the combination, that in effect negates the exchange of equity securities.

(l) The combined enterprise does not intend or plan to dispose of a significant part of the assets of the combining enterprises within two years after the combination other than disposals in the ordinary course of business of the formerly separate enterprise and to eliminate duplicate facilities or excess capacity.

                                   EXHIBIT D

                     VOTING AGREEMENT AND IRREVOCABLE PROXY

          This Voting Agreement and Irrevocable Proxy (this "Agreement") dated as of ________ __, 1997 is executed by and among Fidelity Resources Company, a Texas corporation (the "Company"), Compass Bancshares, Inc., a Delaware corporation ("Compass"), and the other persons who are signatories hereto (referred to herein individually as a "Shareholder" and collectively as the "Shareholders").

          WHEREAS, the Company and Compass have executed that certain Agreement and Plan of Merger dated as of _______ ___, 1997 (the "Merger Agreement") whereby the Company will merge with an existing or to-be-formed wholly-owned subsidiary of Compass (the "Merger"); and

          WHEREAS, Section 6.11 of the Merger Agreement requires that the Company deliver to Compass the irrevocable proxies of the Shareholders; and

          WHEREAS, Compass and the Company are relying on the irrevocable proxies in incurring expense in reviewing the Company's business, in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger;

          NOW THEREFORE, the parties hereto agree as follows:

          1. Each of the Shareholders hereby represents and warrants to Compass and the Company that they are the registered holders of and have the exclusive right to vote the shares of capital stock ("Stock") of the Company set forth below his name on the signature pages hereto. Each Shareholder hereby agrees to vote at the shareholders' meeting referred to in Section 1.7 of the Merger Agreement (the "Meeting") the shares of Stock set forth below his name on the signature pages hereto and all other shares of Stock such Shareholder owns of record as of the date of the Meeting and to direct the vote of all shares of Stock which the Shareholders own beneficially and have the power and authority to direct the voting thereof as of the date of the Meeting (the "Shares") in favor of approval of the Merger Agreement, and the other agreements and transactions contemplated thereby.

          2. In order better to effect the provisions of Section 1, each Shareholder hereby revokes any previously executed proxies and hereby constitutes and appoints Compass (the "Proxy Holder"), with full power of substitution, his true and lawful proxy and attorney-in-fact to vote at the Meeting all of such Shareholder's Shares in favor of the authorization and approval of the Merger Agreement and the other agreements and transactions contemplated thereby, with such modifications to the Merger Agreement and the other agreements and transactions contemplated thereby as the parties thereto may make, in the event such Shareholder does not vote in favor of the authorization and approval of the Merger Agreement and the other agreements and transactions contemplated thereby; provided, however, that this proxy shall not apply with respect to any vote on the Merger

Agreement, and the other agreements and transactions contemplated thereby, if the Merger Agreement shall have been modified so as to reduce the amount of consideration to be received by the Shareholders or increase the liabilities or responsibilities of the Shareholders under the Merger Agreement in its present form.

          3. Each Shareholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, each Shareholder will not, and will not agree to, without the consent of Compass, directly or indirectly, sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Shares or grant any proxy or interest in or with respect to any such Shares or deposit such shares into a voting trust or enter into another voting agreement or arrangement with respect to such Shares except as contemplated by this Agreement, unless the Shareholder causes the transferee of such Shares to deliver to Compass an amendment to this Agreement whereby such transferee or other holder becomes bound by the terms of this Agreement.

          4. This proxy shall be limited strictly to the power to vote the Shares in the manner set forth in Section 2 and shall not extend to any other matters.

          5. The Shareholders acknowledge that Compass and the Company are relying on this Agreement in incurring expense in reviewing the Company's business, in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law, including Article 2.29C of the Texas Business Corporation Act. The Shareholders and the Company acknowledge that the performance of this Agreement is intended to benefit Compass.

          6. The irrevocable proxy granted pursuant hereto shall continue in effect until the earlier to occur of (i) the termination of the Merger Agreement, as it may be amended or extended from time to time, or (ii) the consummation of the Merger. In no event shall this Agreement apply to shares of common stock, par value $2.00 per share, of Compass to be received by the Shareholders upon consummation of the Merger.

          7. The vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by the Shareholders of the Shares and the Company agrees to recognize the vote of the Proxy Holder instead of the vote of the Shareholders in the event the Shareholders do not vote in favor of the approval of the Merger Agreement as set forth in Section 1 hereof.

          8. This Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by the Company, Compass and the Shareholder.

          9. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

          10. This Agreement, together with the Merger Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

          11. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth on below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

          12. This Agreement and the relations among the parties hereto arising from this Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

                            [SIGNATURE PAGES FOLLOW]

   IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.


                              FIDELITY RESOURCES COMPANY


                              By:
                                 --------------------------------
                              Name:
                                   ------------------------------
                              Title:
                                    -----------------------------
                              Address:

                              -----------------------------------

                              -----------------------------------
                              Attention:
                                        -------------------------


                              COMPASS BANCSHARES, INC.


                              By:
                                 --------------------------------
                              Name:
                                   ------------------------------
                              Title:
                                    -----------------------------

                              Address:

                              15 South 20th Street
                              Birmingham, Alabama 35233
                              Attention:  Mr. Daniel B. Graves
                                          Associate General Counsel

                              SHAREHOLDERS:


                              ___________________________________
                              ___________________________________

                              Address:   _________________________
                                         _________________________


                              ____________ shares of Common Stock



                              Pledgee:   _________________________

                              Address:   _________________________
                                         _________________________

                              Loan No.:  _________________________

                                   EXHIBIT E

                         OPINIONS REQUIRED FROM COUNSEL
                          TO THE COMPANY AND THE BANK
                          ---------------------------

       (i) the Company is a Texas corporation and a bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly organized, validly existing and in good standing under the laws of the State of Texas. FRCD is a Delaware corporation and a bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Bank is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America. Each of the Company and its Subsidiaries has all requisite corporate power and authority to carry on its business as we know it to be conducted and to own, lease and operate its properties and assets as now owned, leased or operated. Each of the Company and the Bank is duly qualified and in good standing in Texas;

       (ii) the Company has all requisite power and authority to execute and deliver the Agreement and any other agreements contemplated by the Agreement (collectively, the "Other Agreements") and to consummate the transactions contemplated thereby; all acts (corporate or otherwise) and other proceedings required to be taken by or on the part of the Company to execute and deliver the Agreement and the Other Agreements and to consummate the transactions contemplated therein have been duly and validly taken; and the Agreement and the Other Agreements have been duly executed and delivered by, and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

       (iii) the authorized capital stock of the Company consists solely of 95,000,000 shares of Company Common Stock (as defined in the Agreement) of which _________ shares are issued and outstanding (none of which are held in the treasury); the Company is the record holder of all of the issued and outstanding capital stock of FRCD; FRCD is the record holder of all of the issued and outstanding capital stock of the Bank; all of the outstanding shares of the Company Common Stock are validly issued, fully paid and nonassessable and all of the capital stock of FRCD and the Bank are validly fully paid and nonassessable; and to the best of our knowledge, none of such stock was issued in violation of the preemptive rights of any person;

       (iv)   to the best of our knowledge and except as set forth on Schedule
3.2 to the Agreement, there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities, irrevocable proxies, or other agreements or commitments obligating the Company or its Subsidiaries to issue any shares of, restricting the transfer of, or otherwise relating to shares of their respective capital stock of any class;

       (v) the execution and delivery by the Company of the Agreement does not and the consummation of the transactions contemplated thereby will not contravene or violate any provision of or constitute a default under (a) the articles of incorporation or association or bylaws of the Company or its Subsidiaries, (b) to the best of our knowledge and except as disclosed in the Agreement, any note, license, instrument, mortgage, deed of trust, or other agreement or understanding, permit, authorization or contract, order, arbitration award, judgment or decree, or any other restriction of any kind or character known to us to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective assets or properties is bound, and (c) to the best of our knowledge and except as disclosed in the Agreement, any law, regulation, rule, administrative regulation or decree of any court or any governmental agency or body whether domestic or foreign applicable to the Company or its Subsidiaries, or their respective assets or properties;

       (vi) except as disclosed in the Agreement and except for such consents, approvals, authorizations, actions or filings as have already been obtained by Compass or Compass Texas, no consent, approval, authorization, action or filing with any court, governmental agency or public body is required in connection with the execution, delivery and performance by the Company of the Agreement;

       (vii) except as set forth in Schedule 3.12 to the Agreement, to the best of our knowledge, neither the Company nor any of its Subsidiaries is a party to any Proceeding (as defined in the Agreement), nor to the best of our knowledge, is any Proceeding threatened against or affecting the Company or any of its Subsidiaries, which by the terms of the Agreement would required to be set forth in Schedule 3.12;

       (viii) to the best of our knowledge and except as set forth on Schedule
3.18 to the Agreement, neither the Company nor any of its Subsidiaries is in material default under any law or regulation, or under any order of any court, commission, board, bureau, agency or instrumentality wherever located; and

       (ix) upon consummation of the transactions contemplated by the Agreement in accordance with its terms and upon filing of the Articles of Merger relating to the Merger by the Secretary of State of Texas, and upon filing by the Secretary of State of Delaware of a Certificate of Merger the Merger will have been legally consummated in accordance with the laws of the States of Texas and Delaware with the consequences specified in Article 5.06 of the Texas Business Corporation Act and Section 259 of the GCL.

                                   EXHIBIT F

                         OPINIONS REQUIRED FROM COUNSEL
                          TO COMPASS AND COMPASS TEXAS
                          ----------------------------


       (i) Compass and Compass Texas are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and Compass is a bank holding company under the Bank Holding Company Act of 1956, as amended. Compass and Compass Texas have all requisite corporate power and authority to carry on their business as now being conducted and to own, lease and operate their properties as now owned, leased or operated. Compass and Compass Texas are duly qualified and in good standing in the respective states where such qualification is required;

       (ii) Compass and Compass Texas each have all requisite power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby; all acts (corporate or otherwise) and other proceedings required to be taken by or on the part of Compass and Compass Texas (or either of them) to execute and deliver the Agreement and to consummate the transactions contemplated therein have been duly and validly taken; and the Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of each of Compass and Compass Texas enforceable against Compass and Compass Texas in accordance with its terms, subject to the effect of
(a) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

       (iii) the shares of Compass Common Stock to be issued pursuant to the Agreement are validly issued, fully paid and nonassessable; and, to the best of our knowledge and except as contemplated by the Agreement, the shares of Compass Common Stock issued pursuant to the Agreement are not subject to any agreements or understandings to which Compass is a party with respect to the voting or transfer of such shares, are not subject to any agreements or understandings among any other parties with respect to the voting or transfer of such shares, and have not been issued in violation of the preemptive rights of any person;

       (iv) the execution and delivery by Compass and Compass Texas of the Agreement does not and the consummation of the transactions contemplated thereby will not contravene or violate any provision of or constitute a default under
(a) the certificate of incorporation or bylaws of Compass or Compass Texas, (b) to the best of our knowledge and except as disclosed in the Agreement, any note, license, instrument, mortgage, deed of trust, or other agreement or understanding, permit, authorization or contract, order, arbitration award, judgment of decree, or any other restriction of any kind known to us to which Compass or Compass Texas is a party or by which Compass or Compass Texas or any of their assets or properties is bound, the breach or violation of which could have a material adverse effect on Compass and its Subsidiaries taken as a whole, and (c) to the best of our knowledge and except as disclosed in the Agreement, any law, regulation, rule, administrative regulation or decree of any court or any governmental agency or body applicable to Compass or Compass Texas or their respective assets or properties;

       (v) except as disclosed in the Agreement and except for such consents, approvals, authorizations, actions or filings as have already been obtained, no consent, approval, authorization, action or filing with any court, governmental agency or public body is required in connection with the execution, delivery and performance by Compass and Compass Texas of the Agreement;

       (vi) to the best of our knowledge, neither Compass nor Compass Texas is in violation of or default under the respective Certificates of Incorporation or Bylaws of Compass or Compass Texas or any agreement, document or instrument under which Compass or Compass Texas is obligated or bound, or any law, order, judgment, or regulation applicable to Compass or Compass Texas or any of their Subsidiaries, the violation of which could have a material adverse effect on Compass and its Subsidiaries taken as a whole; and

       (vii) the shares of Compass Common Stock to be issued pursuant to the Agreement have been registered under the Securities Act of 1933, as amended.

                                   EXHIBIT G
                                   ---------

                   COMPASS TEXAS REPRESENTATIONS CERTIFICATE

     ____________ ("Compass Texas") hereby represents and warrants to the Company as follows. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger dated _________________, 1997 by and between Compass Bancshares, Inc. and Fidelity Resources Company (the "Agreement").

     1. Compass Texas is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as now conducted, to own, lease and operate its properties and assets, as now owned, leased or operated and to enter into and carry out its obligations under the Agreement.

     2. Compass Texas has full corporate power and authority and no further corporate proceedings on the part of Compass Texas are necessary to execute and deliver the Amendment to Agreement and Plan of Merger dated ___________, 199_ ("Amendment") and to consummate the transactions contemplated thereby, all of which have been duly and validly authorized by Compass Texas' Board of Directors. The Amendment has been duly executed and delivered by Compass Texas and is a duly authorized, valid, legally binding and enforceable obligation of Compass Texas, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over Compass Texas as may be required by statute or regulation.
Except as set forth on the Schedule attached hereto, neither the execution, delivery nor performance of the Amendment in its entirety, nor the consummation of all the transactions contemplated thereby, following the receipt of such approvals as may be required from the SEC, the OCC, the FRB, the FDIC, and the Department will (i) violate (with or without the giving of notice or passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Compass Texas.

     3. No representation or warranty by Compass Texas in the Amendment, nor any statement or exhibit furnished to the Company or the Bank under and pursuant to, or in anticipation of the Amendment, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

          IN WITNESS WHEREOF, Compass Texas has executed this Certificate this _____ day of ____________, 199_.

                              _____________________________________
                              By:__________________________________
                              Name:________________________________
                              Title:_______________________________

Compass Texas Representations Certificate

                                   EXHIBIT H


                                  ______, 1998

Compass Bancshares, Inc.
15 South 20th Street
Birmingham, Alabama   35233

Fidelity Resources Company
6501 Hillcrest
University Park, Texas 75201

Gentlemen:

     You have requested our opinion as to the likely federal income tax consequences of the proposed merger (the "Merger") of Fidelity Resources Company (the "Company") with and into a wholly-owned first-tier subsidiary ("Sub") of Compass Bancshares, Inc. ("Compass") pursuant to the Agreement and Plan of Merger dated ____________, 1997 by and among Compass, Sub, and the Company (the "Merger Agreement"), with the shareholders of the Company receiving solely Compass voting common stock.

     In issuing the opinion set forth in this letter, we have relied upon (1) the Merger Agreement, (2) the facts, representations, information and documentation set forth in the Registration Statement on Form S-4 of Company filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), and (3) the representations and assumptions below:

     a. In the Merger, Sub will acquire "substantially all" of the historic assets of the Company, Fidelity Resources Company of Delaware ("FRCD"), and Fidelity Bank National Association ("Bank"), and after the Merger, Compass or its subsidiaries will continue to hold such assets to carry on the historic businesses of the Company, FRCD and the Bank. Thereafter, FRCD will merge with Compass Bancorporation of Texas, Inc. ("Bancorp") and the Bank will merge with Compass Bank (collectively, the "Bank Merger"). Bancorp and Compass Bank are indirect wholly-owned subsidiaries of Compass.

     b. Each shareholder and entity participating in the Merger will pay its own expenses incurred in connection with the Merger.

Compass Bancshares, Inc.
Fidelity Resources Company
___________, 1998
Page 2



     c. The adjusted tax basis and fair market value of the assets acquired in the Merger exceeds the sum of the liabilities assumed by Sub as part of the Merger and the amount of the liabilities to which the transferred assets are subject.

     The opinion set forth in this letter is predicated upon the facts and representations set forth in the Merger Agreement, the Registration Statement and this letter. Any change in such facts may adversely affect our opinion. Furthermore, as explained below, our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), current applicable regulations promulgated under the Code, current published administrative positions of the Internal Revenue Service such as revenue rulings and revenue procedures, and existing judicial decisions as of the date hereof, all of which are subject to change either prospectively or retroactively. Any change in such authorities may adversely affect our opinion. We assume no obligation to update our opinion subsequent to the date of the consummation of the Merger for any deletions or additions to or modifications of any law applicable to the Merger.

     Based on our review of the Merger Agreement, the Registration Statement and the information and assumptions set forth herein, and assuming that the transactions described therein are completed as described, our opinion as to federal income tax consequences of the Merger is as follows.

1. Provided that the Merger qualifies as a statutory merger under the laws of the state of Texas, the Merger will constitute a reorganization within the meaning of Section 368 of the Code.
2. Compass, Sub and the Company will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

3. Neither Compass nor the Company will recognize any gain or loss as a result of the Merger.

4. Pursuant to Section 354(a)(1) of the Code, no gain or loss will be recognized by Company shareholders who exchange all of their Company common stock for shares of Compass voting common stock whether or not Compass proceeds with the Bank Merger after the Merger.

5. Pursuant to Revenue Ruling 66-365, 1966-2 C.B. 116, and Revenue Procedure 77-41, 1977-2 C.B. 574, if a cash payment is received by a shareholder of the Company in lieu of a fractional share interest of Compass voting stock, the cash payment will be treated as received by the shareholder as a distribution in redemption of that fractional share interest and will be treated as a distribution in full payment in exchange for the fractional share

Compass Bancshares, Inc.
Fidelity Resources Company
___________, 1998
Page 2


     redeemed subject to the provisions and limitations of Section 302 of the Code and considering the application of Section 318 of the Code. Similar treatment will apply to any dissenting shareholders who receive cash.

     We express no opinion with regard to the federal income tax consequences of the Merger not addressed expressly by the above opinions. In addition, we express no opinion as to any state, local or foreign tax consequences with respect to the Merger.

     This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

     The shareholders of the Company should consult with a qualified tax advisor with respect to any reporting requirements which may be applicable, or to any tax considerations other than those expressly mentioned herein.

                                    Very truly yours,

                                   EXHIBIT I

                               RELEASE OF CLAIMS
                               -----------------

     THIS RELEASE OF CLAIMS ("Release") dated the __ day of ______, 1998, is executed and delivered by the person executing below to Fidelity Resources Company, a Texas corporation (the "Company"), and __________, a ___________ (collectively, the "Subsidiaries").

     WHEREAS, Compass Bancshares, Inc. ("Compass") is to acquire the Company pursuant to that certain Agreement and Plan of Merger dated as of September 25, 1997, by and between Compass and the Company, as amended (the "Agreement"), whereby the Company will be merged with a wholly-owned subsidiary of Compass; and

     WHEREAS, Compass has required as a condition to such acquisition that the undersigned execute and deliver this Release to confirm the absence of any claims by the undersigned against the Company or its subsidiaries
("Subsidiaries");

     NOW, THEREFORE, in consideration of the premises contained herein and ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

     Section 1. Release. The undersigned hereby RELEASES and FOREVER DISCHARGES the Company and its Subsidiaries from all manners of action, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or in equity which the undersigned ever had, now has, or hereafter can, shall or may have against the Company or its Subsidiaries, in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that the Company and its Subsidiaries shall not be released from any of their respective obligations or liabilities to the undersigned (i) in respect of accrued compensation permitted by any written agreement with the Company or its Subsidiaries which is attached hereto as Exhibit A or which has been scheduled and made part of the Agreement;
(ii) in connection with any indebtedness or contractual obligation or liability to the undersigned existing on the date hereof; and (iii) as to rights of indemnification pursuant to the Articles of Incorporation or Association of the Company and its Subsidiaries.

     Section 2. Successors. This Release shall be binding upon the undersigned and his or her heirs, devisees, administrators, executors, personal representatives, successors and assigns and shall inure to the benefit of the Company and its Subsidiaries and their respective successors and assigns.

     Section 3. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to Texas principles of conflicts of law.

     Section 4. Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

     Section 5. Modification. This Release may be modified only by a written instrument executed by the undersigned and the Company and its Subsidiaries.

     IN WITNESS WHEREOF, the undersigned has executed this Release effective as of the date first above written.


                              ---------------------------------------
                              Signature

                              ---------------------------------------
                              Printed Name


STATE OF TEXAS      (S)
                    (S)
COUNTY OF HARRIS    (S)

     This instrument was acknowledged before me on ________, 1998 by
____________________.



                              ---------------------------------------
                              Notary Public in and for the
                              State of Texas

                              ---------------------------------------
                              Notary's Name Typed or Printed


                              My Commission Expires:_________________

                                   EXHIBIT A
                                   ---------

                                   EXHIBIT K

                               RELEASE OF CLAIMS
                               -----------------


     THIS RELEASE OF CLAIMS ("Release") dated the ___ day of ____, 1998, is executed and delivered by Fidelity Resources Company, a Texas corporation (the "Company"), Fidelity Bank National Association, a national bank and Fidelity Resources Company of Delaware, a Delaware corporation (collectively, the "Subsidiaries").

     WHEREAS, the persons listed on Exhibit A attached hereto and made a part hereof constitute the duly elected directors ("Directors") of the Company and the Subsidiaries on the date hereof;

     WHEREAS, Compass Bancshares, Inc., a Delaware corporation ("Compass"), is to acquire the Company pursuant to that certain Agreement and Plan of Merger dated as of ______________, 1997 by and between Compass and the Company, as amended ("Agreement"), whereby the Company will be merged with a wholly-owned subsidiary of Compass; and

     WHEREAS, the Company has required as a condition to such acquisition that the Directors be released of any claims by the Company or its Subsidiaries against the Directors;

     NOW, THEREFORE, in consideration of the premises contained herein and ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and its Subsidiaries hereby agree as follows:

     Section 1. Release. The Company and the Subsidiaries hereby RELEASE and FOREVER DISCHARGE the Directors from all manners of action, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or in equity which the Company or the Subsidiaries ever had, now have, or hereafter can, shall or may have against the Directors, in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that no Director shall be released from (i) any action arising from intentional fraud, deceit or wilful misconduct in connection with the transactions contemplated by the Agreement or otherwise, or (ii) his or her obligations or liabilities to the Company or the Subsidiaries in connection with any indebtedness or any contractual obligation or liability of such Director to the Company or the Subsidiaries existing on the date hereof.

     Section 2. Successors. This Release shall be binding upon the Company, and the Subsidiaries and their respective successors and assigns and shall inure to the benefit of the Directors and their respective heirs, devisees, administrators, executors, successors and assigns.

     Section 3. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to Texas principles of conflicts of law.

     Section 4. Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

     Section 5. Modification. This Release may be modified as to any Director only by a written instrument executed by the undersigned and such Director.

     IN WITNESS WHEREOF, the Company and the Subsidiaries have executed this Release effective as of the date first above written.


                              FIDELITY RESOURCES COMPANY


                              By: _____________________________________
                              Name: ___________________________________
                              Title: __________________________________



                              FIDELITY BANK NATIONAL ASSOCIATION


                              By: _____________________________________
                              Name: ___________________________________
                              Title: __________________________________


                              FIDELITY RESOURCES COMPANY
                                OF DELAWARE


                              By: _____________________________________
                              Name: ___________________________________
                              Title: __________________________________

STATE OF TEXAS      (S)
                    (S)
COUNTY OF DALLAS    (S)


     This instrument was acknowledged before me on ________, 1998 by ____________________, the ______________ of Fidelity Resources Company.


                              _________________________________________
                              Notary Public in and for the
                              State of Texas


                              _________________________________________
                              Notary's Name Typed or Printed


                              My Commission Expires: __________________



STATE OF TEXAS      (S)
                    (S)
COUNTY OF DALLAS    (S)


     This instrument was acknowledged before me on ______, 1998 by ___________________, the __________________ of Fidelity Bank National
Association, a national bank.



                              _________________________________________
                              Notary Public in and for the
                              State of Texas


                              _________________________________________
                              Notary's Name Typed or Printed


                              My Commission Expires: __________________

STATE OF TEXAS      (S)
                    (S)
COUNTY OF DALLAS    (S)


     This instrument was acknowledged before me on ________, 1998 by ____________________, the ______________ of Fidelity Resources Company of
Delaware.



                              _________________________________________
                              Notary Public in and for the
                              State of Texas


                              _________________________________________
                              Notary's Name Typed or Printed


                              My Commission Expires: __________________

                                   EXHIBIT A
                                   ---------

                                   Directors

                                  EXHIBIT L-1


                            NONCOMPETITION AGREEMENT
                            ------------------------


     NONCOMPETITION AGREEMENT, dated October 10, 1997 by and among Compass Bancshares, Inc., a Delaware corporation ("Compass"), Compass Bank, a Texas banking corporation ("Compass Bank") and Pat S. Bolin ("Bolin").

     WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of October 10, 1997 (the "Merger Agreement"), between Compass and Fidelity Resources Company, a Texas corporation (the "Company"), such parties have agreed to the Merger as defined therein;

     WHEREAS, Bolin is director and 40% shareholder of the Company and a director of Fidelity Bank National Association (the "Bank");

     WHEREAS, the Merger Agreement requires, as a condition to the closing, that Bolin execute and deliver this agreement to Compass; and

     WHEREAS, Bolin acknowledges that the restrictions against competition and the other agreements set forth in this Agreement have constituted a substantial inducement to Compass to enter into the Merger Agreement, and that none of such restrictions or agreements set forth in the Agreement will be unduly burdensome on Bolin.

     NOW, THEREFORE, in consideration of the receipt of consideration under the Merger Agreement, the payment of certain life insurance premiums, and of the mutual promises set forth in this Agreement, the parties hereto agree as follows:

     1. Definitions. Terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

     2.   Noncompetition.

     (a) Noncompetition. Bolin agrees that for a period of two (2) years following the Closing, he will not, directly or indirectly, for his own benefit or the benefit of others, as a partner, stockholder, consultant, agent, joint venturer, investor, lender, employee, or in any other capacity whatsoever, alone or in association with others (i) own, manage, operate, control or participate in the ownership, management, operation, or control of or work for or permit the use of his name by, or be connected in any manner with, any business activity of a kind which is traditionally carried on by commercial banks, including lending, depository or trust activities, but excluding data processing, insurance, premium finance, investment banking, merchant banking or brokerage activities ("Banking Business") in Dallas County, Texas ("Dallas") which at the time is conducted by

Compass, Compass Bank or any affiliate of Compass in Dallas, except that this prohibition shall not apply to the ownership of up to 5 percent of the equity of any other publicly traded entity, or (ii) solicit to do Banking Business with or accept Banking Business from any person (natural or otherwise), or (iii) solicit for employment or hire any person currently employed as an officer or member of middle management by Compass, Compass Bank or any former employee of the Company and/or the Bank. Bolin further agrees that, for a period of two (2) years following the Closing, he will not, directly or indirectly, in any capacity whatsoever, own, manage, operate, control or participate in the ownership, management, operation or control of, or work for or permit the use of his name by, or be connected in any manner with, any business activity in Dallas that operates under or uses or identifies itself with the name "Fidelity Bank," or a name substantially similar thereto.

     (b) Restrictions Reasonable. The restrictions against competition set forth above are considered by the parties to be reasonable for the purposes of protecting the value intended to be received by Compass in connection with the transactions contemplated by the Merger Agreement. If any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too broad a range of activities or over too large a geographic area, such restriction shall be interpreted and reformed to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

     (c) Specific Performance. Bolin acknowledges that Compass would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of this Section 2. Accordingly, Bolin agrees that Compass and Compass Bank shall be entitled to injunctive relief, in addition to any other remedies available to Compass and Compass Bank, and that Compass and Compass Bank shall be entitled to receive reimbursement for their reasonable attorney's fees and disbursements incurred in enforcing any such provision. The prevailing party in any litigation under this Agreement shall be entitled to its reasonable attorney's fees and expenses.

3. Life Insurance Premiums. During the three (3) year period following the Closing and thereafter during such period as Bolin serves as an advisory director of Compass Bank, Compass or Compass Bank shall cause to be paid the annual premiums as they become due on that certain Life Insurance Policy Number 6,050,014 issued by Connecticut Mutual Life Insurance Company.

4.   Miscellaneous.

     (a) Entire Agreement. This Agreement contains every obligation and understanding between the parties relating to the subject matter hereof and merges all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound byany conditions, definitions, understanding, warranties or representations other than as expressly provided or referred to herein.

     (b) Governing Law This Agreement has been entered into and shall, be construed and enforced in accordance with the laws of the State of Texas without reference to the choice of law principles thereof.

     (c) Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may be legally waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed by Bolin and by Compass (by its Chairman, and Chief Executive Officer or any Vice President or other person, who has been authorized by its Board of Directors to execute waivers, extensions or amendments on its behalf). No waiver by any party hereto whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

     (d) Assignment. This Agreement shall inure to the benefit of Compass, Compass Bank and their successors and assigns.

     (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if delivered in person, by cable, telegram or telex or by telecopy; five business days after mailing, if delivered by registered or certified mail (postage prepaid, return receipt requested); and two business days after sending if delivered by overnight courier; to the respective parties as follows (or at such other address as a party may specify by notice to the others):

     If to Bolin, to:

     Mr. Pat S. Bolin
     8111 Preston Road #900
     Dallas, Texas 75225

     If to Compass and Compass Bank, to:

     Compass Bancshares, Inc.
     15 South 20th Street
     Birmingham, Alabama 35233
     Attention: Jerry W. Powell
                General Counsel

     (f) Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

     (g) Counterparts.   This Agreement may be executed in any number of
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     (h) Section Headings. The section headings in this Agreement are for the convenience of reference only and shall not be deemed to alter or affect any provision hereof.

     IN WITNESS WHEREOF, each of the parties hereto have duly executed this Agreement as of the date set forth above.


                                    -----------------------------------
                                    Pat S. Bolin, as an individual


ATTEST                              COMPASS BANCSHARES, INC.


By:_____________________________    By:________________________________
Its:____________________________    Its:_______________________________


ATTEST                              COMPASS BANK


By:_____________________________    By:________________________________
Its:____________________________    Its:_______________________________

                                  EXHIBIT L-2

                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS AGREEMENT, is made and entered into as of October 10, 1997, effective as of the date set forth hereinafter, by and between Compass Texas Management, Inc., a Texas corporation ("Compass"), and William C. Murphy ("Employee").

     WHEREAS, Employee has been an employee of Fidelity Resources Company, Fidelity Resources Company of Delaware and Fidelity Bank National Association (jointly herein called the "Company") which will be acquired ("Merger") by Compass Bancshares, Inc. and its affiliates pursuant to an Agreement and Plan of Merger dated as of October 10, 1997 ("Merger Agreement"), and Employee acknowledges that (i) the Company has been engaged for a number of years in the business of banking, lending, deposit taking, and related banking and trust services (the "Business") in the Dallas, Texas Primary Metropolitan Statistical Area ("Dallas PMSA"); (ii) Employee is one of a limited number of persons instrumental in the development of the Business of the Company; (iii) Employee's work for the Company has given him and will continue to give him access to trade secrets and confidential information concerning the Business and the relationships between the Company and its customers; (iv) Employee's employment with Compass will give him access to trade secrets and confidential information concerning the business and customer relationships of Compass and its affiliates; (v) the agreements and covenants contained in this Agreement are essential to protect the Business and goodwill of the Company being acquired by Compass Bancshares, Inc. and the business and goodwill of Compass and its affiliates, and (vi) that Compass would not employ Employee except for such covenants and agreements.

     NOW, THEREFORE, in consideration of the agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, Compass and Employee hereby agree, effective as of the date of the consummation of the Merger, as follows:

     1. Employment. Commencing on the effective date of the Merger and for a period of three years thereafter ("Term"), Compass agrees to employ Employee and Employee agrees to act as an Executive Vice President of Compass Bank, an affiliate of Compass (the "Bank"). Employee hereby accepts such employment on the terms and conditions set forth in this Agreement.

     2. Position and Responsibilities. Employee will be engaged by the Bank in said capacity and will provide such services and be domiciled in the Dallas PMSA (unless Employee otherwise agrees) as may be determined by the Chief Executive Officer of Compass and the Bank Board of Directors in accordance and compliance with the rules and regulations of Compass and the Bank as adopted orally or in writing by the Board of Directors of Compass and to carry out orders, directions, and policies announced to Employee by Compass or the Bank unless such orders, directions or policies violate applicable laws and regulations. During the Term, Employee shall devote his full business time and efforts to the performance of his duties hereunder. It is, however, understood and agreed that the preceding sentence shall not prohibit Employee from spending a reasonable amount of time managing his personal investments and discharging his civic responsibilities as long as such activities do not interfere with the discharge of his duties hereunder. During the Term, Employee will not serve as an officer or director of any business enterprise (other than the Bank) without the prior approval of the Chief Executive Officer of Compass.

     3. Compensation. (a) Compass shall pay Employee (or cause to be paid by the Bank) for all services and agreements of Employee pursuant to this Agreement, and any other duties assigned to him by Compass, an annual base salary of $192,579 per year with merit increases in accordance with Compass Bank's salary administration program based upon performance, which shall be payable in accordance with Compass' customary payroll practices with respect to time and manner of payment. Compass shall also pay Employee a car allowance in accordance with the Bank's policies in effect from time to time. Employee shall also be entitled to participate, up to 50% of Employee's base annual salary, in the Compass Bancshares, Inc. executive incentive program.

          (b) If Employee's employment under this Agreement is terminated by Compass for other than death or "good cause", as defined in Section 6 hereof, Compass will pay (or cause to be paid) the compensation provided by this Agreement for the remainder of the Term. In the event of the termination of Employee's employment under this Agreement because of Employee's disability, as defined in Section 6 hereof, any payments of disability benefits to Employee under any disability insurance policy or disability benefit plan covering Employee maintained by Compass or its affiliates, as it may exist from time to time, shall be treated as payments by Compass toward satisfaction of its obligations under this Agreement. Such payments shall be paid in accordance with Compass' customary payroll practices with respect to the time and manner of payment. Payments received under medical insurance policies are not counted toward this obligation. If Employee, dies, resigns or is terminated for "good cause", Compass shall have no further obligation to Employee under this Agreement or otherwise.

     4.   Benefits.

          (a) During the Term, Compass shall provide Employee such benefits as are made generally available to employees of equal title and base salary on the same basis as Compass makes such benefits available to Compass' other employees, including participation in the Compass Bancshares, Inc. retirement plan.

          (b) Compass shall also reimburse Employee for expenses related to the use of one car phone used for business purposes and for monthly membership dues in one country club.

          (c) During the Term, Compass shall pay the annual premiums as they become due on that certain Life Insurance Policy Number 6031596 issued by Connecticut Mutual Life Insurance Company.

     5.   Confidentiality; Nonsolicitation; Noncompetition.

     (a) Employee recognizes and acknowledges that he has and will have access to confidential information of a special and unique value concerning Compass and its affiliates which may include, without limitation, books and records relating to operations, customer names and addresses, customer service requirements, customer financial statements and other financial, business and personal information relating to Compass and its affiliates, their customers, markets, officers and employees, cost of providing service and equipment, operating and maintenance costs, and pricing criteria. Employee also recognizes that a portion of the business of Compass and its affiliates is dependent upon trade secrets, including techniques, methods, systems, processes, data and other confidential information. The protection of these trade secrets and confidential information against unauthorized disclosure or use is of critical importance to Compass. Employee therefore agrees that, without prior written authorization from the Chief Executive Officer of Compass, he will not at any time, either while employed by Compass or the Bank or afterwards, make any independent use of, or disclose to any other person, any trade secrets or confidential information of Compass or its affiliates or the Company. The agreements contained in this Section 5(a) shall survive the termination of this Agreement.

          (b) All records, files, memoranda, reports, price lists, customer lists, documents, and other information (together with all copies thereof) which relate to Compass, its affiliates, or the Company, and which Employee, either prior to or during the Term, has obtained or obtains, uses, prepares, or comes in contact with shall remain the sole property of Compass and its affiliates. Upon the termination of Employee's employment by Compass, or upon the prior demand of Compass, all such materials and all copies thereof shall be returned to the Company (or its successors by merger) immediately.

          (c) To support the agreements contained in Section 5(a) hereof, from the date hereof and for a period of one (1) year after Employee's employment with Compass or the Bank is terminated for any reason (other than by reason of a breach of this Agreement by Compass), Employee, on behalf of himself and his present and future affiliates and employers (other than the Company or its successors by merger), agrees not to and shall not directly or indirectly (i) hire, employ or engage any past, present or future employee of Compass, its affiliates or the Company, without the prior written permission of the Chief Executive Officer of Compass, (ii) compete for or solicit banking, lending, deposit taking or any other banking or trust services business for or on behalf of any bank or other financial institution with a place of business in the Dallas PMSA, or own, operate, participate in, undertake any employment with or have any interest in any bank or other financial institution with a place of business in the Dallas PMSA, except owning publicly traded stock for investment purposes only in which Employee owns less than 5% (iii) compete for or solicit banking, lending, deposit taking or any other banking or trust services business from any customer of the Company (or its successors by merger), or (iv) use in any competition, solicitation or marketing effort any proprietary list of or other information concerning customers of the Company, Compass or its affiliates developed by the Company, Compass or its affiliates.

          (d) In the event of a breach or threatened breach by Employee of the provisions of this Section 5, Compass shall be entitled to temporary or permanent injunctions and other appropriate relief restraining Employee from using or disclosing, in whole or in part, trade secrets and confidential information or violating the other provisions hereof. Employee hereby waives any requirement that Compass post any bond in connection with obtaining any such relief. Nothing herein shall be construed as prohibiting Compass from pursuing any other remedies available to it.

     6. Termination of Employment. Employee's employment with Compass shall be terminated upon the occurrence of any one or more of the following events:

          (a) Compass gives written notice of termination for good cause to Employee. For the purposes of this Agreement, "good cause" shall include, without limitation, a willful and material violation of applicable banking laws and regulations; dishonesty; theft; fraud; embezzlement; the commission of a felony or a crime involving moral turpitude; violation of Compass' or the Bank's drug and alcohol policy; conduct disloyal to Compass or its affiliates; willful disregard of lawful instructions of the officers or directors of Compass or its affiliates relating to a material matter; or any other breach of this or any other agreement between Employee and Compass.

          (b)  Death.

          (c) The disability of Employee. For purposes of this Agreement, "disability" shall mean a mental or physical condition resulting from an injury or illness which shall render Employee incapable of performing the essential functions of his position with reasonable accommodations from Compass.

          (d) Resignation of Employee who agrees to provide not less than 60 days prior written notice of his resignation to Compass.

     7. Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing mailed or delivered as follows:

          If to Employee:

                    William C. Murphy
                    6501 Hillcrest
                    University Park, Texas 75205

          If to Compass:

                    Charles E. McMahen
                    Compass Texas Management, Inc.
                    24 Greenway Plaza
                    Suite 1401
                    Houston, Texas  77046

     8. Entire Agreement. This Agreement contains the entire agreement of the parties regarding the employment of Employee by Compass and supersedes any prior agreement, arrangement or understanding, whether oral or written, between Compass and Employee concerning Employee's employment hereunder.

     9. Choice of Law. This Agreement shall be governed by, and enforced according to, the laws of the State of Texas. The invalidity of any provision shall be automatically reformed to the extent permitted by applicable law and shall not affect the enforceability of the remaining provisions hereof.

     10. Assignment. This Agreement is for the personal service of Employee and may not be assigned by Employee but may be assigned by Compass to any affiliate or successor in interest to Compass' business. In the event Compass makes such an assignment, Employee shall continue to perform, on behalf of such affiliate or successor, the services required of Employee by this Agreement and the provisions of this Agreement shall be binding upon, and inure to the benefit of, such successor or affiliate. This Agreement shall be binding upon and inure to the benefit of Employee, his heirs, representatives and estate.

     11. Modification; Termination. This Agreement may be modified only by written agreement signed by Employee and by a duly authorized officer of Compass. The failure to insist upon compliance with any provision hereof shall not be deemed a waiver of such provision or any other provision hereof. This Agreement shall terminate if the Merger Agreement shall be terminated, provided however, Employee agrees that if this Agreement is terminated he will keep confidential any confidential information received from Compass or its affiliates prior to such termination.

     12. Counterparts. This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

          IN WITNESS WHEREOF, this Agreement is executed by the parties as of the day and year first above written, but shall not become effective until the consummation of the Merger.

                              COMPASS TEXAS MANAGEMENT, INC.


                              By: _______________________________________
                              Name: _____________________________________
                              Title: ____________________________________



                              ___________________________________________
                              William C. Murphy

                                  APPENDIX II

                        DISSENTERS' RIGHTS OF APPRAISAL

                PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT
                                  RELATING TO
                       RIGHTS OF DISSENTING STOCKHOLDERS

ART. 5.11. RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if;

          (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

               (a) listed on a national securities exchange;

               (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or successor entity; or

               (c)  held of record by not less than 2,000 holders;

          (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

          (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

          (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

                    (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

                    (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                    (iii) held of record by not less than 2,000 holders;

               (b) cash in lieu of fractional shares otherwise entitled to be received; or

               (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

ART. 5.12.  PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

     (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

     (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

     (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of a merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13.  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                  APPENDIX III

                          OPINION OF FINANCIAL ADVISOR

                         KEEFE, BRUYETTE & WOODS, INC.



                               November 25, 1997



Board of Directors
Fidelity Resources Company
6501 Hillcrest
University Park, Texas 75205

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Fidelity Resources Company ("Fidelity") of the exchange ratio in the proposed merger (the "Merger") of Fidelity with and into Compass Bancshares, Inc. ("Compass"), pursuant to the Agreement and Plan of Merger dated as of October 10, 1997 between Fidelity and Compass (the "Agreement"). Under the terms of the Merger, the outstanding shares of common stock of Fidelity will be exchanged for 1,800,000 shares of
common stock of Compass (the "Exchange Ratio").   Keefe, Bruyette & Woods, Inc.
("KBW") was informed by Fidelity, and assumed for purposes of its opinion, that the Merger would be accounted for as a pooling-of-interests under generally accepted accounting principles.

     KBW as part of its investment banking business is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Compass and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Compass for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Fidelity. We have acted as a financial advisor to the Board of Directors of Fidelity in rendering this fairness opinion and will receive a fee from Fidelity for our services.

     In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-4, Annual Reports to Stockholders of Fidelity and Compass for the three years ended December 31, 1996; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Fidelity and Compass, and certain internal financial analyses and forecasts for Fidelity and Compass prepared by management. We also have held discussions with members of the senior management of Fidelity and Compass regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. In addition, we have compared certain financial and stock market information for Fidelity and Compass with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

     In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying any of such information. We have relied upon the management of Fidelity and Compass as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of Compass and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have also assumed that the aggregate allowances for loan losses for Fidelity and Compass are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Fidelity or Compass, nor have we examined any individual credit files.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Fidelity and Compass; (ii) the assets and liabilities of Fidelity and Compass; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the exchange ratio in the Merger is fair, from a financial point of view, to the common shareholders of Fidelity.

                                    Very truly yours,



                                    KEEFE, BRUYETTE & WOODS, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20:
-------

     Section 17 of Article V of Compass' Bylaws provides in part as follows:

          Without limitation, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the full extent permitted by the General Corporation Law of Delaware, upon such determination having been made as to his good faith and conduct as is required by said General Corporation Law. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding to the extent, if any, authorized by the Board of Directors in accordance with the provisions of said General Corporation Law, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation.

Under Section 145 of the Delaware General Corporation Law (the "GCL"), directors, advisory directors and officers of a Delaware corporation are entitled to indemnification permitted by the statute as provided in such corporation's certificate of incorporation, by-laws, resolutions and other proper action.

     In addition, Article 8 of Compass' Restated Certificate of Incorporation, as amended, provides:

          No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty of such director, except (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article 8 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

This provision is identical to, and is authorized by, 1986 amendments to the GCL, Section 102(b)(7).

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Compass pursuant to the foregoing provisions, or otherwise, Compass has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Compass of expenses incurred or paid by a director, officer or controlling person of Compass in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Compass will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21:  Exhibits and Financial Statement Schedules.
-------   -------------------------------------------

     An index to Exhibits appears at pages II-5 through II-7 hereof.

Item 22:  Undertakings.
-------   ------------

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on December 18, 1997.

                              COMPASS BANCSHARES, INC.


                              By: *
                                  -----------------------------
                                  D. Paul Jones, Jr.
                                  Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                               TITLE                    DATE
 *                           Director, Chairman and Chief  December 18, 1997
---------------------------       Executive Officer
D. Paul Jones, Jr.

 *                             Chief Financial Officer     December 18, 1997
---------------------------
Garrett R. Hegel

 *                             Chief Accounting Officer    December 18, 1997
---------------------------         and Controller
Michael A. Bean

 *                                     Director            December 18, 1997
---------------------------
Charles W. Daniel

 *                                     Director            December 18, 1997
---------------------------
W. Eugene Davenport

 *                                     Director            December 18, 1997
---------------------------
Jack C. Demetree, Jr.

 *                                     Director            December 18, 1997
---------------------------
Marshall Durbin, Jr.

 *                                     Director            December 18, 1997
---------------------------
Tranum Fitzpatrick

 *                                     Director            December 18, 1997
---------------------------
George W. Hansberry, M.D.

 *                                     Director            December 18, 1997
---------------------------
John S. Stein

 *                                     Director            December 18, 1997
---------------------------
Robert J. Wright

*By: /s/ Daniel B. Graves
    -----------------------
      Daniel B. Graves,
      Attorney-in-fact

                               INDEX TO EXHIBITS

EXHIBIT NUMBER     DESCRIPTION OF EXHIBITS
--------------     -----------------------

     2 Agreement and Plan of Merger by and between Compass Bancshares, Inc. and Fidelity Resources Company, dated as of October 10, 1997, as amended (included as Appendix I to the Proxy Statement/Prospectus in Part I of this Registration Statement)

    *3(a) Restated Certificate of Incorporation of the Registrant dated May 17, 1982 (Filed with the December 31, 1982 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032)

    *3(b) Certificate of Amendment dated May 20, 1986 to Restated Certificate of Incorporation of the Registrant (filed as Exhibit 4(b) to Registration Statement on Form S-8, Registration No. 33-39095, and incorporated herein by reference) (File No. 0-6032)

    *3(c) Certificate of Amendment dated May 15, 1987 to Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1.2 to Post-Effective Amendment No. 1 to Registration Statement on Form S-4, Registration No. 33-10797 and incorporated herein by reference) (File No. 0-6032)

    *3(d) Certificate of Amendment dated November 8, 1993 to Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3(d) to Registration Statement on Form S-4 Registration No. 33-51919 and incorporated herein by reference) (File No. 0-6032)

    *3(e) Certificate of Amendment, dated September 19, 1997, to the Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.5 to Registration Statement on Form S-4 Registration No. 33-55899, and incorporated herein by reference) (File No. 0-6032)

    *3(f) Bylaws of the Registrant (Amended and Restated as of March 15, 1982) (Filed with the December 31, 1982 10-K of the Registrant and incorporated herein by reference) (File No. 0-
                   6032)

     5 Opinion and consent of Jerry W. Powell, Esquire, as to the legality of the securities being registered

     8 Opinion and consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., regarding tax matters

    *10(a) Compass Bancshares, Inc., 1982 Long Term Incentive Plan (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form S-8 filed July 15, 1983, with the Commission)

    *10(b) Compass Bancshares, Inc. 1989 Long Term Incentive Plan (filed as Exhibit 28 to Registration Statement on Form S-8 Registration (No. 39095 and incorporated herein by reference) (File No. 0-6032)

    *10(c) Compass Bancshares, Inc. 1996 Long Term Incentive Plan (filed as Exhibit 4(g) to Registration Statement on Form S-8 Registration No. 333-15117 filed October 30, 1996, with the Commission and incorporated herein by reference) (File No. 0-6032)

EXHIBIT NUMBER     DESCRIPTION OF EXHIBITS
--------------     -----------------------

     *10(d) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and D. Paul Jones, Jr. (filed as Exhibit 10(d) to the December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032)

     *10(e) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and Jerry W. Powell (filed as Exhibit 10(e) to the December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032)

     *10(f) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and Garrett R. Hegel (filed as Exhibit 10(f) to the December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference) (File No.0-6032)

     *10(g) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and Byrd Williams (filed as Exhibit 10(g) to the December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032)

     *10(h) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and Charles E. McMahen (filed as Exhibit 10(h) to the December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032)

     *10(i) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and G. Ray Stone (filed as Exhibit 10(i) to the Registration Statement on Form S-4 Registration No. 333-15373 filed November 1, 1996 with the Commission and incorporated herein by reference) (File No. 0-6032)

     *13(a) The Registrant's Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-6032)

     *13(b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (File No. 0-6032)

     *13(c) The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (File No. 0-6032)

     *13(d) The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (File No. 0-6032)

      21           List of Subsidiaries of Compass Bancshares, Inc.

      23(a) Consent of KPMG Peat Marwick LLP, Independent Certified Public Accountants--Compass Bancshares, Inc.

      23(b) Consent of Fisk & Robinson, P.C., Independent Certified Public Accountants--Fidelity Resources Company

      23(c)        Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                   (included in the opinion in Exhibit 8)

EXHIBIT NUMBER     DESCRIPTION OF EXHIBITS
--------------     -----------------------

       24(a)       Power of Attorney

       24(b)       Compass Board of Directors Resolutions

       99(a)       Notice of Special Meeting of Shareholders of Fidelity

       99(b)       Form of Proxy for Special Meeting of Shareholders of Fidelity

       99(c)       Chairman's Letter to Fidelity Shareholders
__________________________
*  Incorporated by reference